Exhibit X

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FOR INFORMATION PURPOSES ONLY

MERGER-ABSORPTION OF

BY

Document prepared for the merger-absorption of MPI by

Etablissements Maurel & Prom (“Maurel & Prom”)

Pursuant to its General Regulations, in particular Article 212-34, the French Autorité des Marchés Financiers (“AMF”) approved the present document under number E.15-078 on 13 November 2015. This document was prepared by the issuer and is the responsibility of its signatories.

This approval was given, under the provisions of Article L. 621-8-1-I of the French Monetary and Financial Code, after the AMF verified that the document is complete and understandable and that the information in it is consistent. Approval implies neither endorsement of the advisability of the transaction nor authentication of the financial and accounting items presented.

It means that the information in this document fulfils regulatory requirements and, in consequence, that Maurel & Prom shares issued as consideration for the merger, subject to approval by the General Shareholders’ Meetings of Maurel & Prom and MPI, will subsequently be admitted to listing on Euronext Paris.

The notice of advertising relating to the merger agreement between Maurel & Prom and MPI was published on the websites of Maurel & Prom and MPI on 4 November 2015. The meeting notices for the General Shareholders’ Meetings of Maurel & Prom and MPI called to approve the merger were published in the Bulletin des Annonces Légales Obligatoires (BALO) on 11 November 2015.

This document (the “Document”), incorporates by reference the following documents:

•

Maurel & Prom’s Annual Report filed with the AMF on 29 April 2013 under number D.13-0452 (the “Maurel & Prom 2012 Annual Report”), Maurel & Prom’s Annual Report filed with the AMF on 29 April 2014 under number D.14-0449 (the “Maurel & Prom 2013 Annual Report”), Maurel & Prom’s Annual Report filed with the AMF on 17 April 2015 under number D.15-0366 (the “Maurel & Prom 2014 Annual Report”), the Update to the Maurel & Prom 2014 Annual Report filed with the AMF on 13 November 2015 under number D.15-0366-A01 (the “Update to the Maurel & Prom Annual Report”); and

•

MPI’s Annual Report filed with the AMF on 9 July 2013 under number R.13-0037 (the “MPI 2012 Annual Report”), MPI’s Annual Report filed with the AMF on 27 October 2014 under number R.14-0065 (the “MPI 2013 Annual Report”), MPI’s Annual Report filed with the AMF on 28 April 2015 under number D.15-0419 (the “MPI 2014 Annual Report”), the Update to the MPI 2014 Annual Report filed with the AMF on 13 November 2015 under number D.15-0419-A01 (the “Update to the MPI Annual Report”).

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The Document is available to shareholders, free of charge:

•	from Maurel & Prom; a copy of this document may be obtained at the company’s registered office or on its website (www.maureletprom.fr);

•	from MPI; a copy of this document may be obtained at the company’s registered office or on its website (www.mpienergy.com); and

•	on the AMF’s website (www.amf-france.org).

The Document must be read together with the reports from the Maurel & Prom and MPI Boards of Directors to the General Shareholders’ Meetings for said companies held on 17 December 2015, available on their websites (www.maureletprom.fr and www.mpienergy.com).

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

This document is a free English translation of the information document related to the planned merger of Maurel & Prom and MPI. This translation has been prepared solely for the information and convenience of the shareholders of Maurel & Prom and MPI and other readers. No assurances are given as to the accuracy or completeness of this translation and Maurel & Prom and MPI assume no responsibility with respect to this translation or any misstatement or omission that may be contained therein. In the event of any ambiguity or discrepancy between this translation and the original French version of this document, the French version shall prevail.

Important information

This document does not constitute and shall not be construed as an offer or the solicitation of an offer to purchase, sell or exchange any securities of Maurel & Prom or MPI. In particular, it does not constitute an offer or the solicitation of an offer to purchase, sell or exchange of securities in any jurisdiction (including the US, the United Kingdom, Australia, Canada and Japan) in which it would be unlawful or subject to registration or qualification under the laws of such jurisdiction.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

In connection with the proposed transaction, the required information documents will be filed with the Autorité des Marchés Financiers (“AMF”). Investors and shareholders are strongly advised to read, when available, the information documents that have been filed with the AMF because they will contain important information.

Shareholders and investors may obtain free copies of documents filed with the AMF at the AMF’s website at www.amf-france.org or directly from Maurel & Prom’s website (www.maureletprom.fr) or MPI’s website (www.mpienergy.fr).

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CONTENTS

1.	PRESENTATION OF THE COMPANIES	5

2.	PRESENTATION OF THE TRANSACTION	12

3.	SELECTED FINANCIAL DATA	17

1.	PERSONS RESPONSIBLE FOR THE DOCUMENT	20

1.1	ON BEHALF OF MAUREL & PROM	20
1.2	ON BEHALF OF MPI	22

2.	INFORMATION REGARDING THE TRANSACTION AND ITS CONSEQUENCES	24

2.1	ECONOMIC ASPECTS OF THE TRANSACTION	24
2.2	LEGAL ASPECTS OF THE TRANSACTION	36
2.3	ACCOUNTING FOR CAPITAL CONTRIBUTIONS	47
2.4	COMPENSATION OF CONTRIBUTIONS	51
2.5	IMPACT OF THE TRANSACTION	54

3.	PRESENTATION OF THE ABSORBING COMPANY	59

3.1	ANNUAL REPORT – INTERIM FINANCIAL REPORT	59
3.2	RISK FACTORS	60
3.3	WORKING CAPITAL STATEMENT	61
3.4	CAPITALISATION AND INDEBTEDNESS	62
3.5	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE TRANSACTION	63
3.6	EXPENSES ASSOCIATED WITH THE TRANSACTION	63
3.7	DILUTION	63

4.	PRO-FORMA FINANCIAL INFORMATION	64

5.	PRESENTATION OF THE ABSORBED COMPANY	76
5.1	ANNUAL REPORT – INTERIM FINANCIAL REPORT	76
5.2	GENERAL INFORMATION	76
5.3	INFORMATION RELATING TO THE SHARE CAPITAL	78
5.4	INFORMATION RELATING TO THE ABSORBED COMPANY’S ACTIVITY	79
5.5	FINANCIAL INFORMATION	80
5.6	INFORMATION REGARDING RECENT COMPANY TRENDS	80

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SUMMARY OF THE DOCUMENT

Note to the reader

This summary should be read as an introduction to the Document. Any decision to invest in the financial instruments covered by the transaction should be based on an exhaustive review of the Document.

Where an action concerning information contained in the Document is brought before a court, the plaintiff investor may have to defray the expenses of translating the Document prior to the start of the judicial proceeding according to the domestic law of the Member States of the European Union or parties to the Agreement on the European Economic Area.

Any person who has presented the summary, including, as the case may be, its translation, and have requested notice thereof under Article 212-41 of the General Regulations of the AMF, are only subject to civil liability if the content of the summary is misleading, inaccurate or contrary to the other sections of the Document or if it does not provide, when read in conjunction with other sections of the Document, key information required to assist potential investors in these financial securities.

1. PRESENTATION OF THE COMPANIES
Absorbing company

Maurel & Prom is a French “société anonyme” (limited company) with a Board of Directors with share capital of €93,604,436.31 divided into 121,564,203 fully paid-up shares of the same class, with a nominal value of €0.77 each.

Maurel & Prom is listed for trading on compartment A of the Euronext Paris regulated market under the ISIN code FR0000051070.

Maurel & Prom’s registered office is located at 51 rue d’Anjou – 75008 Paris. The Company is entered in the Commercial and Companies Register of Paris under number 457 202 331.

Maurel & Prom is an oil company specialising in the production of hydrocarbons (oil and gas). The Maurel & Prom Group’s assets are located in Africa, Latin America and North America.

The Maurel & Prom Group’s strategy is based on capitalising its production assets and rapidly bringing its discoveries into production.

The Maurel & Prom Group’s production comes from developed assets with production capacities which are adapted to production levels and which as a result only require limited investments in future.

Production operations thus allow the Maurel & Prom Group to generate significant cash flow. Generated free cash flow therefore allows the Group to reimburse its debt, compensate its shareholders and expand its asset base.

Oil production comes from assets in Gabon and gas production from assets in Tanzania.

The amount of the Maurel & Prom Group’s oil income mainly depends on production levels and reference price levels, i.e. Brent. Gas selling prices are fixed.

As well as its production operations, the Maurel & Prom Group has an oil services business, developed by its subsidiary Caroil, which owns seven drilling rigs.

The table below provides a breakdown of sales from Maurel & Prom Group operations.

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In €M (except for the exchange rate)	Q4 2014	2014	Q1 2015	Q2 2015	Q3 2015
Exchange rate	1.25	1.33	0.89	0.91	0.90
Oil production	100.5	505.0	59.8	82.4	44.1
Gabon	100.1	503.7	59.4	81.9	42.6
Tanzania	0.4	1.4	0.4	0.5	1.5
Oil services	11.0	45.2	10.1	5.5	3.0
Consolidated sales	111.5	550.4	69.9	87.9	47.1

The Maurel & Prom Group’s consolidated sales were €157.8 million for the first half of 2015 and 47.1 million for the third quarter 2015, for consolidated sales of €204.8 million for the first nine months of the 2015 financial year.

As at the date of this Document, the majority of the Maurel & Prom Group’s hydrocarbon production is in Gabon. Gas production began on 20 August 2015 in Tanzania and the first sales took place in September 2015.

In terms of exploration, the Maurel & Prom Group has selected quality permits, which are a solid source of growth.

As at the date of this Document, areas of oil exploration are mainly located in Africa (Gabon, Namibia and Tanzania), Columbia, Myanmar and Canada. The Maurel & Prom Group is present in Myanmar and Canada via Saint-Aubin Energie, a joint investment vehicle created with listed company MPI (33.33%-owned by Maurel & Prom and 66.67%-owned by MPI), in order to diversify its asset portfolio.

The Maurel & Prom Group’s exploration expenses are strictly limited to legal expenses (excluding Gabon) and voluntary work (Gabon), i.e. around US$15 million for the second half of 2015.

The value of an oil company largely depends on the reserves and resources to which it has access. The Maurel & Prom Group’s reserves correspond to volumes of hydrocarbons recoverable from fields already in production or volumes revealed by discovery and delineation wells that can be operated commercially. The P1 (proven), P2 (probable) and P3 (possible) oil reserves, net of royalties, were evaluated by DeGolyer and MacNaughton on 1 January 2015. Gas reserves were evaluated by RPS Energy as at 31 December 2014.

In line with the Maurel & Prom Group’s traditional policy, reserves are presented net of royalties as Maurel & Prom’s share, before contract-specific taxes (e.g. Production Sharing, concessions, etc.). Gas reserves reflect the Maurel & Prom Group’s share. Royalties due under the Production Sharing Agreement are paid by TPDC (Tanzanian Petroleum Development Corporation) in accordance with the agreements in place. The Maurel & Prom Group’s P1+P2 reserves totalled 207.1 million barrels of oil equivalent (Mboe) as at 1 January 2015, broken down as follows:

• 171.6 million barrels of oil (Mbls) (P1+P2 oil reserves in Gabon as at 1 January 2015 with P1 proven oil reserves representing 73% of certified P1+P2 reserves); and

•       212.9 billion cubic feet of gas (Bcf), i.e. 35.5 Mboe (Maurel & Prom Group share) (P1 + P2 gas reserves in Tanzania as at 31 December 2014 with P1 proven gas reserves representing 63% of certified P1+P2 reserves.

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• Change in P1+P2 reserves net of royalties (In Mboe)

The discoveries made on the Ezanga production sharing agreement (EZNI-1D and EZMAB-1D) in December 2014 and January 2015 are not taken into account in the above-mentioned evaluation of reserves as at 1 January 2015 but production has started since October 2015.

Glossary:

P1 (proven) reserves: gas and oil reserves “reasonably certain” to be producible using current technology, at current prices, with current commercial terms and government consent. In the industry, these are also known as P1 reserves and as P90 reserves, because they have at least a 90% chance of being produced.

P2 (probable) reserves: gas and oil reserves “reasonably probable” to be producible using current technology, at current prices, with current commercial terms and government consent. In the industry, these are also known as P2 reserves and as P50 reserves, because they have at least a 50% chance of being produced.

Absorbed company

MPI is a French “société anonyme” (limited company) with a Board of Directors with share capital of €11,533,653.40 divided into 115,336,534 fully paid-up shares of the same class, with a nominal value of €0.10 each.

MPI is listed for trading on compartment B of the Euronext Paris regulated market under the ISIN code FR0011120914.

MPI’s registered office is located at 51 rue d’Anjou – 75008 Paris. The Company is entered in the Commercial and Companies Register of Paris under number 517 518 247.

MPI is active in the upstream sector of the oil and gas industry, and, more precisely, in the domain of hydrocarbon exploration and production. The company’s main exploration and production activities, as at the date of this Document, are located in Nigeria through Seplat and in Myanmar and Canada via the Saint-Aubin Energie joint venture.

As at the date of this Document, MPI holds interests and stakes in oil projects through subsidiaries or companies, which, with the exception of Seplat, do not operate said projects.

•       Seplat’s asset portfolio

As at the date of this Document, Seplat owns interests, directly or indirectly, in six permits (Oil Mining License 4, 38, 41, 53, 55 and Oil Prospecting License 283). These permits include developed fields in production, undeveloped discovered fields, as well as a 24-inch diameter pipeline with a daily capacity of 144,000 barrels.

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• Seplat share of reserves (before royalties)

The Seplat share of P1+P2 reserves (before royalties) were estimated at 281 Mboe (139 Mbls of oil and 826 Bcf of gas) as at 31 December 2014, which represents a year-on-year increase of 24% and a reserve replacement rate in excess of 400%.

	Oil + condensate	Natural gas	Total oil equivalent
	Mbls	Bcf	Mboe
Reserves as at 31/10/2013	111.5	663.3	225.8
Revision	36.5	184.1	67.4
Discoveries	1.8	0	1.8
Production	(10.4)	(21.4)	(14.1)
RESERVES AT 31/12/2014	138.5	827.0	281.1
• Seplat key figures as at 31 December 2014

SEPLAT KEY FIGURES AS AT 31/12/2014
In US$ M	2014	2013	Chg.
Sales	775	880	-12%
Gross profit	459	549	-16%
EBIT	290	479	-39%
Income before tax	252	458	-45%
Net income	252	550	-54%
Operational cash flow*	353	458	-23%
Seplat working interest production (boepd) (before royalties)	30,823	30,600	+1%
Sale price – oil ($/b)	97.21	110.7	-12%
Sale price – gas ($/Mcf)	1.9	1.7	+12%

• Saint-Aubin Energie assets and activity

Maurel & Prom (33.33% share) and MPI (66.67% share) are shareholders of Saint- Aubin Energie, allowing both companies to jointly develop new projects. Investments by Saint-Aubin Energie totalled €56 million as at 31 December 2013 and €82 million as at 31 December 2014.

Projects in which subsidiaries of Saint-Aubin Energie hold stakes are not yet in the production phase. These projects are managed by third-party operators.

Saint-Aubin Energie has assets in Canada (in Alberta, the Gaspé Peninsula, and on Anticosti Island) and in Myanmar.

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Maurel & Prom and MPI shareholding structure	• Maurel & Prom’s shareholding structure as at 14 October 2015 (estimated)
	Shareholders	Number of shares	Share capital	Exercisable voting rights		Theoretical voting rights*
	Institutional shareholders	49,880,304	41.03%	49,880,304	39.10%	49,880,304	37.47%
	Pacifico S.A.	58,500	0.05%	58,500	0.05%	58,500	0.04%
	Macif	8,324,204	6.85%	8,324,204	6.53%	8,324,204	6.25%
	Other	41,497,600	34.14%	41,497,600	32.53%	41,497,600	31.17%
	Registered shareholders	31,570,695	25.97%	42,536,876	33.35%	42,536,876	31.95%
	o/w Pacifico S.A.	28,691,116	23.60%	38,296,406	30.02%	38,296,406	28.77%
	Treasury shares	5,562,334	4.58%	—	—	5,562,334	4.18%
	Employees	1,152,220	0.95%	1,743,048	1.37%	1,743,048	1.31%
	Public and other	33,398,650	27.47%	33,398,650	26.18%	33,398,650	25.09%

	Total Pacifico S.A. (bearer and registered)	28,749,616	23.65%	38,354,906	30.07%	38,354,906	28.81%

	TOTAL	121,564,203	100%	127,558,878	100%	133,121,212	100%

*  Theoretical voting rights correspond to the total number of voting rights attached to the total number of shares, including treasury shares and non-voting shares.

As at the date of this Document, Pacifico S.A. and Macif’s stakes remain unchanged.

Maurel & Prom’s treasury shares decreased from 5,623,094 shares (i.e. 4.63%) as at 30 June 2015 to 5,604,395 shares (i.e. 4.61%) as at 31 October 2015.

•       MPI’s shareholding structure as at 14 October 2015 (estimated)

	Shareholders	Number of shares	Share capital	Exercisable voting rights		Theoretical voting rights*
	Pacifico S.A.	28,749,616	24.93%	28,749,616	25.98%	28,749,616	24.93%
	Macif	8,324,204	7.22%	8,324,204	7.52%	8,324,204	7.22%
	Treasury shares	4,676,989	4.06%	—	—	4,676,989	4.06%
	Public**	73,585,725	63.80%	73,585,725	66.50%	73,585,725	63.80%

	TOTAL	115,336,534	100%	110,659,545	100%	115,336,534	100%

*       Theoretical voting rights correspond to the total number of voting rights attached to the total number of shares, including treasury shares and non-voting shares.

**     Of which 6,437,477 shares owned by Allan Grey International Proprietary Limited, i.e. 5.58% of MPI’s share capital (information from the reporting threshold declaration carried out for regularisation purposes and published on the AMF’s website on 16 October 2015).

As at the date of this Document, Pacifico S.A. and Macif’s stakes remain unchanged.

MPI’s treasury shares increased from 4,569,711 shares (i.e. 3.96%) as at 30 June 2015 to 4,676,989 shares (i.e. 4.06%) as at 30 October 2015.

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

	• Post-merger shareholding structure (based on Maurel & Prom and MPI shareholders as estimated at 14 October 2015)
	Shareholders	Number of shares	Share capital	Exercisable voting rights*		Theoretical** voting rights*
					on 196,220,843		on 201,783,177
	Pacifico S.A.	45,177,968	24.45%	58,846,631	29.99%	58,846,631	29.16%
	Macif	13,080,892	7.08%	13,080,892	6.67%	13,080,892	6.48%
	Employees	1,152,220	0.62%	1,743,048	0.89%	1,743,048	0.86%
	Treasury shares	5,562,334	3.01%	—	—	5,562,334	2.76%
	Public***	119,824,815	64.84%	122,550,272	62.46%	122,550,272	60.73%

	TOTAL	184,798,229	100%	196,220,843	100%	201,783,177	100%

*       The breakdown of voting rights takes into account the activation, as at 15 December 2015, of the double voting rights of registered MPI shares held since 15 December 2011.

**     Theoretical voting rights correspond to the total number of voting rights attached to the total number of shares, including treasury shares (non-voting shares).

***  Allan Gray owns 6,437,477 shares which, based on the adopted exchange ratio, correspond to 3.48% of the share capital.

Links in terms of capital

As at the date of this Document, Maurel & Prom and MPI have no links with one another in terms of capital.

However, Maurel & Prom and MPI have two reference shareholders in common, Pacifico S.A. and Macif.

Pacifico S.A. and Macif were originally two of Maurel & Prom’s reference shareholders. They became MPI shareholders following the distribution of MPI shares to Maurel & Prom’s shareholders as voted by the latter on 12 December 2011, following which Maurel & Prom shareholders received one MPI share for each Maurel & Prom share with dividend rights.

The organisation chart below illustrates this common shareholding structure:

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Common Directors and Executive Officers	As at the date of this Document, Maurel & Prom and MPI have Directors and executive officers in common:
		Maurel & Prom	MPI
	Jean-François Hénin	• Director • Chairman of the Board of Directors	• Director • Chairman of the Board of Directors
	Xavier Blandin	Independent Director[1]	• Director • Chief Executive Officer
	Nathalie Delapalme	Independent Director[2]	Independent Director[3]
	Emmanuel de Marion de Glatigny	Director	Director
	Michel Hochard	Chief Executive Officer	Deputy Chief Executive Officer

Company risk factors

Risk factors relating to Maurel & Prom and MPI and to their activities are described (i) for Maurel & Prom, in the “Risk factors” section of the Maurel & Prom 2014 Annual Report and the Update to the Maurel & Prom Annual Report and (ii) for MPI, in the “Risk factors” section of the MPI 2014 Annual Report and the Update to the MPI Annual Report.

Readers’ attention is draw to the fact that the risks presented in the aforementioned documents are not intended to be an exhaustive list of risks relating to the company in question or a full description of these risks. As a result, other risks which are unknown to Maurel & Prom and MPI as at the date of this Document or which are not considered as being likely to have a negative impact on their activity as at the date of this Document may exist.

The main risks identified and described in these documents are as follows:

•       For Maurel & Prom:

•       risks linked to the Group’s oil and gas exploration and production activities (risks linked to the regulatory procedure for obtaining and renewing certain permits, risks linked to the appreciation of reserves, risks linked to the exploration and renewal of reserves, risks linked to the production capacity and routing of hydrocarbons, political risks, risks linked to competition, industrial and environmental risks, risks linked to the possible dependence of the Group on customers, suppliers or subcontractors);

•       financial risks (risks of fluctuations in hydrocarbon prices, foreign exchange risk, liquidity risk, interest rate risk, equity risk, counterparty risk); and

•       legal risks (legal risks associated with the hydrocarbon sector, risks for the Company in the event of a change of control and ownership, legal risks linked to the regulatory framework of exploration and production activities in the hydrocarbon sector, risks linked to unresolved disputes, risks linked to claims not covered by insurance).

• For MPI:

•       main risks linked to the Company’s oil business (risks linked to the exploration, renewal of reserves and decisions affecting permits, risks linked to the identification and appreciation of reserves and resources, risks linked to the production capacity and routing of hydrocarbons, industrial and environmental risks, risks linked to competition);

[1]	As defined by the AFEP-MEDEF Corporate Governance Code for listed companies as revised in June 2013 (the “AFEP-MEDEF Code”).
[2]	As defined by the AFEP-MEDEF Code.
[3]	As defined by the AFEP-MEDEF Corporate Governance Code for Midcaps published by Middlenext in December 2009 (the “Middlenext Code”).

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• financial risks (risks of fluctuations in hydrocarbon prices, foreign exchange risk, liquidity risk, market risk);

•       risks linked to the Company’s 21.76% minority stake in Seplat, its only significant operational asset which is located in Nigeria (risks linked to the lack of a majority stake in Seplat’s capital, risks linked to Seplat, risked linked to establishment in Nigeria); and

•       other risks (risks linked to operational dependence in relation to the Maurel & Prom Group, risks linked to the Company’s shareholding structure and management, risks linked to possible legal proceedings).

2. PRESENTATION OF THE TRANSACTION

Grounds for and objectives of the merger

The planned merger is in line with a strategy of sector consolidation and would allow the new entity to enjoy:

•       financial means strengthened by:

•       a sound balance sheet and a combination of substantial cash flow from production in Gabon and Tanzania and dividends from Seplat in Nigeria;

•       improved access to financial markets; and

•       cost synergies and substantial tax savings;

•       an attractive combination of developed onshore assets providing a favourable oil (variable price) / gas (fixed price) product mix and greater geographic diversification combining:

•       operated assets which generate major oil production and offer long-term visibility (Gabon);

•       operated assets for which gas production started on 20 August 2015 providing exposure to Eastern African countries (Tanzania);

•       a substantial (21.76%) stake in Seplat, one of the leading indigenous operators in Nigeria with major growth prospects;

•       major potential growth prospects in Canada; and

•       exploration zones in Columbia, Myanmar and Namibia.

Considering the characteristics of these assets, the new merged entity would become a leading player among the oil juniors.

Moreover, the consolidated entity would provide investors with an attractive investment vehicle in terms of liquidity and market capitalisation.

The new entity, which will provide a temporary solution, will play an active role in a project aimed at creating a European leader among medium-sized companies within the European oil exploration and production sector. Discussions are currently underway to identify the potential partners with which to build a larger and more diversified Group.

Exchange ratio

The exchange ratio set for this merger is 1 Maurel & Prom share for 1.75 MPI share (corresponding to 4 Maurel & Prom shares for 7 MPI shares). It takes into account the extraordinary dividend of a total of €51,901,440.30 based on share capital made up of 115,336,534 shares, i.e. €49,796,795.25 excluding treasury shares, which will be proposed to MPI shareholders at the General Shareholders’ Meeting called to approve the merger.

The merger	As at 15 October 2015, MPI held 4,676,989 of its own shares, which will be deducted from the transferred net asset so that the contribution of these shares is not compensated.

As a result, Maurel & Prom will increase its share capital by a nominal amount of €48,690,200.02 through the creation of 63,234,026 new shares with a nominal value of €0.77 each to be allocated to MPI shareholders (other than MPI itself), thus increasing Maurel & Prom’s share capital from €93,604,436.31 to €142,294,636.33.

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The merger premium, to which both existing and new Maurel & Prom shareholders shall have rights, will be €305,059,388.98, equal to the difference between the value of the assets transferred by MPI (€353,749,589), and the nominal value of the shares created as part of the capital increase by Maurel & Prom in consideration for capital contributions (€48,690,200.02).

The shares issued will carry current dividend rights as from the completion of the capital increase.

Pacifico S.A.‘s commitments	As part of the instruction by the AMF of the file relating to the planned merger, Pacifico S.A., a shareholder of MPI and Maurel & Prom, confirmed to the AMF its commitments:

• not to cross the 30% MPI voting rights threshold calculated pursuant to Article 223-11, I of the AMF General Regulations and to take all necessary measures to that end; and

•        to neutralise, at the MPI General Shareholders’ Meeting called to approve the merger, all double voting rights attached to the MPI shares held in a registered account by Pacifico S.A. that it will benefit as from 15 December 2015, so that Pacifico S.A. exercises at the aforementioned General Shareholders’ Meeting or any other General Shareholders’ Meeting called to approve the merger only 28,749,616 MPI voting rights it holds as at the date of the Document.

Risk factors linked to the merger	The risk factors linked to the merger are described in paragraph 3.2 of this Document and are summarised below:
• The value of Maurel & Prom shares issued in consideration for the merger is subject to change;

• Any delays in the fulfilment of conditions precedent may result in the failure of the transaction;

•        Pro forma financial information presented by Maurel & Prom in paragraph 4 of this Document is provided solely for information purposes and, as a result, does not constitute Maurel & Prom’s actual consolidated net income and does not prejudge the merged entity’s distributive capacity in future years. The macro-economic position and in particular oil prices will be determining factors in establishing future distributive capacity of the merged entity.

Value of capital contributions

With €449,926,032 of assets contributed (less the net book value of 4,676,989 treasury shares held by MPI) and €13,119,425 of assumed liabilities, net assets contributed by MPI, restated for the dividends paid to MPI shareholders since 1 January 2015 (i.e. €33,260,222.10) and the extraordinary dividend of €0.45 for each MPI share with dividend rights proposed to MPI shareholders at the General Shareholders’ Meeting of 17 December 2015, totalled €353,749,589.

Number of Maurel & Prom shares to be issued

63,234,026 shares with a nominal value of €0.77 each, with the exchange ratio set for this merger of 1 Maurel & Prom share for 1.75 MPI share (corresponding to 4 Maurel & Prom shares for 7 MPI shares).

Amount of the capital increase	€48,690,200.02, i.e. Maurel & Prom share capital after the capital increase of €142,294,636.33, divided into 184,798,229 shares with a nominal value of €0.77 each.

Merger premium

€305,059,388.98, it being noted that Maurel & Prom’s Extraordinary General Shareholders’ Meeting called to approve the proposed merger will be asked to authorise the Board of Directors to charge the merger premium with a view to (i) reconstitute, under Maurel & Prom’s liabilities the regulated reserves and

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provisions on MPI’s balance sheet (ii) offset all the expenses, fees, duties and taxes incurred or due as part of the merger against the merger premium, (iii) deduct the amount required to raise the legal reserve to one-tenth of the new share capital following the merger from the merger premium and (iv) deduct all omitted or unrevealed liabilities relating to the transferred assets from the merger premium.

Listing date

The admission of new Maurel & Prom shares issued in consideration for the merger to trading on the Euronext Paris regulated market will be requested at the earliest opportunity after the completion of the merger.

Market	Euronext Paris regulated market.

Date of draft merger agreement	2 November 2015.

Conditions precedent	The merger is subject to the fulfilment of the following conditions precedent stipulated in favour of each of the parties:

•       confirmation by the AMF that the merger will not result in the obligation for Pacifico S.A. to file a compulsory buyout offer on Maurel & Prom and MPI shares pursuant to Article 236-6 of the AMF General Regulations, it being noted that this condition precedent was fulfilled on 12 November 2015;

• approval by MPI’s Ordinary General Shareholders’ Meeting of 17 December 2015 of the extraordinary dividend of €0.45 for each MPI share with dividend rights;

• approval by MPI’s Extraordinary General Shareholders’ Meeting of 17 December 2015 of the merger under the conditions provided for in the draft merger agreement;

• approval by Maurel & Prom’s Extraordinary General Shareholders’ Meeting of 17 December 2015 of the merger under the conditions provided for in the draft merger agreement.

It is expressly acknowledged that the above-mentioned extraordinary dividend will be paid to MPI shareholders if such dividend is approved by the latter, regardless of whether the proposed merger goes ahead or not.

The fulfilment of these conditions will be sufficiently established vis-à-vis anyone by the presentation of a certified extract of the minutes of the meetings of Maurel & Prom and MPI’s Boards of Directors establishing the fulfilment of conditions precedent.

If the aforementioned conditions are not met by 29 February 2016 (inclusive) at the latest, the draft merger agreement will be considered as null and void, without there being need for any compensation to be paid by either party.

Merger completion date

The merger, and the resulting dissolution of MPI, will be definitively completed (i) on 23 December 2015 at 23:59 in the event that the last of the aforementioned conditions precedent is fulfilled before 23 December 2015 at 23:59 or, failing the fulfilment of the last of the conditions precedent before 23 December 2015 at 23:59, (ii) at 23:59 on the day on which the last of the conditions precedent is fulfilled (the “Completion Date”).

Effective date of the merger	For accounting and tax purposes, retroactive effect as of the first day of MPI’s current fiscal year at the Completion Date.

Merger Auditors

By order of the President of the Paris Commercial Court dated 1 September 2015, Olivier Péronnet and Jacques Potdevin were appointed as Merger Auditors for the proposed merger of Maurel & Prom and MPI.

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Independent expert

Associés en Finance, represented by Arnaud Jacquillat, was appointed on a voluntary basis by MPI’s Board of Directors on the recommendation of its ad hoc committee on 27 August 2015, to prepare a report drawn up pursuant to Articles 262-1 et seq. of the AMF General Regulations, AMF Instruction no. 2006-08 and AMF Recommendation no. 2006-15 on independent expert auditing of financial transactions.

Extract of the conclusions of the Merger Auditors’ reports

•       Report on the value of capital contributions

Conclusion: “On the basis of our work and as at the date of this report, we are of the view that the value of the contributions of €353,749,589 is not overestimated and, therefore, the net assets contributed are at least equal to the amount of the share issue of the company receiving the contributions increased by the merger premium.”

• Report on the compensation of the contributions

Conclusion: “On the basis of our work and as at the date of this report, we are of the view that the exchange ratio of 1 M&P share for 1.75 MPI share agreed by the parties is fair.”

Extract of the conclusion of the Independent expert’s report

“The proposed merger is subject to confirmation by the Autorité des Marchés Financiers that the merger will not result in the obligation for Pacifico to file a compulsory buyout offer on Maurel & Prom and MPI shares pursuant to Article 236-6 of the AMF General Regulations.

The proposed merger transaction comes under specific market conditions, characterised by oil prices that are at particularly low levels, in a context in which all commodity markets are affected by the slowdown of growth in China and in emerging markets. Oil prices are currently on a par with the oil price per barrel seen at the end of 2008 and the beginning of 2009, at the height of the financial and economic crisis.

As the exposure of Maurel & Prom and MPI to this parameter is different, any changes in the oil price, regardless of the direction, have a major impact on valuation, which is reflected in the comparative change in share prices of both stocks. Any increase in oil prices would lead to an increase in Maurel & Prom’s valuation compared with that of MPI, whereas any decrease in the oil price would lead to a decrease. From this point of view, the proposed merger comes at a time that is unfavourable to Maurel & Prom shareholders.

Against this backdrop of particular volatility and a low point in terms of oil prices, the exchange ratios calculated by discounting future free cash flows are themselves volatile and extremely exposed to the underlying assumptions for this parameter. This explains why valuations provide such a wide range of exchange ratios for those based on the discounting of future free cash flows (net asset value restated according to operational outlook for the various assets). Based on 3- month average oil price forward curves, the implied exchange ratio central value is 1.5, within a range of 1.2 to 1.9 MPI shares for one Maurel & Prom share by varying oil price per barrel assumptions.

The discounted cash flow method (DCF to equity), which provides a more precise estimate of the impact of both companies’ different financial structures on the merger exchange ratio, confirms the exchange ratio’s central value of 1.5 MPI share for one Maurel & Prom share.

Considering the satisfactory market liquidity of both shares, which is nonetheless greater for Maurel & Prom than for MPI, the quoted share prices can be used as a valuation benchmark to assess the proposed exchange ratio. The implied exchange ratio drawn from comparing Maurel & Prom and MPI’s quoted share prices is between 2.3 MPI shares for one Maurel & Prom share (weighted average share price as at 27 August 2015) and 2.9 MPI shares for one Maurel & Prom share (12-month weighted average share price).

The merger will offer greater liquidity to current MPI shareholders and will provide them the opportunity to hold an investment in a more geographically diversified oil junior, which directly operates certain oil fields.

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The initial exchange ratio of two MPI shares (after the €0.45 dividend) for one Maurel & Prom share was reviewed to 1.75 MPI share for one Maurel & Prom share to take into account recent market data and specific events that had affected Maurel & Prom. This revised exchange ratio falls within the implied exchange ratio described above (central value of 1.5 based on DCF valuations, 2.3 based on last quoted share prices before the announcement) and, in particular, falls within the range obtained using the discounted free cash flow method.

Our valuations and all the factors described above lead us to conclude that the proposed merger exchange ratio, at 1.75 MPI share for one Maurel& Prom share, is fair.”

Schedule for the main stages of the merger	• Completed stages
	27 August 2015	Decision of the Boards of Directors of Maurel & Prom and MPI, adopting the principle of a merger Appointment by MPI’s Board of Directors of the independent expert

	1 September 2015	Appointment of the Merger Auditors

	15 October 2015	Decision by Maurel & Prom and MPI’s Boards of Directors to approve the signing of the merger agreement

	2 November 2015	Signing of the draft merger agreement

	4 November 2015	Filing of the draft merger agreement with the Clerk of the Paris Commercial Court

	4 November 2015	Publication on the websites of Maurel & Prom and MPI of the merger notice

	9 November 2015	Filing of the Merger Auditors’ reports on the remuneration of the contributions and on the value of contributions with the Clerk of the Paris Commercial Court

	11 November 2015	Publication in the BALO of the meeting notices for the General Shareholders’ Meetings of Maurel & Prom and MPI called to approve the merger

	12 November 2015	Decision by the AMF confirming that there is no obligation to file a compulsory buyout offer pursuant to Article 236-6 of the AMF General Regulations

	13 November 2015	Registration of Document by the AMF and filing with the AMF of the Update of the Maurel & Prom Annual Report and the Update of the MPI Annual Report

• Future stages

	5 December 2015	End of the objections period for creditors

	17 December 2015	Maurel & Prom and MPI General Shareholders’ Meetings to approve the merger

	29 December 2015	Settlement-delivery of the Maurel & Prom shares issued in consideration of the merger – Beginning of trading of the Maurel & Prom shares issued in consideration of the merger

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3. SELECTED FINANCIAL DATA

Pro forma selected financial information as at 31 December 2014

The pro forma financial information presented in this Document is aimed at illustrating, for reference purposes only, the impact of the merger of Maurel & Prom and MPI on the financial statement at 31 December 2014. The pro forma financial information includes:

• the pro forma consolidated statement of financial position as at 31 December 2014 (including the pro forma consolidated balance sheet as at 31 December 2014) (12 months); and

• a pro forma consolidated income statement for the 2014 fiscal year (12 months).

The pro forma financial statements reflect the combining of Maurel & Prom and MPI’s financial statements as at 31 December 2014 and are adjusted as follows:

• recognition of the merger in accordance with IFRS3 – Business Combinations, including the contributions of MPI at fair value (as stated in the draft merger agreement);

•        transfer of an amount of €31 million in results in the pro forma financial information, of the exchange differences recorded in reserves in MPI’s consolidated financial statements for the items prepared in their functional currency in US dollars which will be integrated in functional currency in euros at the time of the merger; and

• transfers between Saint-Aubin Energie’s investments in equity associates and other items due to a change in the method of consolidation.

The pro forma financial position as at 31 December 2014 is as follows:

	Historical information as at 31/12/2014		Pro forma adjustments
In thousands of euros	Maurel & Prom	MPI	merger	adjustments =	change in SAE’s method of consolidation	Pro forma financial information as at 31/12/2014
Sales	550,398	2			171	550,571
Other income	7,395	1,973			0	9,368
Purchases and change in inventories	(24,821)	(1)			0	(24,822)
Other purchases and operating expenses	(110,851)	(2,324)		(4,015)	(2,121)	(119,311)
Tax expense	(47,480)	(275)			(77)	(47,832)
Personnel expenses	(22,695)	(2,766)			(381)	(25,843)
Amortisation and depreciation charges	(86,720)	0			(2)	(86,722)
Impairment of exploration and production assets	(113,386)	0			(2,679)	(116,064)
Provision and impairment of current assets	(8,956)	(68)				(9,024)
Reversals of operating provisions	2,108	0				2,108
Gain (loss) on asset disposals	(294)	0			3	(291)
Other expenses	(4,091)	(322)			(64)	(4,477)
Profit related to MPI badwill			129,102			129,102
EBIT	140,607	(3,782)	129,102	(4,015)	(5,150)	256,764
Gross cost of financial debt	(37,953)	0			(74)	(38,027)
Income from cash	655	0				655
Net gains and losses on financial instruments	12,005	0				12,005
Cost of net financial debt	(25,293)	0	0	0	(74)	(25,367)
Foreign exchange gains or losses	25,807	(1,931)		31,961	(7,459)	48,378
Other financial income and expenses	(11,321)	3,079			(731)	(8,974)
Other financial income and expenses	14,486	1,148	0	31,961	(8,190)	39,404
FINANCIAL INCOME	(10,807)	1,148	0	31,961	(8,264)	14,037
Income before tax	129,800	(2,634)	129,102	27,946	(13,414)	270,801

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Income tax	(101,567)	(12,136)		12,136	195	(101,372)
NET INCOME FROM CONSOLIDATED COMPANIES	28,233	(14,770)	129,102	40,082	(13,219)	169,430
Share in income from equity associates	(15,380)	35,020			13,218	32,858
Net income from continuing activities	12,853	20,250	129,102	40,082	(1)	202,287
Net income from discontinued activities	0	29,388				29,388
Consolidated net income	12,853	49,638	129,102	40,082	(1)	231,675
Of which:
• Group earnings per share	13,159	49,638	129,102	40,082	(1)	231,980
• Non-controlling interests	(306)	0				(305)
Average number of dilutive shares*	121,540,401	115,336,534				184,774,427
Group earnings per share	13,159	49,638				231,980
Group diluted earnings per share*	0.11	0.43				1.26

*  Pursuant to implementation of IAS33, the Group diluted earnings per share is equal to the earnings attributable to holders of ordinary shares for the parent company divided by the weighted average number of ordinary shares outstanding during the period, after adjusting the numerator and denominator for the effects of all other dilutive potential ordinary shares. In keeping with IAS33, potential ordinary shares are treated as dilutive if and only if their conversion into ordinary shares would have the effect of reducing the earnings per share from continuing operations.

	Historical information as at 31/12/2014		Pro forma adjustments
In thousands of euros	Maurel & Prom	MPI	merger	adjustments	change in SAE’s method of consolidation	Pro forma financial information as at 31/12/2014
Net intangible assets	328,232	0			53,526	381,758
Net property, plant & equipment	1,292,484	0			42	1,292,526
Non-current net financial assets	931	36,850	0		(20,221)	17,559
Investments in equity associates	94,028	270,942	(128,860)		(18,392)	217,719
Deferred tax assets	280	0			0	280
NON-CURRENT ASSETS	1,715,955	307,791	(128,860)	0	14,955	1,909,842
Net inventories	6,885	0			0	6,888
Net trade receivables and related accounts	43,377	314			205	43,896
Other current financial assets	60,197	5,645			(15,543)	50,300
Other current assets	58,400	337			3	58,739
Income tax receivable	1,163	0			356	1,518
Net cash and cash equivalents	229,938	251,296	(49,797)		1,068	432,506
CURRENT ASSETS	399,960	257,593	(49,797)	0	(13,911)	593,847
Assets held for sale and discontinued operations	0	0
TOTAL ASSETS	2,115,915	565,385	(178,656)	0	1,044	2,503,690
Share capital	93,603	11,534	37,157			142,293
Consolidated reserves	797,096	538,839	(215,813)	7,068		1,127,189
EQUITY, GROUP SHARE	890,698	550,373	(178,656)	7,068	(0)	1,269,482
Non-controlling interests	(3,181)	0				(3,181)
TOTAL NET EQUITY	887,516	550,373	(178,656)	7,068	(0)	1,266,301
Non-current provisions	10,282	109				10,391
Non-current bonds	233,989	0				233,989
Other non-current borrowings and financial debt	359,852	0				359,852
Non-current derivative instrument liabilities	1,612	0				1,612
Deferred tax liabilities	358,217	0				358,217
NON-CURRENT LIABILITIES	963,953	109	0	0	0	964,062
Current bond borrowings	69,631	0				69,631
Other current borrowings and financial debt	3,654	0				3,654
Trade payables	107,210	934		4,015	902	113,061
Current income tax liability	6,509	11,083		(11,083)		6,509
Other creditors and miscellaneous current liabilities	65,719	2,886			142	68,747
Current provisions	11,724	0				11,725
CURRENT LIABILITIES	264,447	14,903	0	(7,068)	1,044	273,327
Assets held for sale and discontinued operations	0	0
TOTAL LIABILITIES	2,115,915	565,385	(178,656)	0	1,044	2,503,690

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Table of Maurel & Prom net equity and debt as at 31 August 2015	In thousands of euros	Maurel & Prom 31/08/2015

	1. Net equity and debt as at 31 August 2015
	Current liabilities	3,871
	Current liabilities subject to guarantees and/or pledges	2,236
	Unguaranteed/unsecured current liabilities	1,635
	Non-current liabilities	730,182
	non-current liabilities subject to guarantees and/or pledges	394,476
	Unguaranteed/unsecured non-current liabilities	335,706
	Equity	964,802
	Share capital	93,603
	Reserve (excluding net income for the period)	943,425
	Treasury shares	(69,500)
	Non-controlling interests	(2,727)
	2. Net financial debt
	A. Cash and cash equivalents	116,592
	B. Restricted cash	0
	C. Investment securities	0
	D. Liquidity (A+B+C)	116,592
	E. Current financial receivables	0
	F. Short-term financial liabilities	363
	G. Portion of mid- and long-term liabilities due in less than one year	3,508
	H. Other short-term financial liabilities	0
	I. Current short-term financial liabilities (F+G+H)	3,871
	J. Current net financial debt (I-E-D)	(122,722)
	K. Non-current bank loans due in more than one year	391,924
	L. Bonds issued	335,707
	M. Other non-current loans due in more than one year	2,551
	N. Mid-and long-term net financial debt (K+L+M)	730,182
	O. Net financial debt (J+N)	617,460

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1.	PERSONS RESPONSIBLE FOR THE DOCUMENT

1.1	ON BEHALF OF MAUREL & PROM

1.1.1	Person responsible for the Document

Michael Hochard, Chief Executive Officer of Maurel & Prom

1.1.2	Statement by the person responsible for the document

“I hereby certify, after having taken every reasonable measure to this effect, that the information contained in this document and concerning Maurel & Prom is, to my knowledge, accurate and does not contain any omission that could affect its scope.

I have obtained a completion-of-work letter from the Statutory Auditors, in which they indicate that they have verified the financial data and the financial statements contained in this document and concerning Maurel & Prom and have read the document in its entirety. This completion-of-work letter does not contain any comments.

The pro forma financial information presented in this Document was subject to a report by the Statutory Auditors shown on page 74 of this Document. This report does not contain any comments.

The interim consolidated financial statements as at 30 June 2015 were subject to a limited review by the Statutory Auditors. The report on the interim consolidated financial statements as at 30 June 2015 contains the following observation: “Without qualifying our conclusion expressed above, we draw your attention to the matters set out in note 2 “accounting methods” which describes the assumptions used by the company to determine the value of the investment in the equity associate Maurel & Prom Colombia”.

The historical financial data presented in the Annual Report filed with the AMF on 17 April 2015 under number D.15-0366 relating to the fiscal year ended 31 December 2014, incorporated by reference in this document, are covered in the Statutory Auditors’ reports, shown on pages 234 and 267 of the 2014 Annual Report. The report on the consolidated financial statements presented on page 234 of this document contains the following observation: “Without qualifying the opinion expressed above, we draw your attention to:

•

note 28 to the financial statements, “Change in accounting method”, which describes the implications of the changes in accounting method related to the first-time adoption of IFRS 10, IFRS 11 and IFRS 12 starting on 1 January 2014;

•

note 7 to the financial statements, “Investments in equity associates”, which describes the assumptions used by the company to determine the value of the investment in the equity associate Maurel & Prom Colombia”.

The historical financial data presented in the Annual Report filed with the AMF on 29 April 2014 under number D.14-0449 relating to the fiscal year ended 31 December 2013, incorporated by reference in this document, are covered in the Statutory Auditors’ reports, shown on pages 231 and 265 of the 2013 Annual Report. The report on the consolidated financial statements presented on page 231 of this document contains the following observation: “Without qualifying the opinion expressed above, we draw your attention to:

•

note 1 to the consolidated financial statements, “Overview”, which includes a reference to the “Ezanga” production sharing agreement in Gabon, taken into consideration for the certification of the Group’s reserves and the calculation of the depletion expense on Gabonese assets. The note states that, under current regulations, this contract must be formally promulgated by a decree of the Gabonese Republic;

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•

note 4 to the consolidated financial statements, “Intangible Assets”, which shows in particular the net book value of the assets associated with the Bigwa-Rufiji-Mafia (BRM) permit in Tanzania and the Company’s activities in Colombia. The note describes the methodology adopted by the Company for estimating the value of such intangible assets;

•	note 17, “Change in accounting method”, concerning the recognition of sales according to the entitlements method.”

The historical financial data presented in the Annual Report filed with the AMF on 29 April 2013 under number D.13-0452 relating to the fiscal year ended 31 December 2012, incorporated by reference in this Document, are covered in the Statutory Auditors’ reports, shown on pages 210 and 243 of the 2012 Annual Report.

The report on the consolidated financial statements presented on page 210 of this document contains the following observation: “Without qualifying the opinion expressed above, we wish to draw your attention to:

•

note 4, “Intangible assets”, of the annex to the consolidated financial statements, which shows in particular the net book value of the assets associated with the Bigwa-Rufiji-Mafia (BRM) permit in Tanzania, the Etekamba permit in Gabon and activities in Colombia. The note describes the methodology adopted by the Company for estimating the value of its intangible assets;

•

note 7 to the consolidated financial statements, which describes the principles and methods adopted for calculating the value of your Company’s equity interests in Tuscany.” The report on the company financial statements presented on page 243 of this document contains the following observation: “Without qualifying the opinion expressed above, we draw your attention to note 3.2 “Financial Assets” of the annex to the annual financial statements, which explains the methods used for estimating the value of the Tuscany equity securities held by your Company.

Paris, on 13 November 2015

Michel Hochard

Chief Executive Officer

1.1.3	Statutory Auditors

(A)	Incumbent Statutory Auditors

•	KPMG (775 726 417 RCS Nanterre)

Tour EQHO – 2 avenue Gambetta – 92600 Paris La Défense Cedex

Date of first mandate: 12 June 2014 General Shareholders’ Meeting

Mandate expires: at the close of the General Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2019

•	International Audit Company (347 787 327 RCS Paris)

46 rue du Général Foy – 75008 Paris

Date of first mandate: 12 June 2014 General Shareholders’ Meeting

Mandate expires: at the close of the General Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2019

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(B)	Alternate statutory auditors

•	Fabienne Hontarrede

459 avenue de Circourt – 78170 La Celle-Saint-Cloud

Date of first mandate: 12 June 2014 General Shareholders’ Meeting

Mandate expires: at the close of the General Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2019

•	Salustro Reydel (652 044 371 RCS Nanterre)

Tour EQHO – 2 avenue Gambetta – 92600 Paris La Défense Cedex

Date of first mandate: 12 June 2014 General Shareholders’ Meeting

Mandate expires: at the close of the General Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2019

1.1.4	Person in charge of financial information

Michel Hochard
Etablissements Maurel & Prom
51 rue d’Anjou – 75008 Paris
Tel: +33 1 53 83 16 00

1.2	ON BEHALF OF MPI

1.2.1	Person responsible for the Document

Xavier Blandin, Chief Executive Officer of MPI.

1.2.2	Statement by the person responsible for the document

“I hereby certify, after having taken every reasonable measure to this effect, that the information contained in this document and concerning MPI is, to my knowledge, accurate and does not contain any omission that could affect its scope.

I have obtained a completion-of-work letter from the Statutory Auditors, in which they indicate that they have verified the financial data and the financial statements contained in this document and concerning MPI and have read the document in its entirety. The completion-of-work letter does not contain any comments.

The pro forma financial information presented in this Document was subject to a report by the Statutory Auditors shown on page 74 of this Document. The report does not contain comments.

The interim consolidated financial statements at 30 June 2015 incorporated by reference in this Document were subject to a limited review by the Statutory Auditors. The report does not contain any comments.

The historical financial data presented in the Annual Report filed with the AMF on 28 April 2015 under number D.15-0419 relating to the fiscal year ended 31 December 2014, incorporated by reference in this Document, are covered in the Statutory Auditors’ reports, shown on pages 134 and 150 of the 2014 Annual Report. The reports do not contain any comments.

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The historical financial data presented in the Annual Report filed with the AMF on 27 October 2014 under number R.14-0065 relating to the fiscal year ended 31 December 2013, incorporated by reference in this Document, are covered in the Statutory Auditors’ reports, shown on pages 136 and 152 of the 2013 Annual Report.

The report on the consolidated financial statements presented on page 136 of this document contains the following observation: “Without qualifying the opinion expressed above, we draw your attention to note 1.4 “Intention to trade Seplat shares in London and Lagos” of the annex to the consolidated financial statements which states that funds raised by Seplat through its listing on the stock exchange are intended, inter alia, to reimburse the residual balance on the US$47 million shareholder loan approved by your Company. The note states that these events and their consequences may put an end to the joint control that your Company exercises over Seplat”.

The report on the company financial statements presented on page 152 of this document contains the following observation: “Without qualifying the opinion expressed above, we draw your attention to note 1.4 “Intention to trade Seplat shares in London and Lagos” of the annex to the annual financial statements which states that funds raised by Seplat through its listing on the stock exchange are intended, inter alia, to repay the residual balance on the US$47 million shareholder loan approved by MPI.

The historical financial data presented in the Annual Report filed with the AMF on 9 July 2013 under number R.13-0037 relating to the fiscal year ended 31 December 2012, incorporated by reference in this Document, are covered in the Statutory Auditors’ reports, shown on pages 190 and 206 of the 2012 Annual Report. The report on the consolidated financial statements presented on page 190 of this document contains the following comment: “Without qualifying the opinion expressed above, we draw your attention to the following points:

•	note 1 “Overview” of the annex, which presents the change in method of consolidation for the Seplat subsidiary, consolidated using the equity method;

•

note 5 “Investment in equity associates – Production and sales” of the annex, relating to the signing of an agreement with Shell Petroleum Development Company (SPDC) at the beginning of 2013, which led to the recognition of an adjustment to 2012 sales in Seplat’s financial statements”.

Paris, on 13 November 2015

Xavier Blandin

Chief Executive Officer

1.2.3	Statutory Auditors

(A)	Incumbent Statutory Auditors

•	KPMG (775 726 417 RCS Nanterre)

Tour EQHO – 2 avenue Gambetta – 92600 Paris La Défense Cedex

Date of first appointment: General Shareholders’ Meeting of 22 May 2015

Date on which the appointment expires: at the close of the General Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2020

•	International Audit Company (347 787 327 RCS Paris)

46 rue du Général Foy – 75008 Paris

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FOR INFORMATION PURPOSES ONLY

Date of first appointment: General Shareholders’ Meeting of 13 May 2011

Date on which the appointment expires: at the close of the General Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2016

(B)	Alternate statutory auditors

•	François Caillet

46 rue du Général Foy – 75008 Paris

Date of first appointment: General Shareholders’ Meeting of 13 May 2011

Date on which the appointment expires: at the close of the General Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2016

•	Salustro Reydel (652 044 371 RCS Nanterre)

Tour EQHO – 2 avenue Gambetta – 92600 Paris La Défense Cedex

Date of first appointment: 22 May 2015 General Shareholders’ Meeting

Date on which the appointment expires: at the close of the General Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2020

1.2.4	Person in charge of financial information

Xavier Blandin
MPI
51 rue d’Anjou – 75008 Paris
Tel: +33 1 53 83 55 44

2.	INFORMATION REGARDING THE TRANSACTION AND ITS CONSEQUENCES

2.1	ECONOMIC ASPECTS OF THE TRANSACTION

2.1.1	Pre-existing links between the companies concerned

(A)	Links in terms of capital

As at the date of this Document, Maurel & Prom and MPI have no links with one another in terms of capital.

However, Maurel & Prom and MPI have two reference shareholders in common, Pacifico S.A. and Macif.

Pacifico S.A. and Macif were originally two of Maurel & Prom’s reference shareholders. They became MPI reference shareholders following the distribution of MPI shares to Maurel & Prom shareholders as voted by the latter on 12 December 2011, following which Maurel & Prom shareholders received one MPI share for each Maurel & Prom share with dividend rights.

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The organisation chart below illustrates this common shareholding structure:

(B)	Sureties

As part of an oil exploration programme on Anticosti Island in Quebec (the “Anticosti” project), MPI issued a first demand guarantee for Maurel & Prom for a total of €33,333,333, representing two thirds of the total amount that may be owed by Maurel & Prom under the terms of the guarantee agreement.

(C)	Common Directors and Executive Officers

As at the date of this Document, Maurel & Prom and MPI have Directors and Executive Officers in common:

	Maurel & Prom	MPI
Jean-François Hénin	• Director	• Director

	• Chairman of the Board of Directors	• Chairman of the Board of Directors

Xavier Blandin	Independent Director[4]	• Director

• Chief Executive Officer

Nathalie Delapalme	Independent Director[5]	Independent Director[6]

Emmanuel de Marion de Glatigny	Director	Director

Michel Hochard	Chief Executive Officer	Deputy Chief Executive Officer

(D)	Subsidiaries in common

MPI launched an investment programme in 2013 which led to the creation of a partnership with Maurel & Prom with a view to jointly develop new projects which fell outside the traditional sphere of activity of both groups. This agreement took the form of a joint venture, called Saint-Aubin Energie, which is 66.67% owned by MPI and 33.33% by Maurel & Prom (see the organisation chart in paragraph 2.1.1 (A) above).

[4]	As defined by the AFEP-MEDEF Code.
[5]	As defined by the AFEP-MEDEF Code.
[6]	As defined by the Middlenext Code.

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The chart below shows the assets owned by Saint-Aubin Energie at the date of this Document:

•	Key figures

As at 31 December 2014, the Saint-Aubin Energie vehicle benefited from financing of €53 million from MPI and €27 million from Maurel & Prom, i.e. a total amount of €80 million (including €20 million invested in the share capital and €60 million in current account advances).

Of the €80 million received by Saint-Aubin Energie, almost all of this amount was invested in exploration projects, of which €35 million in Myanmar, €34 million in Sawn Lake (Alberta) and €5 million on the island of Anticosti (Quebec). The balance corresponds to cash and operating expenses.

•	Information relating to Saint-Aubin Energie’s business since the beginning of the 2015 fiscal year

In Myanmar, drilling of the SP-1X well, operated by Petrovietnam, began on 27 December 2014 and was completed in March 2015. This drilling has identified significant volumes of gas on site. The well has not been tested and has been capped on account of the high pressure levels encountered when drilling, it being noted that it could be easier to assess the reservoir in the future by drilling elsewhere in this area. Complementary studies are planned for 2016.

In Quebec, on the island of Anticosti, the first phase of the exploration programme has ended, i.e. a campaign of 12 stratigraphic core holes drilled within budget and in compliance with health, safety, and environmental protection policies. The objectives of the first phase were to identify the scale of hydrocarbon resources and identify three locations for the horizontal exploratory drilling scheduled for summer 2016. The results from the seven core holes in 2015 combined with the five done in 2014 are broadly consistent with expectations for Macasty Formation thickness, total organic content (TOC), porosity, permeability and maturity. These results compare favourably with those from other North American source rock gas and oil productions.

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At Sawn Lake in Alberta, the pilot test of the Steam Assisted Gravity Drainage (SAGD) process, conducted on the first pair of horizontal exploration wells to assess the technical and commercial feasibility of bitumen production through steam injection, is continuing. Average production, was 325 barrels per day for the first half of 2015 and 380 barrels per day for third quarter 2015. To gain an improved understanding of the field’s technical potential, the pilot test will continue until end of 2015 before being adjourned.

(E)	Technical and sales agreements

On 2 November 2011, Maurel & Prom and MPI signed a services agreement under which Maurel & Prom committed, for an initial period of 12 months maximum from the date on which MPI’s shares were admitted for trading on Euronext Paris (i.e. 15 December 2011), to provide MPI a certain number of administrative and operational services so that MPI could operate independently. This agreement has since been renewed several times, in particular at end-2014 for a new 12- month period, which will expire on 15 December 2015. Prior to the proposed merger, this contract may be renewed by Maurel & Prom and MPI and, in the event that the merger goes ahead, this contract will no longer serve any purpose and may be terminated.

The agreement covers the following services in particular:

•	the management of financial and fiscal services;

•	the regulatory permits to be obtained;

•	the administration of MPI, corporate policy;

•	the organisation;

•	the management of intellectual and industrial property rights;

•	the supply of movable and immovable assets;

•	the set-up of major operating agreements;

•	the set-up of intercompany agreements; and

•	the management of administrative, legal and social functions.

Each of these services is invoiced by Maurel & Prom at cost, plus a margin of 6%.

Additional services may also be requested by MPI from Maurel & Prom. Fee conditions and procedures under which the additional services are rendered are subject to an agreement between Maurel & Prom and MPI.

This agreement may be terminated at any time by MPI with 30 days’ advance notice.

The services invoiced to MPI by Maurel & Prom for fiscal year 2014 amounted to €367,214 excluding taxes.

2.1.2	Reasons for and aims of the transaction

(A)	Background

•	A challenging macro-economic environment due in particular to the sharp drop in oil prices.

The general economic context of the hydrocarbons sector has suffered from a sharp drop in oil prices, with a decrease in value of over 50% since mid-2014. The oil market is currently subject to an imbalance, with supply outstripping demand. The result is a

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major impact on exploration operations and investments, with both the operating margins and sustainability of the business models of companies in the sector faced with high exploration and operating costs in a context of weak oil prices. This situation has a negative impact on companies which, to cope with these conditions, have implemented cost-control measures. Maurel & Prom and MPI must, to overcome the challenges raised by the drop in oil prices, reach the critical mass needed to continue their growth.

•

A lack of visibility due to their size which (i) restricts their access to the best conditions available on financial markets and (ii) limits their external growth capacity in a capital-intensive industry.

Maurel & Prom and MPI are two independent companies, specialised in oil and gas exploration and production, admitted for trading on the Euronext Paris regulated market. As at 27 August 2015, Maurel & Prom’s market capitalisation totalled €570 million and that of MPI €291 million. There are very few companies specialised in hydrocarbons listed on Euronext Paris and, moreover, no other company similar in size to Maurel & Prom and MPI trades on this market. However, companies of a comparable size to Maurel & Prom and MPI trade on other stock markets, some of which have many oil and gas exploration and production specialists. This improves Maurel & Prom and MPI’s visibility with analysts and investors and allows both companies to benefit from the visibility of Euronext Paris to finance themselves on the market. On a same-size basis and on a stock market on which very few hydrocarbons or even energy specialists are listed, access to financing under the best available conditions is more difficult for companies of Maurel & Prom and MPI’s size.

Moreover, the oil and gas exploration and production sector is a capital-intensive one. In addition to the costs of acquiring new rights or permits, the exploration of new zones to identify the reserves and resources necessary to ensure the company’s future growth requires geological studies, seismic acquisition and processing, geophysical interpretation, well drilling and the necessary workforce mobilisation to carry out this work. When reserves and resources are identified, various works must be carried out, in particular to extract, connect to or build infrastructures capable of ensuring the operation and sale of these hydrocarbons. Significant investment is required to run such operations, which, in a challenging macro-economic environment due in particular to the drop in oil prices, are more complex for companies of Maurel & Prom and MPI’s size.

•	Concentrated cash flows.

Maurel & Prom’s income is derived, in addition to services agreements with its subsidiaries or MPI, from production assets belonging to its subsidiaries. Maurel & Prom’s main production assets are currently located in Gabon and generate 91% of Maurel &Prom’s sales. Following the implementation of gas production in Tanzania on 20 August 2015, Maurel & Prom now have other cash-generating assets.

MPI is also a holding company whose income is solely derived from dividends distributed by the Nigerian company Seplat, in which it has a 21.76% stake.

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Due to Maurel & Prom and MPI’s cash-flow generating structure, any decrease in (i) in income from their cash-flow generating assets (Gabon and Tanzania for Maurel & Prom) and (ii) the amount of dividends distributed (Seplat in Nigeria for MPI) would affect the growth of each of these companies.

•	A common future.

MPI was established by Maurel & Prom with the aim of creating Seplat in cooperation with local partners, the main independent oil and gas player in Nigeria. In 2011, MPI shares were distributed to the Maurel & Prom shareholders with the intent of merging MPI with Seplat in the future. As this was not possible, MPI, whose corporate object is exactly the same as Maurel & Prom’s, remained an independent structure.

The MPI Board of Directors examined other development opportunities through investments in Nigeria, either indirectly by participating in financing Seplat acquisitions, or directly by acquiring a stake in a permit alongside Seplat. However as these opportunities did not bear fruit, the Board of Directors turned its attention to investment projects outside of Nigeria. The establishment of the joint venture Saint-Aubin Energie with Maurel & Prom gave MPI access to oil exploration activities in Canada and Myanmar (as described above in paragraph 2.1.1 (D).

The Board of Directors then came to reflect on the strategy MPI should be implementing, and especially its ability to grow independently. In particular, the difficult macro-economic context due to the sudden drop in oil prices beginning in the second half of 2014 and the associated collapse in oil company market value contributed to the view that MPI had only two solutions for its future:

(i)	its dissolution, which was not an acceptable option to the Board of Directors as it was not in the interest of either the company or its shareholders, or

(ii)	restructuring MPI, either in a merger with a larger entity or by taking advantage of the depressed market to invest its cash on hand.

When no attractive target in line with the company’s investment capacity could be identified, and after an analysis with the support of an independent expert review, it became clear to the MPI Board of Directors that a merger with Maurel & Prom was the best solution as it would provide MPI shareholders with access to Maurel & Prom oil reserves on especially advantageous terms, in light of the declining price of oil (see above paragraphs).

(B)	Reasons for the transaction

The planned transaction is in line with a strategy of sector consolidation and would allow the new entity to enjoy:

•	financial means strengthened by:

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•

a sound balance sheet and a combination of substantial cash flow from production in Gabon and Tanzania and dividends from Seplat in Nigeria: the merged entity would have a combined pro forma cash position as at 30 June 2015 of €324 million (before the extraordinary dividend of €0.45 per share with dividend rights), balanced income from (i) cash-flows generated by the Gabonese and Tanzanian production assets made up of variable-priced oil income (Gabon) and fixed-price gas income (Tanzania) and (ii) dividends paid by Seplat, which in recent years has paid out a dividend (on average US$0.083 per share over the past three years). Moreover, the merged entity would have no major loan repayment maturities before end-2018. Thanks to this combined advantage of a significant, the lack of a major repayment maturity in the short-term as well as the diversified cash flow which would provide the merged entity with recurrent income, the latter would be able to finance the investments required to develop identified assets and take advantage of any opportunities arising on a distressed market;

•

improved access to financial markets: the transaction would allow the merged entity to increase its market capitalisation and benefit from improved visibility on the Paris markets, which would provide better access to financial markets and thus the ability to gain financing at the best conditions available on the financial markets; and

•	cost synergies and substantial tax savings (see below);

•	an attractive combination of developed onshore assets providing a favourable oil (variable price) / gas (fixed price) product mix and greater geographic diversification as shown below:

This combination of developed assets and a greater geographic diversification combine:

•

operated assets, which generate major oil production and offer long-term visibility (Gabon): Maurel & Prom takes advantage of its recognised know-how and experience as an operator to run the assets that it owns in Gabon, it being noted that production from recent discoveries in Gabon (Mabounda and Niembi) started-up

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in October 2015. The production target of 30,000 barrels per day (100%) at end-2015 is maintained (it being specified that on 22 October 2015, the production reached a maximum of 31,079 barrels per day in Gabon), and thanks to the signing of a new Ezanga exploration and production sharing agreement, to replace the “Omoueyi” permit, between the Maurel & Prom’s Gabonese subsidiary and the Gabonese Republic which was approved by decree on 11 March 2014, the merged entity will be able to continue to operate the resources under the Ezanga permit for an additional 20-year period, with a preemptive right to extend this for a further 20 years. This new agreement also renews the five existing exclusive exploitation authorisations for the same duration;

•

operated assets for which gas production started on 20 August 2015 providing exposure to Eastern African countries (Tanzania): in addition to oil production from Gabon for which the sale price is correlated to market prices, the new merged entity will also benefit from fixed income, in proportion to its equity interest in the permits concerned, from the long-term supply of natural gas, up to a maximum volume of 130 million cubic feet per day for up to 17 years, produced at the Mnazi Bay and Msimbati fields in southern Tanzania. The target is to reach a production capacity of 80 million standard cubic feet per day (100%) by end-2015 (following pipeline filling tests, reception and installation). The sale price was set at US$3.07 per thousand cubic feet, increasing with the United States industrial-sector consumer price index. This breakdown between oil and gas will help secure income for the merged entity by benefiting from fixed income as well as increases in oil prices;

•

a substantial (21.76%) stake in Seplat, one of the leading indigenous operators in Nigeria with major growth prospects: Seplat is an oil and gas company listed on the London (LSE) and Lagos (NSE) stock markets, and was floated on 14 April 2014. Seplat has demonstrated its operational know how, reaching record daily production peaks in the first half of 2015 (84,000 barrels per day in terms of liquids and 284 million standard cubic feet per day in terms of gas). Thanks to its stake in Seplat, the new entity will indirectly benefit from the rights in Oil Mining Licenses 4, 38, 41, 53 and 55 located in the Niger Delta in Nigeria and in the Oil Prospecting License 283. Seplat plans to produce on average between 32,000 and 36,000 barrels of oil equivalent per day proportionately over 2015. In addition to external growth transactions and future investments to increase its oil production, Seplat intends to develop its gas assets to take advantage of the increased demand for gas in Nigeria. Seplat has thus dedicated a significant share of its human and financial resources to expansion work, in order to increase gas production, cleaning and routing capacity. Seplat aims to increase its gas processing capacity from 300 Million standard cubic feet per day to 525 million standard cubic feet per day by end-2017;

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•

major potential growth prospects in Canada: the merged entity will benefit from major growth potential in Canada through the presence of Saint-Aubin Energie in this country. Saint-Aubin Energie holds rights in permits that offer the company major growth prospects in the event that oil is discovered in sufficient quantities and that it can be extracted under economic conditions that would allow these hydrocarbons to be sold. Saint-Aubin Energie owns (i) 13 hydrocarbon prospecting permits covering a surface area of 1,892 km² in the Gaspé Peninsula (under a 50/50 partnership agreement with Petrolia), (ii) 21.7% of a joint venture with a prospecting permit covering a surface are of 6,196 km² on Anticosti Island, Quebec and (iii) a 25% share in 12 permits in Alberta covering a region of 31 km², it being noted that Saint-Aubin Energie acquired a 20% stake in Deep Well Oil & Gas (a company with its registered office in Edmonton, Alberta, Canada and whose shares are listed on the OTCQB market under the initials DWOG) which owns 25% of these permits;

•

exploration zones in Columbia, Myanmar and Namibia: the merged entity will benefit from exploration potential via the presence of (i) Saint-Aubin Energie in Myanmar, the latter owns a 40% stake in the M2 block located off the coast of the Republic of the Union of Myanmar (9,652 km²), (ii) Maurel & Prom in Namibia where the latter owns a 37% stake in two permits, Licences 0044 and 0045, covering an area of more than 22,255 km² and (iii) Maurel & Prom in Columbia where the latter owns a 50% stake in a company which fully-owns the Muisca (2,320 km²) and COR-15 (1,194 km²) permits and 50% of the CPO-17 (2,104 km²) permit, and where Maurel & Prom fully-owns the SN-11 permit which covers an area of 633 km².

Considering the characteristics of these assets, the new merged entity would become a leading player among the oil juniors.

Moreover, the consolidated entity would offer investors an attractive investment vehicle in terms of liquidity and market capitalisation, ranking among the leading independent European oil and gas exploration and production companies.

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The new entity will rank among the leading independent European oil exploration and production companies as shown in the chart below:

The new entity will have, on a pro forma basis, P1 + P2 reserves as well as production capacities as presented below:

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(C)	Expected synergies

The proposed transaction would facilitate the implementation of the following cost synergies:

•	The merger would, in particular, simplify the legal structure of the new entity.

•

The merger would also result in cost and operating expenses savings (which would have represented €2.5 million for the 2014 fiscal year on a pro forma basis), including in particular Statutory Auditors expenses and other accounting expenses, meeting expenses for administrative and management bodies, General Shareholders’ Meetings and listing, structure and management costs for MPI. More generally, the merger would cut the costs relating to the existence of two separate legal entities.

•	The merger would also lead to major tax savings (which would have represented €12 million for the 2014 fiscal year on a pro forma basis).

•	The merger would allow the merged entity to develop a shared image under a common corporate name.

These synergies are presented in the charts below:

(D)	The new entity’s strategy – creation of a European leader

Plunging oil prices are seriously challenging the business model applied by the oil juniors. Historically, equity was used to finance exploration activities and loans and capital increases, coupled with high premiums, financed development and the start-up of production. Skyrocketing energy prices guaranteed the system’s robustness and, in the best-case scenario, history was crowned by a public takeover bid with generous conditions.

Loans had already become rarer following the 2008 and 2009 financial crisis. The current level of commodity prices, and of oil in particular, has led the market to become selective and, in general, all companies are trading at varying discounts to the value of the assets that they manage.

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It is evident therefore that investors are favouring companies that have reached a critical mass. This is a pre-requisite for easier access to financial markets, to produce diversified cash flows, to pool technical and political risks, and in order to enjoy financial means that allows the company (in addition to paying dividends and managing liabilities) to ensure internal growth and to take advantage of distressed companies or assets. No company of MPI or Maurel & Prom’s size, or even the merged entity, can currently claim to be able to do so alone.

The new entity, which provides a temporary solution, aims to play an active role in a project aimed at creating a European leader among medium-sized companies in Europe. A process is currently underway to identify potential partners for building a larger, more diversified group. As at the date of the Document, the process has not given rise to any undertaking or signed agreement.

As this view is shared by the majority of average-sized oil operators, achieving this aim will first require that Maurel & Prom and MPI merge in order to carry more weight in the restructuring of our sector, while at the same time triggering mechanical savings.

(E)	Economic and financial aims of the new entity

The merger of Maurel & Prom and MPI will strengthen the growth prospects of the new entity by strengthening its cash flow base. This growth will be driven in particular by:

•	significant P1 + P2 reserves, mainly oil, and a major production capacity.

•	a sound balance sheet, with a level of debt which is under control;

•	associations with other players in the sector to strengthen its presence in existing markets and develop in new growth zones.

In the event of a merger, the new entity’s distributable reserves will be rebuilt in accounting terms due to the merger premium automatically created as a result of the transaction; the new entity will also benefit from any dividends paid by Seplat as well as available free cash flow generated by Maurel & Prom’s production assets. This combination of favourable factors will allow a post-merger Maurel & Prom to offer, in the medium term, a higher dividend than one paid by MPI alone to its shareholders if the merger does not go ahead.

Note however that the above targets in no way constitute a commitment by the new entity and future dividends will be decided, for each fiscal year, depending on the results of the merged entity, its financial position and any other factor considered to be pertinent by the Board of Directors when drawing up proposals for the General Shareholders’ Meeting.

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(F)	Chart summarising the reasons for and aims of the transaction

The reason for and aims of the transaction are summarised in the chart below:

2.2	LEGAL ASPECTS OF THE TRANSACTION

2.2.1	Overview of the transaction

The transaction will consist of a merger by absorption of MPI by Maurel & Prom.

(A)	Date of signature of the draft merger agreement

The draft merger agreement between Maurel & Prom ad MPI was signed on 2 November 2015.

(B)	Date of the financial statements used to determine the contribution value and the compensation for contributions

The merger conditions were established by Maurel & Prom and MPI based on Maurel & Prom and MPI’s company and consolidated financial statements as at 31 December 2014.

Maurel & Prom’s and MPI’s consolidated financial statements as at 31 December 2014 incorporated by reference in the 2014 Annual Reports of Maurel & Prom and of MPI and Maurel & Prom’s and MPI’s consolidated financial statements as at 30 June 2015 presented in the Updates to the Maurel & Prom and MPI Annual Reports have been made available to shareholders pursuant to Article R. 236-3 of the French Commercial Code.

(C)	Conditions precedent, Completion Date and retroactive date for the transaction

Pursuant to Article L. 236-4, 2° of the French Commercial Code, it is provided that the merger will have, from a tax and accounting perspective, retroactive effect as of the first day of MPI’s current fiscal year as at the Completion Date.

As a result, and pursuant to Article R. 236-1 of the French Commercial Code, transactions carried out by MPI between 1 January of the current fiscal year and the Completion Date will be considered by law has having been carried out on behalf of Maurel & Prom, with the income or loss from these transactions exclusively, as applicable, deemed to have been to the debit or credit of Maurel & Prom.

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Pursuant to Article L. 236-3 of the French Commercial Code, MPI will transfer to Maurel & Prom all of its assets and liabilities in the condition in which they are found as at the Completion Date.

Independently of its retroactive accounting and tax effect as of the first day of MPI’s current fiscal year as at the Completion Date, the present merger will be definitively completed subject to the fulfilment of the following conditions precedent stipulated in favour of each of the parties:

•

confirmation by the AMF that the merger will not result in the obligation for Pacifico S.A. to file a compulsory buyout offer on Maurel & Prom and MPI shares pursuant to Article 236-6 of the General Regulations of the AMF, noting that this condition precedent was fulfilled on 12 November 2015 ;

•	approval by MPI’s Ordinary General Shareholders’ Meeting of 17 December 2015 of the extraordinary dividend of €0.45 for each MPI share with dividend rights;

•	approval by MPI’s Extraordinary General Shareholders’ Meeting of 17 December 2015 of the merger under the conditions provided for in the draft merger agreement;

•	approval by Maurel & Prom’s Extraordinary General Shareholders’ Meeting of 17 December 2015 of the merger in accordance with the conditions stipulated in the draft merger agreement.

It is expressly acknowledged that the above-mentioned extraordinary dividend will be paid to MPI shareholders if this dividend is approved by the latter, regardless of whether the proposed merger goes ahead or not.

The fulfilment of these conditions precedent will be sufficiently established vis-à-vis anyone by the presentation of a certified extract of the minutes of the meetings of Maurel & Prom and MPI’s Boards of Directors establishing the fulfilment of the conditions precedent.

If the aforementioned conditions are not met by 29 February 2016 (inclusive) at the latest, the merger agreement will be considered as null and void, without there being need for any compensation to be paid by either party.

(D)	Date of Boards of Directors’ meetings called to approve the transaction

The definitive terms of the draft merger treaty have been reviewed and approved by Maurel & Prom’s Board of Directors at its meeting of 15 October 2015, on the recommendation of its ad hoc committee, which was formed on 30 July 2015 to issue recommendations regarding the transaction. The composition of Maurel & Prom’s ad hoc committee is as follows:

•	Carole Delorme d’Armaillé (Independent Director7 );

•	Roman Gozalo (Independent Director8 );

•	François Raudot Genet de Chatenay (Independent Director9 ); and

[7]	As defined by the AFEP-MEDEF Code.
[8]	Ibid.
[9]	Ibid.

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•	Eloi Duverger (Independent Director10).

The definitive terms of the draft merger agreement have been reviewed and approved by MPI’s Board of Directors at its meeting of 15 October 2015, on the recommendation of its ad hoc committee which was formed on 30 July 2015 to issue recommendations regarding the transaction. The composition of MPI’s ad hoc committee is as follows:

•	Caroline Catoire (Independent Director11);

•	Alexandre Vilgrain (Independent Director12); and

•	Ambrosie Bryant Chukwueloka Orjiako (representing Seplat on MPI’s Board of Directors)[13].

As part of the establishment of these ad hoc committees, the Boards of Directors of Maurel & Prom and MPI assessed the criteria pertaining to the independence of their members with respect to (i) any common directors of the two companies (independent members must not hold directorships with both Maurel & Prom 14 and MPI 15 ) and (ii) the corporate governance codes applicable within the two companies. As stated above, Maurel & Prom’s ad hoc committee is composed of four independent Directors as defined by the AFEP-MEDEF Code to which Maurel & Prom refers and MPI’s ad hoc committee is composed of three Directors, two of which are independent as defined by the Middlenext Code to which MPI refers. All Directors in Maurel & Prom and MPI’s ad hoc committees were considered as independent, in relation to the proposed merger, by their respective Boards of Directors[16].

The Boards of Directors of Maurel & Prom and MPI took the view that the decision to approve the planned merger – an important operation for both companies – could not be taken in accordance with the corporate governance rules incorporated into the bylaws (which require Directors to abstain – or even refrain from attending meetings – in the event of a conflict of interests, even a potential conflict) by four Directors of Maurel & Prom and four Directors of MPI. The Boards of Directors of Maurel & Prom and MPI thus decided to establish ad hoc committees, as described above, to provide an independent review in order to assist the Boards of Directors with their decisions and avoid any potential conflicts of interests.

[10]	Ibid.
[11]	As defined by the Middlenext Code.
[12]	Ibid.
[13]	Considered as independent by MPI’s Board of Directors in relation to the proposed merger.
[14]

Mr Alexandre Vilgrain, whose term of appointment as a Director of Maurel & Prom was renewed at the Combined (Ordinary and Extraordinary) Shareholders’ Meeting held on 18 June 2015, notified Maurel & Prom of his decision to resign from the Board in July 2015 in order to concentrate on his other duties, especially those carried out at MPI in his capacity as a member of the ad hoc committee in the context of the merger of MPI into Maurel & Prom. Mr Vilgrain also notified the Company of his decision to step down from his role as a Director of MPI following the General Shareholders’ Meeting called to approve the planned merger in the event that the shareholders vote to refuse the transaction and, if the transaction is completed, not to accept any role as a Director of the new entity if any such proposal were to be made to him by the Board of Directors.

[15]

Mr Roman Gozalo notified MPI of his decision to step down from his role as observer in order to focus on his other duties, especially those carried out at Maurel & Prom as a member of the ad hoc committee in the context of the merger of MPI into Maurel & Prom.

[16]

Although Ambrosie Bryant Chukwueloka Orjiako is not considered as independent as defined by the Middlenext Code, he was considered as Independent by MPI’s Board of Directors in relation to the transaction. His role as the representative of Seplat on the Board of Directors ensures that the transaction (as well as the exchange ratio decided on) is in the interest of MPI as the valuations carried out may indirectly impact Seplat’s valuation.

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The Boards of Directors of Maurel & Prom and MPI thus decided not to apply the corporate governance rules on abstention (and meeting attendance) and to give greater sway to those on the duty and responsibility of Directors. The view was taken that it was the duty and the responsibility of all Directors of Maurel & Prom and MPI to vote on such an important transaction and that the establishment of the ad hoc committees would prevent any possible conflict of interests, thus enabling the Directors to vote, all the while showing the commitment of Maurel & Prom and MPI to good governance practices.

It is herein specified that the Boards of Directors of Maurel & Prom and MPI always approved the independent recommendations made by the ad hoc committees.

(E)	Date of filing of the draft merger agreement

The draft merger agreement was filed with the Clerk of the Paris Commercial Court on 4 November 2015 under number 2015R102419 for MPI and number 2015R102421 for Maurel & Prom.

(F)	Tax regime of the transaction

(1)	For the companies participating in the merger

(a)	In terms of corporation tax

The merger is included under the preferential treatment for mergers and similar transactions provided for in Article 210 A of the French Tax Code (“CGI”); with the absorbing company adhering, to this end, to all the commitments set out in this Article.

The merger is also included under the treatment for mergers provided for in Article 223 L 6 c of the CGI, which provides the companies in the tax group created by MPI the option to join the consolidated tax group formed by Maurel & Prom on the effective date of the merger, i.e. on 1 January 2015. Maurel & Prom undertakes, for this purpose, to exercise this option in order to widen the scope of its own tax group to all or part of the subsidiaries that had belonged to MPI’s tax group.

(b)	In terms of registration fees

The merger is subject to a fixed charge of €500, in accordance with the provisions of Article 816 of the CGI.

(2)	For the shareholders of companies participating in the merger

The attention of shareholders is drawn to the fact that the information included in this Document is only a summary of the applicable tax regime under current French tax laws and regulations. Shareholders’ specific situation should be reviewed with their own tax adviser.

Non-resident shareholders must also comply with the tax legislation in force in their country of residence.

(a)	For the shareholders of the absorbing company

The merger is not a taxable event for shareholders of the absorbing company.

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(b)	For the shareholders of the absorbed company

The merger involves the allocation of shares in the absorbing company to shareholders of the absorbed company in exchange for their shares in the latter. Pursuant to Article 115, 1 of the CGI, this allocation is not treated as a distribution of income.

The tax regime in terms of the gains or losses arising from the merger due to the exchange of shares in the absorbed company for shares in the absorbing company is described below:

(i)	Individuals who are residents for tax purposes in France acting in the context of their private assets

Pursuant to Article 150-0 B of the CGI, gains or losses from the exchange of MPI shares for Maurel & Prom shares as part of the merger are not considered as taxable income for the year of the exchange, as this exchange is considered of an intercalary nature in terms of income tax.

This deferred taxation will expire in particular when the Maurel & Prom shares received in exchange are sold, repurchased, reimbursed or cancelled.

Affected taxpayers are invited to consult their tax advisor regarding rules governing the net gain or loss from the subsequent sale of these shares.

In the event that the MPI shares exchanged as part of the merger were previously subject to a tax deferral, the deferred gains will rightfully remain deferred until the Maurel & Prom shares received in exchange are sold, repurchased or cancelled, subject to compliance with any reporting obligations.

Individuals holding MPI shares as part of a Company Savings Plan (CSP) established under Law 92-666 of 16 July 1992

(“CSP”) and who include the Maurel & Prom shares received in exchange in their CSP, will be exempt from income tax on this exchange, provided that the conditions for the application of the CSP itself are met. Under certain conditions, relating in particular to the length of the plan, the net gain since the opening of the plan will be exempt from income tax. Gains will nonetheless be subject to social charges (in particular CSG and CRDS) at the overall rate of 15.5%, it being noted that this effective tax rate will vary according to the date on which the gain is recognised.

(ii)	Legal persons who are residents for tax purposes in France liable to corporate income tax

Pursuant to Article 38, 7 bis of the CGI, gains or losses from the exchange of shares as part of the merger may:

•	either be included in the net income for the fiscal year in which the merger takes place (statutory rate rules):

Gains from the exchange of shares in portfolio, equal to the difference, on one hand, of the value of the Maurel & Prom shares received in exchange and, on the other, the tax cost price of shares in MPI, are liable to corporate income tax at the statutory rate of 33.1/3%. This rate is, up to a total of €38,120 of taxable profit per

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12-month period, reduced to 15% for companies whose pre-tax sales are below €7,630,000 for the tax year or fiscal period, reduced if applicable to twelve months, and whose share capital, fully paid-up, is at least 75% held (continuously for the duration of the fiscal year in question) by natural persons or by companies which themselves satisfy all of these conditions.

Moreover, companies which do not meet the above mentioned sales and share capital conditions are subject to the social security tax equal to 3.3% of the amount of the corporate income tax reduced by a discount that cannot exceed €763,000 per 12-month period (Article 235 ter ZC of the CGI).

Finally, companies with sales exceeding €250 million are subject to the exceptional tax of 10.7% which applies to the amount of corporate income tax (Article 235 ter ZAA of the CGI).

However, pursuant to Article 219 I a quinquies of the CGI, the long-term net capital gains realised on the disposal of equity shares that have been held for at least two years are exempt, subject to taxation of a portion of costs and charges equal to 12% of the gross capital gain included in the net income from ordinary activities for the fiscal year.

Equity securities are composed in particular of stakes or shares having this nature in accounting terms, shares acquired in execution of a public purchase or exchange offer by the initiating company, subject to being recognised in the accounts under the heading of equity securities or in a special subsection of another balance sheet heading corresponding to their accounting designation, and securities that are eligible for the parent-subsidiary tax regime provided for in Articles 145 and 216 of the CGI.

The conditions for offsetting and carrying forward long-term capital losses are determined by specific tax rules and affected taxpayers are invited to consult their tax advisor to determine the rules applicable to their particular situation.

•	or be included in the net income for the fiscal year in which the Maurel & Prom shares received in exchange are sold (deferred taxation rules):

Gains or losses from the subsequent sale of Maurel & Prom shares received during the merger will be fixed based on the net book value that the MPI shares had, from a taxation point of view, for the affected shareholder.

These gains or losses will be included in the taxable income for the fiscal year in which the shares are sold based on the conditions mentioned in the above section, subject to any changes to current French tax legislation.

Pursuant to the provisions of Article 54 septies of the CGI, legal persons have specific reporting obligations when eligible for the deferred taxation set out in Article 38.7 bis of the CGI, where non-compliance gives rise to a fine equal to 5% of the income omitted from the documents concerned.

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(iii)	Persons who are not residents for tax purposes in France

Subject to the application of international tax agreements, capital gains realised on the exchange of shares by persons who do not have their tax domicile in France, as defined by Article 4-B of the CGI, or whose registered office is situated outside France, are generally exempt from tax in France pursuant to the provisions set out in Article 244 bis C of the CGI, unless:

•	these capital gains are attributable to a stable establishment or a fixed base subject to taxation in France;

•

rights held directly or indirectly by the disposing party, with family members, to the absorbed company’s profits exceeded more than 25% at any time during the course of the five years preceding the merger; or

•

said capital gains were realised by persons or bodies domiciled, established or incorporated outside of France in a non-cooperative State or territory within the meaning of Article 238-0 A of the CGI, regardless of the percentage of rights held to the absorbed company’s profits.

(iv)	Other MPI shareholders

MPI shareholders subject to tax rules other than those cited above should ask their regular tax advisor about the tax rules applicable to their individual situation.

2.2.2	Transaction supervision

(A)	Date of the General Shareholders’ Meetings called to approve the transaction

Maurel & Prom and MPI’s General Shareholders’ Meetings called to approve the merger have been convened to be held on first call on 17 December 2015.

Shareholders at Maurel & Prom’s Combined Shareholders’ Meeting (Ordinary and Extraordinary) will be asked in particular to approve the following agenda points relating to the proposed merger:

Extraordinary business

•

Review and approval of the proposed merger by absorption of MPI – approval of its compensation, the resulting capital increase, allocation of the merger premium and the assumption of commitments relating to bonus share allocations and preference shares allocated before the completion of the draft merger agreement with suppression of preferential subscription right in favour of beneficiaries of preference shares and the correlative amendments to the articles of association, subject to the fulfilment of the conditions precedent set out in the draft merger agreement;

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•

Authorisation for the Board of Directors to grant Maurel & Prom free shares to employees and/or corporate officers of Maurel & Prom and its subsidiaries, removing shareholders’ preferential subscription rights;

Ordinary business

•	Ratification of the co-opting of Eloi Duverger as a Director of Maurel & Prom; and

•	Powers to carry out legal formalities.

Shareholders at MPI’s Combined Shareholders’ Meeting (Ordinary and Extraordinary) will be asked in particular to approve the following agenda points relating to the proposed merger:

Ordinary business

•	Extraordinary dividend charged to retained earnings;

Extraordinary business

•	Review and approval of the proposed merger of MPI by Etablissements Maurel & Prom;

•

dissolution of MPI without liquidation of the Company resulting from that and of the MPI shareholders’ compensation terms, subject to the fulfilment of the conditions precedent set out in the draft merger agreement; and

•	Powers to carry out legal formalities.

Pacifico S.A.‘s commitments:

As part of the instruction by the AMF of the file relating to the planned merger, Pacifico S.A., a shareholder of MPI and Maurel & Prom, confirmed to the AMF its commitments:

•	not to cross the 30% MPI voting rights threshold calculated pursuant to Article 223-11, I of the AMF General Regulations and to take all necessary measures to that end; and

•

to neutralise, at the MPI General Shareholders’ Meeting called to approve the merger, all double voting rights attached to the MPI shares held in a registered account by Pacifico S.A. that it will benefit as from 15 December 2015, so that Pacifico S.A. exercises at the aforementioned General Shareholders’ Meeting or any other General Shareholders’ Meeting called to approve the merger only 28,749,616 MPI voting rights it holds as at the date of the Document.

(B)	Merger Auditors

Olivier Péronnet (14 rue Bassano – 75116 Paris) and Jacques Potdevin (7 rue Galilée – 750016 Paris) were appointed Merger Auditors by order of the President of the Paris Commercial Court dated 1 September 2015.

No incompatibility was noted regarding the appointment of Olivier Péronnet or Jacques Potdevin and the performance of their role of Merger Auditors.

Their reports on the value of capital contributions and the compensation of contributions dated 2 November 2015 are included in Appendix 1 and Appendix 2 to this Document and are available to shareholders at Maurel & Prom and MPI’s registered offices.

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The Merger Auditors’ reports relating to the value of capital contributions will be filed with the Clerk of the Paris Commercial Court in compliance with current regulations.

(C)	Independent expert

Associés en Finance, represented by Arnaud Jacquillat, was appointed on a voluntary basis by MPI’s Board of Directors on the recommendation of its ad hoc committee on 27 August 2015 to compile a report in accordance with the provisions of articles 262-1 of the AMF

General Regulations, AMF instruction no. 2006-08 and AMF recommendation no. 2006-15 on independent expert reviews of financial transactions. Its report on the fairness of the proposed exchange ratio appears in Appendix 3 to this Document.

(D)	AMF information – No requirement for compulsory buyout offer

Pursuant to Article 236-6 of the AMF’s General Regulations, the latter was informed of the proposed merger by absorption of MPI by Maurel & Prom. The AMF was also asked to confirm that the transaction would not require the filing of a compulsory buyout offer in accordance with Article 236-6 of its General Regulations. A decision was taken to this effect by the AMF on 12 November 2015. Confirmation by the AMF, which was a condition precedent to the transaction’s completion, has as a result been obtained (see paragraph (2.2.1 (C)).

(E)	Experts appointed by the Commercial Court, where applicable

None.

(F)	Special assignment entrusted to the Statutory Auditors by the AMF

None.

Besides, the request for appointment of the Merger Auditors filed by Maurel & Prom and MPI asked the President of the Paris Commercial Court to assign them the tasks of (i) verifying that the relative values given to the Maurel & Prom shares and MPI shares are relevant and that the exchange ratio is fair and (ii) assessing the value of the contributions in kind to be made under the merger process to Maurel & Prom by MPI. These tasks have been confirmed by order of the President of the Paris Commercial Court dated 1 September 2015.

2.2.3	Compensation for contributions – conditions for obtaining Maurel & Prom shares

(A)	Maurel & Prom capital increase

The exchange ratio offered to Maurel & Prom and MPI shareholders is 1 Maurel & Prom share for 1.75 MPI share (corresponding to 4 Maurel & Prom shares for 7 MPI shares).

By applying this exchange ratio, 63,234,026 new fully paid-up Maurel & Prom shares with a nominal value of €0.77 each will be created by Maurel & Prom as part of the €48,690,200.02 capital increase.

The newly issued shares will be allocated to the owners of the 110,659,545 shares (i.e. 115,336,534 shares making up the share capital less 4,676,989 treasury shares insofar as, in accordance with provisions set out in Article L. 236-3, II of the French Commercial Code, MPI treasury shares are not exchanged for Maurel & Prom shares) making up the share capital of MPI as at the Completion Date set to be compensated, in proportion to their share of capital.

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Following the merger, Maurel & Prom’s share capital will thus increase from €93,604,436.31 to €142,294,636.33. It will be divided into 184,798,229 shares with a nominal value of €0.77 each, all fully paid-up and of the same class.

As the exchange ratio for shares involved in the merger is 1 Maurel & Prom share for 1.75 MPI share (corresponding to 4 Maurel & Prom shares for 7 MPI shares), MPI shareholders that do not own the required ratio or a multiple of this ratio must dispose of fractional shares or acquire the rights in the market for the purpose of reaching this ratio. MPI shareholders must personally see to the acquisition or sale of fractional shares in the market. Failing this, if MPI shareholders do not own the number of MPI shares required to gains rights to a whole number of new Maurel & Prom shares at the Completion Date, the mechanism described in paragraph 2;D (2) below will be implemented.

(B)	Dividend bearing date and rights attached to new shares

Shares issued by Maurel & Prom in consideration for the net assets transferred in the merger will be delivered with full rights on the Completion Date. They will be, when issued, entirely assimilated with the existing shares, subject to all provisions of the articles of association, they will incur the same charges and will entitle the holders, in particular, to any distribution of dividends, interim dividends or reserves decided after their issuance.

Unless otherwise agreed by affected MPI shareholders, any stripping of MPI shares will be transferred by law to the new Maurel & Prom shares issued in compensation for MPI shares that are stripped.

(C)	Trading date – Listing date – ISIN code

All new Maurel & Prom shares may be traded once the completion of Maurel & Prom’s capital increase in consideration for the net assets transferred in the merger has been acknowledged definitively, pursuant to Article L. 228-10 of the French Commercial Code, or as of the Completion Date.

They will be subject to a request for admittance for trading on the Euronext Paris regulated market as soon as possible after they are issued in accordance with conditions that will be set forth in a notice issued by Euronext Paris.

The new shares will be traded under the same identification number as the previously issued shares forming the share capital of Maurel & Prom (ISIN code FR0000051070).

(D)	Unclaimed or unallocated shares and corresponding to fractional rights

(1)	New unsolicited ordinary shares

Pursuant to Articles L. 228-6-3 and R. 228-14 of the French Commercial Code, new shares whose owners are unknown to the account holder or who have not be contacted by notifications for more than ten (10) years, may be sold at the end of a one (1) year period according to conditions set out in the second paragraph of Article R. 228-12 of the French Commercial Code.

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(2)	New ordinary shares corresponding to fractional rights

Pursuant to Articles L. 228-6-1 and R. 228-12 of the French Commercial Code, new shares that are not allocated to MPI shareholders and which correspond to fractional rights will be sold. The sale of these shares and the allocation of the amounts deriving from the sale must take place within thirty (30) days starting from the latest of the dates on which the whole number of allocated shares is registered in the account of the rightholders.

The sale of new shares corresponding to fractional rights will be held on the Euronext Paris market either by the issuer or by the account holders of the holders of fractional rights. The sale of unallocated Maurel & Prom shares resulting from the automatic allocation by Euroclear to the account holders will be managed by a centralising bank at the instruction of Maurel & Prom (i.e., CACEIS Corporate Trust) (“first level” fractional rights). Subsequently, the sale of unallocated shares resulting from the allocation of Maurel & Prom shares by the account holders to their clients will be managed by the account holders (“second level” fractional rights). Shareholders participating in the sale of fractional rights mechanism will receive the net proceeds from the sale in proportion to their participation in the mechanism. It must be noted, where necessary, that no interest will be paid on the cash amount that should be received by MPI shareholders in lieu of any fractional rights, even in the event that payment is delayed.

2.2.4	Impact of the merger on ORNANE 2019, ORNANE 2021 and M&P BSA

Maurel & Prom issued:

•

bonds redeemable in cash and/or new shares and/or existing shares maturing on 1 July 2019 (“ORNANE 2019”); as at the date of this Document, 14,658,169 shares may be issued upon exercise of the right to receive shares attached to the ORNANE 2019;

•

bonds redeemable in cash and/or new shares and/or existing shares maturing on 1 July 2021 (“ORNANE 2021”); as at the date of this Document, 10,435,571 shares may be issued upon exercise of the right to receive shares attached to the ORNANE 2021; and

•	share subscription warrants maturing on 31 December 2015 (“M&P BSA”); as at the date of this Document, 13,366,655 shares may be issued upon exercise of M&P BSA.

The merger will have no impact on ORNANE 2019, ORNANE 2021 and M&P BSA.

2.2.5	Impact of the merger on employee shareholding

(A)	Impact of the merger on Maurel & Prom’s employee shareholding

Maurel & Prom has allocated free shares that will be fully vested on 28 March 2016 and for which the lock-in period runs until 28 March 2018 (“M&P AGA”). As at the date of this Document, 56,840 shares may be issued at the end of the M&P AGA vesting period.

The merger will have no impact on the beneficiaries of M&P AGA.

(B)	Impact of the merger on MPI’s employee shareholding

As at 31 December 2014, MPI had four employees (excluding corporate officers) of which two hold MPI Free Preference Shares (as defined below).

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The former Chief Executive Officer of MPI, who is currently Deputy Chief Executive Officer, holds (i) MPI Free Preference Shares and (ii) MPI AGA (as described below).

(1)	Impact on MPI’s Free Preference Shares

MPI has allocated free preferences shares convertible into ordinary shares that will be fully vested on 22 May 2017 and for which the lock- in period runs until 22 May 2022 (“MPI Free Preference Shares”). As at the date of this Document, 75,000 shares may be issued following the conversion of MPI Free Preference Shares.

MPI’s commitments under the MPI Free Preference Shares plan will be transferred to Maurel & Prom shares. Pursuant to (i) Articles L. 225- 197-1 and L. 228-17 of the French Commercial Code and (ii) Article 16 of MPI’s Free Preference Shares allocation plan dated 22 May 2015, MPI will be substituted by right by Maurel & Prom in MPI’s commitments regarding beneficiaries of MPI Free Preference Shares; the exchange ratio will be applied to the maximum number of MPI shares that may be obtained as a result of the conversion of the MPI Free Preference Shares. Maurel & Prom’s competent bodies will offer beneficiaries shares with equivalent characteristics under the conditions provided by law.

(2)	Impact on MPI AGA

MPI granted 45,000 free shares vested on 20 June 2015 and their lock- in period runs until 20 June 2017 (“MPI AGA”).

New Maurel & Prom shares issued in consideration for the merger and exchanged with MPI AGA with a lock-in period left to run based on the exchange ratio for shares involved in the merger will, pursuant to Article L. 225-197-1, III of the French Commercial Code and the provisions of the MPI AGA plan, be subject to the remaining lock-in period of the MPI AGA and the other applicable conditions of the MPI plan.

2.2.6	Regulatory aspects

(A)	Merger control

None.

(B)	Other authorisations

None.

2.3	ACCOUNTING FOR CAPITAL CONTRIBUTIONS

2.3.1	Description and value of assets contributed and liabilities assumed

(A)	Assets contributed

Pursuant to Regulation No. 2014-03 dated 5 June 2014 of the French Accounting Regulations Committee relating to the French General Accounting Plan, when a merger can be analysed as a transaction “in the natural direction” involving companies under separate control within the meaning of the aforementioned regulation, assets contributed by the absorbed company are valued at their real value. The real value of the assets contributed by MPI to Maurel & Prom was calculated using the multi-criteria approach described below.

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The assets contributed include in particular, but are not limited to, the following elements, for which the real is set out below:

In thousands of euros	Gross	Impairment	MPI net book value as at 31/12/2014	Revaluation	Real value
Seplat	21,317	0	21,317	118,863	140,180
Saint-Aubin
Energie	14,232	0	14,232		14,232
Cardinal	6,060	4,448	1,612	(1,612)	0
MPNATI	83		83		83
Financial assets	41,692	4,448	37,245	117,251	154,496
Inventory and work in progress	0	0	0		0
Receivables	50	0	50		50
Seplat advances	3	0	3		3
MPNATI advances	314	0	314		314
Saint-Aubin Energie advances	44,396	0	44,396	(6,315)	38,081
Accrued dividends	5,950	0	5,950		5,950
Other receivables	6	0	6		6
Treasury shares	10,627	143	10,485	(10,485)	0
Liquid assets	251,003	0	251,003		251,003
Prepaid expenses	22	0	22		22
Currency translation adjustment, asset	1,968	0	1,968	(1,968)	0
Current assets	314,340	143	314,197	(18,767)	295,430
Total assets contributed	356,032	4,591	351,442	98,484	449,926

The main assets contributed are Seplat shares, shares and advances granted to Saint-Aubin Energie, and liquid assets.

The calculation of the real value of MPI’s stake in Seplat is €140 million. It is based on the average one-month, two-month, three-month and four-month closing share price preceding 8 October 2015 (the reporting date of the figures used for the meetings of the Boards of Directors of Maurel & Prom and MPI held on 15 October 2015 to approve the merger agreement), i.e. €1.16 per Seplat share (or 84.40 pence based on an average Euro/Sterling exchange rate over the same period of 0.725).

The calculation of the real value of MPI’s stake in Saint-Aubin Energie is based on MPI’s share (i.e. two thirds) of costs already incurred, in line with oil sector practices for valuing the disposal of exploration assets (farm-out).

(B)	Liabilities assumed

The contribution made as part of the proposed merger has been approved by MPI and accepted by Maurel & Prom in exchange for the assumption by Maurel & Prom of all of MPI’s liabilities as at the Completion Date.

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The liabilities assumed include in particular, but are not limited to, the following elements, for which the real value is set out below:

In thousands of euros	Book value as at 31/12/2014	Adjustment	Real value
Provisions for foreign exchange rate risk	(1,968)	1,968	0
Provisions for taxes, costs and charges	(106)		(106)
Provisions	(2,073)	1,968	(106)
Debts from the Cardinal equity interest	(1,612)	1,612	0
Trade payables	(937)		(937)
Tax and social security liabilities	(11,411)		(11,411)
Other debts	(666)		(666)
Currency translation adjustment, liabilities (Saint-Aubin Energie advances)	(4,535)	4,535	0
Debts	(19,160)	6,146	(13,014)
Total liabilities assumed	(21,234)	8,114	(13,119)

Maurel & Prom will also unreservedly assume any other liabilities that arise or which have been omitted, as well as taxes, costs and charges of all kinds, which MPI would have to bear.

Maurel & Prom will be the debtor of MPI’s creditors in lieu of the latter, without such substitution entailing a novation on the creditors’ part. It is therefore expressly specified that the description of liabilities above and the preceding provisions do not constitute an acknowledgement of debt in favour of alleged creditors, who will, on the contrary, be required to establish their rights and justify their shares.

(C)	Dividends paid since 31 December 2014 and extraordinary dividend

As proposed by MPI’s Board of Directors, at the Combined (Ordinary and Extraordinary) General Shareholders’ Meeting of 22 May 2015 the shareholders decided to approve the payment of a dividend of €0.30 for each MPI share with dividend rights (excluding treasury shares), i.e. a total distributed amount of €33,260,222.10.

Moreover, MPI’s General Shareholders’ Meeting called to approve the merger and the resulting dissolution will also decide whether to approve the extraordinary dividend of €0.45 for each MPI share with dividend rights, i.e. a total amount of around €49,797 thousand. It is expressly acknowledged that the above-mentioned extraordinary dividend will be paid to MPI shareholders if this dividend is approved by the latter, regardless of whether the proposed merger goes ahead or not.

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(D)	Net assets contributed

Of the above-mentioned elements, the amount of net assets contributed by MPI to Maurel & Prom as part of the merger described in this Document is calculated as follows:

Calculation of net assets contributed	In thousands of euros
Assets contributed	449,926
Liabilities assumed	(13,119)
Deduction of MPI’s 2015 dividends from the 2014 reserve	(33,260)
Deduction of MPI’s extraordinary dividend	(49,797)

Total net assets contributed	353,750

(E)	MPI’s off-balance sheet commitments

Independently of the above-mentioned assets and liabilities, Maurel & Prom will benefit from commitments received by MPI and will substitute MPI in commitments made by the latter.

Except for the autonomous first-call guarantee referred to in paragraph 2.1.1 (B), as at the date of this Document, no significant off-balance sheet commitments have been received or made by MPI and assumed by Maurel & Prom.

2.3.2	Revaluation and adjustments made between the contribution value and the book value

The revaluation and adjustments made between the book value and the contribution value include (i) the presentation of the real value of stakes held in Seplat and Saint-Aubin Energie as expressed above, (ii) the cancellation of treasury shares and presentation adjustments to the Cardinal stake and (iii) currency translation adjustments.

2.3.3	Appraisal of contribution values

No appraisal of contribution values has been carried out other than those carried out by the Merger Auditors pursuant to the applicable legal provisions.

2.3.4	Calculation of the merger premium

The difference between:

•	the real value of the contributed net asset, i.e.: €353,749,589; and

•	the nominal amount of the capital increase, i.e.: €48,690,200.02;

gives the merger premium of €305,059,388.98.

This amount will be recognised as a liability in Maurel & Prom’s balance sheet under “Merger premium” and to which the former and new Maurel & Prom shareholders’ rights shall be applicable.

The merger premium may be used for any purpose, which complies with current principles decided by the Maurel & Prom General Shareholders’ Meeting. In particular, Maurel & Prom’s Extraordinary General Shareholders’ Meeting called to approve the proposed merger will be asked to authorise the Board of Directors to charge the merger premium with a view to (i) reconstitute, under Maurel & Prom’s liabilities, MPI’s regulated reserves and provisions on MPI’s balance sheet (ii) offset all the expenses, fees, duties and taxes incurred or due as part of the merger against the merger premium, (iii) deduct the amount required to raise the legal reserve to one-tenth of the new share capital following the merger from the merger premium and (iv) deduct all omitted or unrevealed liabilities relating to the transferred assets to the merger premium.

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2.3.5	Merger surplus or deficit

There is no merger surplus or deficit as Maurel & Prom does not own a stake in MPI.

2.4	COMPENSATION OF CONTRIBUTIONS

The compensation of contributions and the calculation of the exchange ratio were jointly agreed by the Boards of Directors of Maurel & Prom and MPI.

2.4.1	Criteria used to compare the companies

The proposed exchange ratio 1 Maurel & Prom share for 1.75 MPI share (corresponding to an exchange ratio of 4 Maurel & Prom shares for 7 MPI shares) – after the extraordinary dividend of €0.45 per MPI share with dividend rights – was fixed using a multi-criteria approach based on the usual and appropriate valuation methods for the proposed transaction, taking into account the intrinsic features of the oil and gas exploration and production sector.

The following were used:

•	an analysis of Maurel & Prom and MPI’s historical share prices; and

•

a comparison of valuations carried out by Maurel & Prom and MPI using the restated net asset method (RNA), based mainly on the valuation of both companies’ main assets on the basis of discounted cash flow (DCF).

The exchange ratio, in terms of valuation methods, was calculated as being the ratio between the value of Maurel & Prom and MPI’s equity after taking into account the extraordinary dividend, which will be paid by MPI before the merger takes place.

2.4.2	Criteria rejected in comparing the companies

The following methods were not used:

(i)	Financial analysts’ price targets

This method was not used due to a shortage of regular coverage by financial analysts of MPI and limited coverage of Maurel & Prom.

(ii)	Stock market ratios of peer companies

This method was not used (i) due to a lack of listed exploration and production companies that are truly comparable to Maurel & Prom or MPI, in particular in terms of geographic exposure, oil / gas reserve mix, exploration / production mix and

(ii) due to the specific nature of MPI as a company in the oil exploration and production sector and a holding company.

(iii)	Comparable previous transaction multiples

This method was not used due to a lack of comparable previous transactions (in terms of oil price environment, geographic exposure and business mix) for which terms and conditions are publically available.

(iv)	Net asset value (NAV)

The net asset value method consists of calculating the amount of equity by subtracting all debt incurred from total assets as valued in the company’s balance sheet. This method, which is based on the historic value of assets and liabilities, was not used as it does not take into account either the present value of a company’s asset and liabilities or its future growth prospects.

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(v)	Dividend-based valuation

The dividend discount method is relevant in the case of a value traditionally considered as a yield value. In this case, this method was not used as Maurel & Prom has not paid out dividends since 2013.

2.4.3	Basis of calculation of the exchange ratio

(i)	Historical share prices

The ratio of Maurel & Prom and MPI’s share prices, after taking into account the extraordinary dividend which will be paid by MPI prior to the transaction, was calculated based on the closing share price on the day on which the transaction was announced, as well as the average one-month, three-month, six-month and 12-month share prices at that date.

(ii)	Restated Net Assets (RNAV)

The analysis of Maurel & Prom and MPI’s restated net asset is mainly based on a DCF valuation of the main assets held by the companies on the basis of (i) the reserve reports compiled at end-2014 by DeGolyer and MacNaughton for Maurel & Prom’s assets in Gabon and for Seplat (21.76%-owned by MPI) and by RPS Energy for Maurel & Prom’s assets in Tanzania, and (ii) the companies’ latest estimates.

Consistent economic assumptions were used for both companies in the DCF valuation:

•	valuation at 30 June 2015;

•	a discount rate which factors in country-specific risks (10% for Gabon and Tanzania and 12% for Nigeria);

•	inflation: 2%; and

•

an oil price per barrel (Brent) based on the three-year forward curve and a long-term assumption of US$80 per barrel (US$ per barrel), based on analysts’ consensus in September 2015. The Brent price assumptions are as follows:

•	2016: US$53 per barrel;

•	2017: US$58 per barrel;

•	2018: US$70 per barrel;

•	2019: US$80 per barrel;

2% inflation was then applied.

Sensitivity analyses were carried out using the main valuation parameters, in particular the discount rate and the oil price per barrel assumption. Thus fluctuations of plus/minus 1% compared with the central assumptions of the discount rates used and of plus/minus US$5 per barrel compared with the central assumption in terms of the long term price of Brent (US$80 per barrel plus/minus US$5 per barrel in 2019) were analysed. Other sensitivity analyses were also carried out, for example covering operating and investment cost assumptions. The most sensitive assumption is the price of Brent assumption.

Elements of the transition from enterprise value to equity value (in particular net financial debt) are based on Maurel & Prom and MPI’s consolidated financial statements as at 30 June 2015.

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No holding discount was factored into the assessment of MPI’s per share value through the analysis of its net asset value. However, an average holding discount of some 30% can be seen since the floating of Seplat on 9 April 2014 (discount calculated based on MPI’s share price compared with a transparent valuation of MPI based on Seplat’s share price at the same date).

This was also taken into account in adjustments for MPI of the extraordinary dividend to be paid by MPI before the merger.

2.4.4	Expert review

Associés en Finance, represented by Arnaud Jacquillat, was appointed on a voluntary basis by MPI’s Board of Directors, on recommendation of its ad hoc committee, on 27 August 2015 to compile a report pursuant to articles 262-1 et seq. of the AMF General Regulations, AMF instruction no. 2006-08 and AMF recommendation no. 2006-15 relating to independent expert reviews of financial transactions.

It compiled a report, dated 15 October 2015, on the fairness of the proposed exchange ratio for the benefit of said Board of Directors. The report is available on MPI’s website and is attached in Appendix 3 of the Document.

2.4.5	Valuation summary

The table and diagrams below presents a summary of the ratio ranges obtained using the various methods described above, after taking into account the amount of the extraordinary dividend that will be proposed to MPI’s shareholders at the General Shareholders’ Meeting of 17 December 2015.

The implied exchange ratio drawn from comparing Maurel & Prom and MPI’s share prices is between 2.3 MPI shares for one Maurel & Prom share (share price before the transaction announcement on 27 August 2015) and 2.9 MPI shares for one Maurel & Prom share (12-month volume weighted average share price as at 27 August 2015).

The central exchange ratio based on the analysis of restated net assets is 1.5 MPI share for one Maurel & Prom share. The exchange ratio between both companies is mainly sensitive to oil price per barrel assumptions, as stated above. The exchange ratio range of between 1.3 and 1.7 MPI shares for one Maurel & Prom share shown in the table below therefore corresponds to a sensitivity of plus/minus US$5 per barrel compared with the long term price of Brent assumption.

	Exchange ratio	Minimum	Average	Maximum
Historical share price	Announcement date	2.3x	2.3x	2.3x
	One-month average	2.3x	2.5x	2.7x
	Three-month average	2.3x	2.7x	3.0x
	Six month-average	2.3x	2.6x	3.0x
	12-month average	2.3x	2.9x	3.8x
Restated Net Assets (RNAV)	Sensitivities	1.3x	1.5x	1.7x

*	The values presented in the table do not factor in any holding company discount related to MPI.

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2.4.6	Exchange ratio used

The exchange ratio used provides for the issue of 63,234,026 new Maurel & Prom shares for 110,659,545 MPI shares, which corresponds to an induced ratio of 1.75.

2.4.7	Valuations used for each company during recent transactions (public offers, acquisitions of controlling interests, mergers, transfer of assets, etc.)

In relation to the distribution of MPI shares (previously “MP Nigeria”) decided by Maurel & Prom’s shareholders on 12 December 2011, Maurel & Prom’s Board of Directors, after reviewing the detailed work and the conclusions of a report by an independent expert, decided to approve a total MPI value of €240 million, i.e. €2.08 per MPI share.

2.5	IMPACT OF THE TRANSACTION

2.5.1	Consequences for Maurel & Prom and its shareholders

(A)	Impact of the transaction on equity

The impact of the transaction on Maurel & Prom’s equity is presented in the table below:

	Number of shares	Share capital	Merger premium*
Pre-merger position (As at 14 October 2015)	121,564,203	€93,604,436.31	—
Capital increase relating to the merger	63,234,026	€48,690,200.02	€305,059,388.98
Post-merger position**	184,798,229	€142,294,636.33	€305,059,388.98

*	Before expenses and duties arising from the merger.
**	On a non-diluted basis, i.e. excluding shares that may be created through dilutive instruments (ORNANE 2019, ORNANE 2021, M&P BSA and M&P AGA).

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(B)	Impact on the breakdown of Maurel & Prom’s share capital and voting rights after the transaction

Following the definitive completion of the merger, Maurel & Prom’s share capital will break down as follows (based on Maurel & Prom’s and MPI’s estimated shareholding structure as at 14 October 2015):

Shareholders	Number of shares	Share capital	Exercisable voting rights*		Theoretical** voting rights*
				s/ 196,220,843		s/ 201,783,177
Pacifico S.A.	45,177,968	24.45%	58,846,631	29.99%	58,846,631	29.16%
Macif	13,080,892	7.08%	13,080,892	6.67%	13,080,892	6.48%
Employees	1,152,220	0.62%	1,743,048	0.89%	1,743,048	0.86%
Treasury shares	5,562,334	3.01%	—	—	5,562,334	2.76%
Public***	119,824,815	64.84%	122,550,272	62.46%	122,550,272	60.73%

TOTAL	184,798,229	100%	196,220,843	100%	201,783,177	100%

*	The breakdown of voting rights takes into account the activation, as at 15 December 2015, of the double voting rights of registered MPI shares held since 15 December 2011.
**	Theoretical voting rights correspond to the total number of voting rights attached to the total number of shares, including treasury shares and non-voting shares.
***	Allan Gray owns 6,437,477 shares which, based on the adopted exchange ratio, correspond to 3.48% of the share capital.

In terms of double voting rights, rights acquired by registered MPI shareholders will be deducted from the holding period required by Maurel & Prom for Maurel & Prom shares received by MPI shareholders as part of the transaction in exchange for their MPI share (see paragraph 5.3.3 of this Document).

The combined group’s simplified organisation chart would be as follows:

(C)	Proposed changes in the composition of the administrative and management bodies and governance rules

(1)	Maurel & Prom’s management and Board of Directors as at the date of this Document

The separation of the roles of Chairman of the Board of Directors and Chief Executive Officer was voted by Maurel & Prom’s Board of Directors on 26 May 2014 and then confirmed by Maurel & Prom’s Board of Directors on 18 June 2015.

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The role of Chief Executive Officer is held by Michel Hochard.

The Board of Directors, as at the date of this Document, included the following members:

•	Carole Delorme D’armaillé;

•	Eloi Duverger;

•	Emmanuel de Marion de Glatigny;

•	François Raudot Genet de Chatenay;

•	Gérard Andreck;

•	Jean-François Hénin (Chairman);

•	Nathalie Delapalme;

•	Roman Gozalo; and

•	Xavier Blandin.

(2)	Management and Board of Directors of the post-merger entity

Following the transaction, the new entity’s governance structure will be identical to that of Maurel & Prom as described in paragraph 2.5.1 (C) (1) above.

(3)	Compensation of corporate officers

The compensation of corporate officers will remain unchanged following the merger.

(D)	Change in Maurel & Prom and MPI’s market capitalisation

Maurel & Prom’s share price was €4.69 at market close on 27 August 2015 before the proposed merger by absorption of MPI by Maurel & Prom was announced. Maurel & Prom’s market capitalisation was thus €570 million at this date. At the same date, MPI’s share price was €2.52 and its market capitalisation €291 million.

Maurel & Prom’s share price was €4.83 at market close on 28 August 2015 after the proposed merger by absorption of MPI by Maurel & Prom was announced. Maurel & Prom’s market capitalisation was thus €587 million at this date. At the same date, MPI’s share price was €2.77 and its market capitalisation €319 million.

Maurel & Prom’s share price was €3.96 at market close on 15 October 2015 after the approval of the final terms of the proposed merger by Maurel & Prom’s Board of Directors. Maurel & Prom’s market capitalisation was thus €481 million at that date.

At the same date, MPI’s share price was €2.61 and its market capitalisation €301 million. As at the Completion Date, the total number of Maurel & Prom shares will be 184,798,229 versus 121,564,203 shares as at the date of this Document.

Based on the information presented above, Maurel & Prom’s post-merger market capitalisation[17] would be €796 million[18].

[17]	The market capitalisation of a company corresponds to the number of shares representing the share capital of this company multiplied by its share price.
[18]	i.e., 184,798,229 shares valued at Maurel & Prom’s closing price on 8 October 2015 (€4.31).

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(E)	Impact on the calculation of earnings per share

The impact on the calculation of earnings per share is presented in the table below:

	Number of ordinary shares as at 31 December 2014		Net income, Group share as at 31 December 2014 (in thousands of euros)	Net income, Group share, per share as at 31 December 2014 (in euros)
Maurel & Prom pre-merger	121,562,094		13,159	0.11
MPI pre-merger	115,336,534		49,638	0.43
Pro forma post merger (Maurel & Prom and MPI)	184,798,229	*	231,980	1.26

*	The final number of shares following the merger as stated in paragraph 2.5.1 (A) has been used so as not to give rise to a different calculation as at 31 December 2014.

The merged entity’s pro forma share of net income and the diluted share of net income per share are included in the consolidated pro forma income statement as at 31 December 2014, in paragraph 4 of this Document.

(F)	New approaches under consideration

New approaches are presented in paragraph 2.1.2 (D) of this Document.

(G)	Short and medium-term forecasts for the business and any further restructuring, net income and dividend distribution policy

The short and medium-term forecasts for the business and any further restructuring, net income and the dividend distribution policy are presented in paragraphs 2.1.2 (D) and 2.1.2 (E) of this Document.

2.5.2	Consequences for MPI and its shareholders

Following the merger, MPI will be dissolved and all its assets transferred to Maurel & Prom pursuant to Article L. 236-3 of the French Commercial Code.

In compensation for the transfer of assets and liabilities, 63,234,026 new Maurel & Prom shares will be issued, representing a capital increase for a nominal amount of €48,690,200.02, and allocated to MPI shareholders based on the merger exchange ratio.

In terms of double voting rights, rights acquired by registered MPI shareholders will be deducted from the holding period required by Maurel & Prom for Maurel & Prom shares received by MPI shareholders as part of the transaction in exchange for their MPI share (see paragraph 5.3.3 of this Document).

2.5.3	Impact on the financing of Maurel & Prom and MPI

MPI does not receive any financing. The impact of the merger on Maurel & Prom’s financing contracts is presented in the paragraphs below.

Loan amounts stated below correspond to the nominal amount of each loan, it being noted that the amounts outstanding are not significantly different than these nominal amounts, except for the financing for which the amounts outstanding are stated below.

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(A)	Financial debt unaffected by the merger

The bonds issued by Maurel & Prom (ORNANE 2019 and ORNANE 2021) are not affected by the merger.

(B)	Financial debt for which credit institutions have agreed on changes to the terms and conditions to take the merger into account

•

Revolving Credit Facility concluded between Maurel & Prom, BNP Paribas, CA-CIB, Natixis and Standard Chartered Bank dated 18 December 2014, for a total of US$400 million (which may be increased to US$650 million) with an outstanding amount of US$400 million as at the date of this Document (the “RCF”);

•

Loan agreement between Maurel & Prom Drilling Services BV, Maurel & Prom, Caroil and Crédit Suisse dated 23 December 2013, for a total of US$50 million with an outstanding amount of US$33,2/3 million as at the date of this Document (the “Loan Agreement”).

In addition to the above-mentioned changes to the terms of financing agreements to take into account the merger, the falling price of oil, the flow problems and force majeure situation that occurred in September 2015 in Gabon (described in paragraph 3.4 of the Document) led Maurel & Prom to request certain adjustments to the RCF and the Loan Agreement (further details are provided in the Update to Maurel & Prom’s Annual Report).

The following main adjustments were accepted by the RCF bank consortium on 13 October 2015 and by the syndicate of banks that granted the Loan Agreement on 27 October 2015[19] :

•	RCF:

•

a consolidated net debt to EBITDAX ratio for the Maurel & Prom group[20] as at 31 December 2015 calculated over a period of 12 months prior to the reference period of no more than (i) 4.20:1.00 if the planned merger is completed by that date or (ii) 5.50:1.00 if the planned merger has not been completed by 31 December 2015 at the latest (in place of 3.00:1.00 in the past);

•

in terms of the level of production of the rights of Maurel & Prom Gabon to oil from the fields included in the Ezanga production sharing agreement, the minimum level as at 31 December 2015 is 19,000 barrels per day (company share) as an average calculated over the last quarter 2015 (rather than the second half of 2015); and

•

a shift in the calculation period of the minimum production level that might constitute a criterion for the prepayment of the RCF; the level of production of the rights of Maurel & Prom Gabon to oil from the fields included in the Ezanga production sharing agreement, which may not be lower than 22,000 barrels per day on average, will be calculated from 1 December 2015 to 29 February 2016 inclusive rather than the last quarter 2015;

[19]	A written agreement in principle was issued by the syndicate to Maurel & Prom on 15 October 2015.
[20]	EBITDAX = earnings before interest, tax, amortisation and depreciation and foreign exchange rate gains and losses.

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•	Loan Agreement:

•	a partial prepayment of US$16.667 million (one third of the principal of the Loan Agreement);

•	an increase in the interest rate applicable to the Loan Agreement, from Libor +2% to Libor +7.5%;

•	a net consolidated debt to EBITDAX ratio for the Maurel & Prom group calculated over a period of 12 months prior to the reference period of no more than 2.25:1.00 as at 31 December 2016.

In consideration for the above, the net debt to EBITDAX ratio of the Maurel & Prom group as at 31 December 2015 as a result of the adjustments approved by the syndicate of banks that granted the Loan Agreement, calculated as at 31 December 2015 over a period of 12 months prior to the reference period, must not exceed (i) 4.20:1.00 if the planned merger is completed or (ii) 5.50:1.00 if the planned merger has not been completed by 31 December 2015 at the latest.

(C)	Financial debt likely to be subject to early redemption due to the merger:

None.

2.5.4	Impact on the other agreements

To the best of MPI’s knowledge, no significant agreement has been signed by the MPI Group that may be called into question in the event of a merger. With the exception of the financing agreements described in paragraph 2.5.3, to the best of Maurel & Prom’s knowledge, no other significant agreement has been signed by the Maurel & Prom Group that may be called into question in the event of a merger.

2.5.5	Intentions of MPI shareholders that hold more than 10% of the share capital of the merged entity

As at the date of this Document, Pacificio S.A., which will own 24.45% of the entity’s share capital following the merger, has declared to Maurel & Prom and MPI its intention to remain a reference shareholder of the merged entity and not to dispose of its shares in the merged entity during the six months following the completion of the merger, with the exception of a transaction leading to a public offering on the merged entity.

3.	PRESENTATION OF THE ABSORBING COMPANY

3.1	ANNUAL REPORT – INTERIM FINANCIAL REPORT

Useful information regarding Maurel & Prom’s legal position, activity, company financial statements, consolidated financial statements, the relevant Statutory Auditors reports, the Statutory Auditors’ special reports, recent developments and prospects are presented in the following documents which are incorporated by reference in this Document:

•	Maurel & Prom’s 2012 Annual Report;

•	Maurel & Prom’s 2013 Annual Report;

•	Maurel & Prom’s 2014 Annual Report; and

•	Update to Maurel & Prom’s Annual Report.

These documents are available on the AMF’s website (www.amf-france.org) and on request by writing to, calling or visiting Maurel & Prom’s registered office (51 rue d’Anjou – 75008 Paris) or on Maurel & Prom’s website (www.maureletprom.fr).

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3.2	RISK FACTORS

3.2.1	Risk factors relating to Maurel & Prom and its operations

The main risk factors relating to Maurel & Prom and its operations are described in the “Risk factors” section on pages 37 to 48 of the Maurel & Prom 2014 Annual Report, incorporated by reference in this Document.

These risks were updated in the “Risk factors” chapter of the Update to Maurel & Prom’s Annual Report, incorporated by reference in this Document (pages 18 to 25).

These risk factors include in particular the following risks:

•

risks linked to the Group’s oil and gas exploration and production activities (risks linked to the regulatory procedure for obtaining and renewing certain permits, risks linked to the appreciation of reserves, risks linked to the exploration and renewal of reserves, risks linked to the production capacity and routing of hydrocarbons, political risks, risks linked to competition, industrial and environmental risks, risks linked to the possible dependence of the Group on customers, suppliers or subcontractors);

•	financial risks (risks of fluctuations in hydrocarbon prices, foreign exchange risk, liquidity risk, interest rate risk, equity risk, counterparty risk);

•

legal risks (legal risks associated with the hydrocarbon sector, risks for the Company in the event of a change of control and ownership, legal risks linked to the regulatory framework of exploration and production activities in the hydrocarbon sector, risks linked to unresolved disputes, risks linked to claims not covered by insurance).

Readers’ attention is drawn to the fact that the risks presented in the aforementioned documents are not intended to be an exhaustive list of risks relating to the company or a full description of these risks. As a result, other risks which are unknown to Maurel & Prom as at the date of this Document or which are not considered as being likely to have a significant negative impact on its operations as at the date of this Document may exist.

MPI shareholders are thus invited to take into account the risks related to Maurel & Prom described in the above mentioned documents.

3.2.2	Risk factors linked to the transaction

In addition to the risk factors described in paragraph 3.2.1 above, the following risk factors linked to the transaction have been identified:

•	The value of Maurel & Prom shares issued in consideration for the merger is subject to change.

At the Completion Date, 1.75 MPI share will be exchanged for 1 Maurel & Prom share (corresponding to 4 Maurel & Prom shares for 7 MPI shares). This exchange ratio has been set and therefore the number of Maurel & Prom shares that MPI shareholders will receive as part of the merger will not change even though the market value of Maurel & Prom’s shares has changed since the date on which the merger exchange ratio was decided (15 October 2015). No adjustments will be made to the exchange ratio in the event of a change in MPI or Maurel & Prom’s share prices. These changes may have an unfavourable impact on the market value of Maurel & Prom shares. The market value of Maurel & Prom shares as at the Completion Date and subsequently may be lower than the market value at the draft merger agreement date or as at the date of this Document. As a reminder, the closing price of Maurel & Prom’s

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shares on 27 August 2015, the last trading day before the announcement of the proposed merger, was €4.69 per share. The closing price of Maurel & Prom shares on 12 November 2015, the day before the filing of this Document, was €3.11per share.

•	Any delays in the fulfilment of conditions precedent may result in the failure of the transaction.

Pursuant to the merger agreement, the conditions precedent to the merger must be fulfilled by 29 February 2016 at the latest. If the transaction has not been completed at that date, the merger agreement will become null and void. A number of factors may delay the fulfilment of the conditions precedent, and may prevent the completion of the transaction under the terms and conditions set out in the merger agreement.

•

Pro forma financial information presented by Maurel & Prom in paragraph 4 of this Document is provided solely for information purposes and, as a result, does not constitute Maurel & Prom’s actual consolidated net income and does not prejudge the merged entity’s distributive capacity in future years. The macro-economic position and in particular oil prices will be determining factors in establishing future distributive capacity.

3.3	WORKING CAPITAL STATEMENT

Maurel & Prom declares that, in its opinion, its working capital is sufficient to meet its commitments over the next 12 months from the date on which this Document is filed.

Maurel & Prom declares that, in its opinion, its working capital following the merger will be sufficient to meet its commitments over the next 12 months from the date on which this Document is filed.

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3.4	CAPITALISATION AND INDEBTEDNESS

In accordance with the recommendations of the ESMA (European Securities and Markets Authority) (ESMA/2013/319, paragraph 127), the table below presents the consolidated capitalisation and indebtedness position of the Maurel & Prom Group as at 31 August 2015 (in thousands of euros).

In thousands of euros	Maurel & Prom 31/08/2015
1. Capitalisation and indebtedness
Current liabilities	3,871
• current liabilities subject to guarantees and/or pledges	2,236
• unguaranteed/unsecured current liabilities	1,635
Non-current liabilities	730,182
• non-current liabilities subject to guarantees and/or pledges	394,476
• unguaranteed/unsecured non-current liabilities	335,706
Equity	964,802
Share capital	93,603
Reserves (excluding income for the period)	943,425
Treasury shares	(69,500)
Non-controlling interests	(2,727)
2. Net financial debt
A. Cash and cash equivalents	116,592
B. Restricted cash	0
C. Investment securities	0
D. Liquidity (A+B+C)	116,592
E. Short-term financial receivables	0
F. Short-term financial liabilities	363
G. Portion of mid- and long-term debt due in less than one year	3,508
H. Other short-term financial liabilities	0
I. Current short-term financial liabilities (F+G+H)	3,871
J. Short-term net financial liabilities (I-E-D)	(112,722)
K. Bank loans due in more than one year	391,924
L. Bonds issued	335,707
M. Other financial liabilities due in more than one year	2,551
N. Mid- and long-term net financial liabilities (K+L+M)	730,182
O. Net financial liabilities (J+N)	617,460

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The €/US$ exchange rate increased from 1.119 as at 30 June 2015 to 1.222 as at 31 August 2015. The impact of this change in €/US$ exchange rate on the amount of the Maurel & Prom Group’s equity and debt as at 31 August 2015 is €2 million on equity (for a total of €965 million), and €1 million on net financial debt (for a total of €617 million).

Since 31 August 2015, the following events, development and circumstances that have had or that may have a significant impact on the consolidated equity and net financial debt positions as presented above have arisen:

•

On 4 September 2015, the pipeline operator Association Coucal informed Maurel & Prom of a situation of force majeure leading to the interruption of crude oil evacuation through the 12-inch pipeline between Coucal and the connection with the 18-inch Rabi Nord pipeline. The hole in this 12-inch pipeline, located 2.5km from the Coucal facilities, has since been repaired and the evacuation of crude oil has gradually resumed (further information on this subject is provided in the Update to Maurel & Prom’s Annual Report).

•

Pursuant to the amendment to the Loan Agreement of 27 October 2015, the interest rate originally set at Libor +2% was raised to Libor +7.5% as from 16 October 2015 and a partial prepayment of US$ 16.667 million – one third of the principal – was made on 30 October 2015 (further details are provided in paragraph 2.5.3 (B) above and in the Update to the Annual Report).

3.5	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE TRANSACTION

The interests of natural and legal persons involved in the transaction are presented in paragraph 2.1.2 of this Document.

3.6	EXPENSES ASSOCIATED WITH THE TRANSACTION

The total amount of expenses associated with the merger is estimated at around €4million.

3.7	DILUTION

3.7.1	Impact of the transaction on the portion of consolidated equity, Group share for a pre-merger Maurel & Prom shareholder holding one share

The impact of the transaction on the portion of consolidated equity, Group share for a pre-merger Maurel & Prom shareholder holding one share is presented in the table below:

In euros	Portion of consolidated equity, Group share (base 31/12/2014)
Pre-merger*	7.33
Post-merger**	6.87

*	On a non-diluted basis, i.e. excluding shares that may be created through dilutive instruments (ORNANE 2019, ORNANE 2021, M&P BSA and M&P AGA).

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3.7.2	Impact of the transaction on the stake in the share capital of a shareholder owning 1% of Maurel & Prom’s share capital pre-merger

The impact of the transaction on the stake in the share capital of a shareholder owning 1% of Maurel & Prom’s share capital pre-merger is presented in the table below:

Shareholder stake
Pre-merger*	1%
Post-merger*	0.66%

*	On a non-diluted basis, i.e. excluding shares that may be created through dilutive instruments (ORNANE 2019, ORNANE 2021, M&P BSA and M&P AGA).

3.7.3	Additional information

The Merger Auditors’ reports relating to the contribution value and the compensation for contributions are included in Appendix 1 and Appendix 2 of this Document.

Maurel & Prom’s Statutory Auditors carried out a limited review of the consolidated financial statements as at 30 June 2015 and presented a limited review report on this interim information.

Maurel & Prom’s Statutory Auditors reviewed the pro forma financial information as at 30 June 2015 and as at 31 December 2014 which also appears in paragraph 4 in accordance with professional guidance issued by the national auditing body (Compagnie nationale des commissaires aux comptes) and presented a report on the pro forma financial information as at 30 June 2015 and as at 31 December 2014 which also appears in paragraph 4 of this Document.

4.	PRO FORMA FINANCIAL INFORMATION

The presented pro forma financial information is aimed at illustrating, for reference purposes only, the impact of the merger by absorption of MPI by Maurel & Prom on (i) Maurel & Prom’s consolidated statement of financial position as at 31 December 2014 and (ii) the consolidated income statement for the period ended 31 December 2014, as if the merger had taken place (a) on 31 December 2014 for the consolidated statement of financial position and (b) on 1 January 2014 for the consolidated income statement. This pro forma information was the subject of a report by Maurel & Prom’s Statutory Auditors and is reproduced below.

The pro forma financial information includes:

•	the pro forma consolidated statement of financial position as at 31 December 2014 (pro forma consolidated balance sheet as at 31 December 2014);

•	the pro forma consolidated income statement for the 2014 fiscal year (12 months); and

•	an explanatory note.

The presentation of pro forma financial information is a requirement of Appendix II to Instruction No. 2005-11 of the AMF dated 13 December 2005, when in particular the proposed transaction implies a change of more than 25% of the absorbing company’s indicators.

This pro forma financial information was established in compliance with (i) the figure in Appendix II of EC Regulation No. 809/2004 of the European Commission, (ii) ESMA recommendation No. 2013/319 dated 20 March 2013, (iii) ESMA’s questions / answers dated 14 January 2014 and (iv) AMF recommendation No. 2013-08 relating to pro forma financial information.

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The pro forma financial information is presented for illustrative purposes only and provides no indication of the possible resulting net income and financial position of Maurel & Prom and MPI’s merged activities at the respective dates on which this information is established. It does not reflect the net income from operating activities or the future financial position of the merged entity and does not factor in any impacts from expected synergies.

The pro forma financial information is prepared based on the terms and conditions of the transaction described in paragraph 2.2 of this Document.

The pro forma financial information is based on the following assumption: Maurel & Prom will remunerate all MPI shares (excluding treasury shares), based on an exchange ratio of 1 Maurel & Prom share for 1.75 MPI share (corresponding to 4 Maurel & Prom shares for 7 MPI shares). The value of one Maurel & Prom share used to prepare the pro forma financial information is estimated at €4.02, corresponding to the closing price on 14 October 2015 (the day before the meeting of the Board of Directors which approved the signature and the publication of the merger agreement), in order to estimate the consideration transferred.

The pro forma financial information was prepared based on Maurel & Prom and MPI’s historical consolidated financial statements for the fiscal year ended 31 December 2014, accounting for the merger as a business combination according to IFRS 3 – Business Combinations.

This information should be read in conjunction with (i) the explanatory note, (ii) the audited consolidated financial statements for the 2014 fiscal year, and (iii) Maurel & Prom and MPI’s consolidated interim summary financial statements as at 30 June 2015, the latter having been subject to a limited review by their Statutory Auditors.

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Pro forma consolidated income statement as at 31 December 2014 (12 months)

	Historical information as at 31/12/2014		Pro forma adjustments
In thousands of euros	Maurel & Prom	MPI	merger (4)	adjustments (5.c&d&e)	change in SAE’s method of consolidation (5.f)	Pro forma financial information as at 31/12/2014
Sales	550,398	2			171	550,571
Other income	7,395	1,973			0	9,368
Purchases and change in inventories	(24,821)	(1)			0	(24,822)
Other purchases and operating expenses	(110,851)	(2,324)		(4,015)	(2,121)	(119,311)
Tax expense	(47,480)	(275)			(77)	(47,832)
Personnel expenses	(22,695)	(2,766)			(381)	(25,843)
Amortisation and depreciation charges	(86,720)	0			(2)	(86,722)
Impairment of exploration and production assets	(113,386)	0			(2,679)	(116,064)
Provision and impairment of current assets	(8,956)	(68)				(9,024)
Reversals of operating provisions	2,108	0				2,108
Gain (loss) on asset disposals	(294)	0			3	(291)
Other expenses	(4,091)	(322)			(64)	(4,477)
Profit related to MPI badwill			129,102			129,102
EBIT	140,607	(3,782)	129,102	(4,015)	(5,150)	256,764
Gross cost of financial debt	(37,953)	0			(74)	(38,027)
Income from cash	655	0				655
Net gains and losses on financial instruments	12,005	0				12,005
Cost of net financial debt	(25,293)	0	0	0	(74)	(25,367)
Foreign exchange gains or losses	25,807	(1,931)		31,961	(7,459)	48,378
Other financial income and expenses	(11,321)	3,079			(731)	(8,974)
Other financial income and expenses	14,486	1,148	0	31,961	(8,190)	39,404
FINANCIAL INCOME	(10,807)	1,148	0	31,961	(8,264)	14,037
Income before tax	129,800	(2,634)	129,102	27,946	(13,414)	270,801
Income tax	(101,567)	(12,136)		12,136	195	(101,372)
NET INCOME FROM CONSOLIDATED COMPANIES	28,233	(14,770)	129,102	40,082	(13,219)	169,430
Share in income from equity associates	(15,380)	35,020			13,218	32,858
Net income from continuing activities	12,853	20,250	129,102	40,082	(1)	202,827
Net income from discontinued activities	0	29,388			0	29,388
Consolidated net income	12,853	49,638	129,102	40,082	(1)	231,675
Of which:
• Earnings per share	13,159	49,638	129,102	40,082	(1)	231,980
• Non-controlling interests	(306)	0				(305)
Average number of dilutive shares	121,540,401	115,336,534				184,774,427
Earnings per share	13,159	49,638				231,980
Diluted earnings per share*	0.11	0.43				1.26

*

Pursuant to implementation of IAS33, the Group diluted earnings per share is equal to the earnings attributable to holders of ordinary shares for the parent company divided by the weighted average number of ordinary shares outstanding during the period, after adjusting the numerator and denominator for the effects of all other dilutive potential ordinary shares. In keeping with IAS33, potential ordinary shares are treated as dilutive if and only if their conversion into ordinary shares would have the effect of reducing the earnings per share from continuing operations

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Statement of pro forma consolidated financial position as at 31 December 2014

	Historical information as		Pro forma adjustments
	at 31/12/2014
In thousands of euros	Maurel & Prom	MPI	merger (5.a&b)	adjustments (5.c&d&e)	change in SAE’s method of consolidation	Pro forma financial information as at 31/12/2014
Net intangible assets	328,232	0			53,526	381,758
Net property, plant & equipment	1,292,484	0			42	1,292,526
Non-current net financial assets	931	36,850	0		(20,221)	17,559
Investments in equity associates	94,028	270,942	(128,860)		(18,392)	217,719
Deferred tax assets	280	0			0	280
NON-CURRENT ASSETS	1,715,955	307,791	(128,860)	0	14,955	1,909,842
Net inventories	6,885	0			0	6,888
Net trade receivables and related accounts	43,377	314			205	43,896
Other current financial assets	60,197	5,645			(15,543)	50,300
Other current assets	58,400	337			3	58,739
Income tax receivable	1,163	0			356	1,518
Net cash and cash equivalents	229,938	251,296	(49,797)		1,068	432,506
CURRENT ASSETS	399,960	257,593	(49,797)	0	(13,911)	593,847
Assets held for sale and discontinued operations	0	0
TOTAL ASSETS	2,115,915	565,385	(178,656)	0	1,044	2,503,690
Share capital	93,603	11,534	37,157			142,293
Consolidated reserves	797,096	538,839	(215,813)	7,068	0	1,127,189
EQUITY, GROUP SHARE	890,698	550,373	(178,656)	7,068	0	1,269,482
Non-controlling interests	(3,181)	0				(3,181)
TOTAL NET EQUITY	887,516	550,373	(178,656)	7,068	0	1,266.301
Non-current provisions	10,282	109				10,391
Non-current bonds	233,989	0				233,989
Other non-current borrowings and financial debt	359,852	0				359,852
Non-current derivative instrument liabilities	1,612	0				1,612
Deferred tax liabilities	358,217	0				358,217
NON-CURRENT LIABILITIES	963,953	109	0	0	0	964,062
Current bond borrowings	69,631	0				69,631
Other current borrowings and financial debt	3,654	0				3,654
Trade payables	107,210	934		4,015	902	113,061
Current income tax liability	6,509	11,083		(11,083)		6,509
Other creditors and miscellaneous current liabilities	65,719	2,886			142	68,747
Current provisions	11,724	0				11,725
CURRENT LIABILITIES	264,447	14,903	0	(7,068)	1,044	273,327
Assets held for sale and discontinued operations	0	0
TOTAL LIABILITIES	2,115,915	565,385	(178,656)	0	1,044	2,503,690

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Explanatory note to the pro forma financial information

1.	Preparation basis and assumptions

Preparation basis

The pro forma financial information was prepared based on the terms and conditions of the transaction described in paragraph 2.2 of this Document using:

•

Maurel & Prom’s consolidated financial statements as at 31 December 2014, prepared according to international accounting standards (IFRS) in effect within the European Union, as approved by its Board of Directors; these financial statements have been certified by the Statutory Auditors in compliance with professional standards applicable in France; and

•

MPI’s consolidated financial statements as at 31 December 2014, prepared according to international accounting standards (IFRS) in effect within the European Union, as approved by its Board of Directors; these financial statements have been certified by the Statutory Auditors in compliance with professional standards applicable in France.

The adjustments adopted in the preparation of pro forma financial information were chosen using a merger completion date of (i) 31 December 2014 for the consolidated statement of financial position and (ii) the first day of the current fiscal year, i.e. 1 January 2014, for the consolidated income statement for the fiscal year ended 31 December 2014.

Only pro forma adjustments directly attributable to the merger transaction that can be reliably substantiated by facts, documents and estimates have been taken into account in the pro forma balance sheet and the pro forma income statement. The impact of any synergies, benefits or restructuring costs relating to the merger have therefore not been factored into this pro forma information.

Assumptions

The pro forma financial information is based on the following assumptions:

•	the approval of the merger by Maurel & Prom and MPI’s General Shareholders’ Meetings; and

•	the fulfilment of other conditions precedent prior to the proposed merger.

The establishment of pro forma financial information is based on the assumption in which Maurel & Prom remunerates all MPI shares (excluding treasury shares), based on an exchange ratio of 1 Maurel & Prom share for 1.75 MPI share (corresponding to 4 Maurel & Prom shares for 7 MPI shares). The value of one Maurel & Prom share used to prepare the pro forma financial information is estimated at €4.02, corresponding to the closing price on 14 October 2015 (the day before the meeting of the Board of Directors which approved the signature and the publication of the merger treaty), in order to estimate the transferred consideration.

2.	Accounting principles and methods

The accounting rules and methods applied to the preparation of unaudited pro forma financial information are those described in the notes to Maurel & Prom’s consolidated financial statements as at 31 December 2014.

It is possible that certain accounting rules and methods applied by MPI to the preparation of its consolidated financial statements differ from those used by Maurel & Prom and that they have not been subject to harmonisation in the preparation of pro forma financial information. However, no significant impact is expected from the harmonisation of accounting principles and methods.

3.	Changes in scope of consolidation

Besides the merger of the Maurel & Prom and MPI Groups and the impact on the share held in Saint-Aubin Energie (see paragraph 5 (f) of this note), the presented pro forma financial information does not factor in any other changes in the scope of consolidation, insofar as no changes have taken place within either Group since 1 January 2015 and until the date on which the pro forma financial information was established.

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There are no clauses such as change of control, non-compete clauses, obligatory buyout clauses of stakes held (joint ventures, associates, subsidiaries) or relating to either Groups’ covenants which could be triggered mechanically or at the discretion of parties by the merger transaction.

4.	Application of IFRS 3 – Business combinations

The merger-absorption of MPI by Maurel & Prom corresponds to a business combination in accordance with IFRS 3 – Business Combinations.

Taking into consideration the terms of the proposed merger and for the needs of the pro forma financial information, Maurel & Prom is considered as the buyer.

The pro forma financial information is based on estimates and preliminary assumptions that Maurel & Prom consider to be reasonable. In particular, the difference, on the one hand, between the transferred consideration valued in accordance with IFRS 3 – Business combinations and, on the other, the fair value of MPI’s identifiable assets and liabilities at the Completion Date (constituting badwill) has an impact on the income statement.

Transferred consideration

The transferred consideration is equal to the market value of Maurel & Prom shares issued in exchange for MPI shares. In order to establish pro forma financial information, the transferred consideration was determined based on:

•	an exchange ratio of 1 Maurel & Prom share for 1.75 MPI share (corresponding to 4 Maurel & Prom shares for 7 MPI shares);

•

a market value for Maurel & Prom shares issued in exchange for 100% of MPI shares of €4.02, which corresponds to the Maurel & Prom closing price on 14 October 2015(the day before the meeting of the Board of Directors which approved the signature and the publication of the merger agreement).

The calculation of the estimated transferred consideration of the business combination is presented in the table below:

Number of MPI shares to be exchanged (1)	110,659,545
Exchange ratio in Maurel & Prom shares (2)	1.75
Number of shares to be issued	63,234,026
Market value of one Maurel & Prom share (3) (in euros)	4.02
Total market value of Maurel & Prom shares to be issued in exchange for MPI shares (in millions of euros)	254

Estimated transferred consideration (in millions of euros)	254

Notes:

(1)	Number of shares issued by MPI at 31 December 2014 (115,336,534) restated for treasury shares (4,676,989) approved as at 14 October 2015.
(2)	Exchange ratio as defined in this Document.
(3)

The value of Maurel & Prom shares issued in exchange for shares held by MPI shareholders as part of the merger will be equal to the share’s market value at the Completion Date. The market value used above corresponds to the closing price on 14 October 2015, the day before the meeting of the Board of Directors, which approved the signature, and the publication of the merger treaty. As a result, the definitive transferred consideration may vary from the estimated transferred consideration calculated above.

Based on calculations presented in the table above, the transferred consideration is estimated at €254 million.

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Fair value of identifiable assets and liabilities

The summary breakdown of MPI’s identifiable assets and liabilities at their fair value is presented in the table below:

In millions of euros
Fair value of Seplat shares (1)	130
Fair value of Saint-Aubin Energie shares and advances (2)	52
Fair value of liquid assets (3)	201
Fair value of MPI’s identifiable assets and liabilities	384

Notes:

(1)

The fair value of the stake in Seplat was based on the closing share price at 14 October 2015 (the day before the meeting of the Board of Directors which approved the signature and the publication of the merger agreement), i.e. 80 pence based on that day’s average Euro/Sterling exchange rate of 0.7418. The final fair value of the stake in Seplat will be set based on the share price on the completion date of the transaction. It follows that the final value is liable to change.

(2)	The fair value of Saint-Aubin Energie shares and advances was based on capitalised past costs, in line with the real value presented in paragraph 2.3.1 (A) of the Document.
(3)	The fair value of liquid assets is based on the historical value at 31 December 2014 less an extraordinary dividend of €50 million, as described in paragraph 5(a) below.

Based on the calculations presented in the table above, the fair value of MPI’s identifiable assets and liabilities is estimated at €384 million.

Badwill

Thus, as the transferred consideration of €254 million is lower than the fair value of MPI’s identifiable assets, liabilities and contingent liabilities, namely, €384 million, badwill impacting the 2014 income statement of the pro forma financial information in an amount of €129 million is produced.

Pursuant to IFRS 3.36, prior to recording this badwill, a review was undertaken to ensure that:

•	all of MPI’s assets and liabilities have been fully identified:

•	the identified assets to be transferred correspond to:

•	the stake in affiliate company Seplat;

•	the stake in the joint venture Saint-Aubin Energie; and

•	cash and cash equivalents;

of which the fair values have been assessed in accordance with IFRS 3;

•	the liabilities have been reviewed to ensure reasonable confidence that they were reported exhaustively in the financial statements of MPI as at 31 December 2014;

•

based on the information available, no additional assets or liabilities affected by the transaction were identified; the Maurel & Prom Group does not expect to perform any restructuring operations further to the transaction.

The	badwill on the transaction is chiefly due to:

•	the completion of a merger between two companies whose stock market values are discounted in comparison to the value of their respective net assets;

•	the partial compensation via the decrease in the value of Seplat based on its fair value in mid-October (in accordance with IFRS 3).

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5.	Adjustments

(a)

MPI proposes that its shareholders approve an extraordinary dividend for an amount corresponding to €0.45 for each MPI share with dividend rights. The above-mentioned extraordinary dividend will be paid to MPI shareholders if this dividend is approved by the latter, regardless of whether the proposed merger goes ahead or not. This dividend would lead to a pro forma adjustment to the cash position and consolidated reserves of the pro forma financial statements.

(b)	Recognition of the capital increase for the transaction

The merger by absorption of MPI by Maurel & Prom will result in the issue of 63,234,026 Maurel & Prom shares to MPI shareholders. This increase in Maurel & Prom’s share capital was deemed effected as at 31 December 2014 for a total amount of €254 million, including (i) a capital increase of €49 million and (ii) a merger premium included in the draft merger treaty of €305 million, corresponding to the difference between the real value of contributed net assets and the nominal amount of the capital increase.

The impact of the capital increase on the “Capital” and “Consolidated reserves” entries on the consolidated pro forma balance sheet, as presented as at 31 December 2014, can be broken down as follows:

In millions of euros
Cancellation of MPI’s existing capital	(12)
Maurel & Prom capital increase, relating to the merger	49

Impact on the “Capital” entry (in millions of euros)	37

Cancellation of MPI’s existing premiums	(227)
Merger premium—Impact of the capital increase on the consolidated financial statements	199
Deduction of the net book value of 4,676,989 treasury shares held by MPI	11
Deduction of MPI’s extraordinary dividend (see paragraph a) above)	(50)
Difference between the acquisition cost calculated by applying IFRS 3 – Business Combinations and MPI’s consolidated net book values at 31/12/2014	(149)

Impact on the “Consolidated reserves” caption	(216)

The merger premium included in the draft merger agreement (€305 million) is different to the merger premium in the consolidated pro forma balance sheet (€199 million) due to:

•	the recognition of badwill in income in the pro forma accounts (€129 million);

•	the difference between Seplat’s real value included in the draft merger agreement and the fair value calculated in accordance with IFRS 3 – Business combinations (€10 million); and

•	the fact that the dividend payment made by MPI during the first half of 2015 was not recognised in the consolidated pro forma balance sheet (€33 million).

(c)

If the proposed merger had taken place on 1 January 2014, in terms of the income statement, it would have led at this date to the transfer of all of MPI’s assets to Maurel & Prom and the take-over by Maurel & Prom of MPI’s operations. MPI’s assets, liabilities, income and expenses would have been valued in euros, i.e. in Maurel & Prom’s functional currency, whereas in MPI’s environment they are valued in US dollars, i.e. in MPI’s functional currency.

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The pro forma adjustment of €31 million reflects this change. It consists of reclassifying to net income in the pro forma financial information, foreign exchange differences recognised in other elements of net income in MPI’s consolidated financial statements prepared in its functional currency, the US dollar.

(d)

If the proposed merger-absorption of MPI by Maurel & Prom had taken effect from a tax point of view as at 1 January 2014, the taxable earnings for the fiscal year ended 31 December 2014 would have been calculated based on the net income of the merged entity. The pro forma adjustment of €12.1 million represents a current tax saving that may have been recognised.

(e)	Non-recurrent expenses relating to the transaction are recognised in the pro forma income statement for a total of €4 million.

The impact of these adjustments included in the “Consolidated reserves” entry on the balance sheet, as presented at 31 December 2014, can be broken down as follows:

In millions of euros
(c) change in functional currency	0
(d) tax saving	11
(e) fees relating to the transaction	(4)

Impact on the “Consolidated reserves” caption	7

(f)

As Saint-Aubin Energie was previously a joint venture 33.33%-owned by Maurel & Prom and 66.67%-owned by MPI and accounted for under the equity method in Maurel & Prom and MPI’s consolidated financial statements at 31 December 2014, its contribution was equity accounted and isolated from the balance sheet and income statement of both entities. Following the merger, Saint-Aubin Energie will be fully-owned by Maurel & Prom and will be fully consolidated.

This change in the share of equity securities held in Saint-Aubin Energie is an acquisition in stages and must be accounted for under IFRS 3 – Business Combinations. This will lead to the reversal of equity interests and the accounting of 100% of Saint-Aubin Energie and its subsidiaries’ identifiable assets and liabilities at their fair value while also recognising a gain or loss from the revaluation at fair value of the portion previously held by Maurel & Prom in the income statement.

The pro forma financial information is based on estimates and preliminary assumptions that Maurel & Prom considers to be reasonable. In this particular case, and based on oil sector practices of valuing the disposal of current exploration assets (farm-out) as costs already incurred, it was considered that (i) the fair value of Saint-Aubin Energie’s identifiable assets and liabilities at the Completion Date corresponded to their net book value, (ii) this fair value corresponded to the amount of the transferred consideration and (iii) the gain or loss from the revaluation at fair value of the portion previously held was insignificant.

This takeover was therefore reflected in the pro forma financial information:

•

in Maurel & Prom’s consolidated statement of financial position as at 31 December 2014: the derecognition of equity interests and the recognition of assets and liabilities at their net book value, deemed to be close to their fair value, as at 31 December 2014; and

•

in the consolidated income statement for the fiscal year ended 31 December 2014: the cancellation of the income (loss) from equity associates and the recognition of Saint- Aubin Energie’s income and expenses for the fiscal year ended 31 December 2014.

(g)	Transactions between Maurel & Prom and MPI have not been restated in the pro forma information due to the fact that they are not significant.

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(h)	The pro forma financial information does not factor in any deferred taxes that the merger transaction may trigger or time differences in the recorded adjustments, which are deemed insignificant.

(i)	The changes to the terms of the borrowings referred to in paragraph 2.5.3 (B) have not been restated in the pro forma information in so far as they are not significant.

(j)

The significant events of the condensed consolidated income statement as at 30 June 2015, which have an impact on the net book value of assets, are not reflected in the pro forma financial information as at 31 December 2014. They mainly concern the recognition of an impairment of €20 million in non-current assets relating to drilling operations due to the non- renewal during the first half-year of long-term drilling contracts between Caroil and some of its existing customers due to a freeze in investments for the latter.

(k)

The pro forma financial information as at 31 December 2014 is based on stock market assumptions. A plus / minus 10% change in Seplat’s share price would have a €13 million impact on the fair value of Seplat’s contributed shares and thus the badwill and a plus/minus 10% change in Maurel & Prom’s share price would have €25 million impact on the compensation of contributions and thus the badwill.

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Statutory Auditor’s report on the pro forma financial information

KPMG Audit	INTERNATIONAL AUDIT COMPANY

Tour EQHO 2 Avenue Gambetta CS 60055 92066 Paris la Défense Cedex France	46 rue du Général Foy 75008 Paris France

Etablissements Maurel & Prom S.A.

Registered office: 51, rue d’Anjou—75008 Paris

Statutory Auditors’ report on pro forma financial information

Fiscal year ended 31 December 2014

Dear Sir,

In our capacity as Statutory Auditors and pursuant to AMF Instruction no.2005-11 and EC Regulation 809/2004, we have prepared this report on the company’s pro forma financial information for the fiscal year ended 31 December 2014 which is set out in part 4 of the Document E drawn up in connection with the merger of MPI S.A. into Etablissements Maurel & Prom S.A. (“Document E”).

This pro forma financial information was prepared solely to illustrate the potential impact of the merger of MPI SA into Etablissements Maurel & Prom S.A. on the consolidated balance sheet as at 31 December 2014 and the consolidated income statement for the Etablissements Maurel & Prom S.A. fiscal year ended 31 December 2014, as if the transaction had come into effect on 31 December 2014 for the balance sheet and 1 January 2014 for the income statement. By its very nature, this pro forma information describes a hypothetical situation and does not necessarily reflect the financial situation or performance that might have been recorded if the transaction had occurred at a date prior to the actual or hypothesised materialisation thereof.

This pro forma financial information was prepared under your authority pursuant to AMF Instruction 2005-11, EC Regulation 809/2004 and the ESMA recommendations on pro forma financial information.

We are responsible for stating a conclusion, based on our work and in keeping with Appendix II, paragraph 7 of EC Regulation 809/2004, as to whether said pro forma information has been properly prepared.

We have conducted the work we deemed necessary in light of the professional standards of the Compagnie nationale des commissaires aux comptes (National Auditors Institute) for this assignment. Our work did not include any auditing or limited review of the financial information underlying the statement of pro forma financial information; it consisted primarily in verifying that the basis on which the pro forma financial information was established matches the source

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documents as described in the explanatory notes to the pro forma financial information, examining the evidence justifying pro forma restatements, and interviewing the management of Etablissements Maurel & Prom SA to gather the information and explanations we deemed necessary.

In our opinion:

•	the pro forma information was properly compiled on the basis stated,

•	this basis is consistent with the accounting methods of the issuer.

This report has been issued with the sole aim of registering Document E with the AMF and if applicable, for the admission of Etablissements Maurel & Prom SA securities to trading on a regulated market and/or a public offering thereof in France and in other EU Member States where notice of a prospectus approved by the AMF has been given. It cannot be used for any other purpose.

Paris La Défense, 13 November 2015	Paris, 13 November 2015

KPMG Audit	International Audit Company
Department of KPMG S.A.

Eric Jacquet	François Caillet

Partner	Partner

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5.	PRESENTATION OF THE ABSORBED COMPANY

5.1	ANNUAL REPORT – INTERIM FINANCIAL REPORT

Useful information regarding MPI’s legal position, activity, company financial statements, consolidated financial statements, the relevant Statutory Auditors’ reports, the Statutory Auditors’ special reports, recent developments and prospects are presented in the following documents which are incorporated by reference in this Document:

•	MPI’s 2012 Annual Report;

•	MPI’s 2013 Annual Report;

•	MPI’s 2014 Annual Report; and

•	Update to MPI’s Annual Report.

These documents are available on the AMF’s website (www.amf-france.org) and on request by writing to, calling or visiting MPI’s registered office (51 rue d’Anjou – 75008 Paris) or on MPI’s website (www.mpienergy.com).

5.2	GENERAL INFORMATION

5.2.1	Company name – registered office

MPI

Registered office: 51, rue d’Anjou – 75008 Paris

5.2.2	Date of incorporation and duration

MPI was formed on 13 October 2009 for a duration of 99 years expiring on 12 October 2108.

5.2.3	Legal form and applicable legislation

MPI is a French “société anonyme” (limited company) with a Board of Directors governed in particular by the legislative and regulatory provisions of the French Commercial Code as applicable to commercial companies.

5.2.4	Corporate purpose

In accordance with Article 3 of the articles of association, MPI has the following purpose, both in France and abroad:

•

the holding and management of all shares and membership rights and, to this end, the acquisition of interests in any company, group or association, particularly by way of purchase, subscription and contribution, as well as the sale in any form of said shares or membership rights;

•	the prospecting and exploitation of all mineral deposits, particularly liquid or gaseous hydrocarbon deposits and related products;

•

the leasing, acquisition, transfer and sale of all wells, land, deposits, concessions, operating permits or prospecting permits, either on its own account or on the account of third parties, whether by participation or otherwise, and the transport, storage, processing, transformation and trading of all natural or synthetic hydrocarbons, all liquid or gaseous products or by-products of the subsoil, and all minerals or metals;

•	the acquisition of any buildings and their management or sale;

•	trading in all products and commodities;

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•

the issue of all guarantees, first-call guarantees, sureties and other collateral, in particular in favour of any group, undertaking or company in which it holds a stake, in the context of its activities, as well as the financing or refinancing of its activities; and

•

generally speaking, the Company’s direct or indirect participation in all commercial, industrial, real estate, agricultural and financial transactions, in France or other countries, either by the formation of new companies or by the contribution, subscription or purchase of shares or membership rights, merger, joint venture or otherwise, and generally all transactions of any kind whatsoever directly or indirectly related to these activities and likely to facilitate their development or management.

5.2.5	Registration place and number, APE code

MPI is entered in the Commercial and Companies Register of Paris under number 517 518 247.

The Company’s APE code is 7010Z: Registered office activities.

5.2.6	Management

MPI’s corporate officers as well as the elements of their compensation are presented on pages 15 to 22 of the Update to MPI’s Annual Report and on pages 44 to 60 of MPI’s 2014 Annual Report (incorporated by reference in this Document).

5.2.7	Statutory Auditors

MPI’s Statutory Auditors are presented in paragraph 1.2.3 of this Document.

5.2.8	Special agreements

Special agreements are listed in the Statutory Auditors’ special report on the Company’s related-party transactions on pages 103 to 105 of MPI’s 2014 Annual Report (incorporated by reference in this Document).

5.2.9	Place where documents and information relating to the Company may be consulted

Documents referring to MPI may be consulted at MPI’s registered office: 51 rue d’Anjou – 75008 Paris.

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5.3	INFORMATION RELATING TO THE SHARE CAPITAL

5.3.1	Amount of issued capital, number and classes of financial securities of which it is composed with details of their principal characteristics

As at the date of this Document, MPI’s share capital stood at €11,533,653.40, divided into 115,336,534 fully paid-up shares of the same class, with a nominal value of €0.10 each.

The change in share capital over five years is as follows:

Date	Nature of transaction	Capital before transaction	Issue premium	Shares created	Nominal value	Total number of shares outstanding	Capital after transaction, in €
13/10/2009	Constitution	N/A	N/A	37,000	€1	37,000	€37,000
15/11/2010	Capital increase by incorporation of debt entirely underwritten by Maurel & Prom	€37,000	N/A	N/A	1.10	37,000	€40,700
15/11/2010	Capital increase by incorporation of debt entirely underwritten by Maurel & Prom	€40,700	N/A	121,266,213	1.10	121,303,213	€133,433,534.30
02/12/2011	Capital decrease via a reduction in the total number of shares	€133,433,534.30	€26,418,272.10	N/A	1.10	97,286,602	€107,015,262.20
02/12/2011	Capital decrease via a reduction in the nominal value of shares	€107,015,262.20	€97,286,602	N/A	€0.10	97,286,602	€9,728,660.20
02/12/2011	Capital increase with retention of preferential subscription rights	€9,728,660.20	€103,289,167.10	17,108,329	€0.10	114.394.931	€11,439,493.10
14/12/2011	Capital increase by incorporation of amounts drawn from merger premiums	€11,439,493.10	94,160.30	941,603	€0.10	115,336,534	€11,533,653.40

5.3.2	Characteristics of financial instruments giving access to capital

MPI’s Free Preference Shares will be vested on 22 May 2017 and may be converted using a conversion ratio based on MPI’s share performance into ordinary shares between 22 May 2019 and 22 May 2022. As at the date of this Document, the total number of shares likely to be issued following the conversion of MPI Free Preference Shares into ordinary shares was 75,000 shares.

5.3.3	Double voting rights

Article 11 (7) of MPI’s articles of association provides for a double voting right attached to fully paid-up shares with evidence of registration in the Company’s records for at least four years without interruption from the date on which they were fully paid up, in the name of the same shareholder. This Article of Association took effect from the day on which MPI shares were admitted for trading on Euronext Paris and their first listing on 15 December 2011.

Article 11 (7) of Maurel & Prom’s articles of association also provides for a double voting right awarded under the same conditions.

Pursuant to paragraph 2 of Article L. 225-124 of the French Commercial Code and paragraph 7 of Article 11 of MPI articles of association, the merger by absorption of MPI by Maurel & Prom does not result in a loss of acquired rights and does not interrupt the acquired seniority of registered shares in the Company’s register carrying entitlement to double voting rights. The merger will have no effect on double voting rights that may be exercised, after the

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Completion Date, within Maurel & Prom. The double voting rights of MPI shareholders will simply be transferred to the Maurel & Prom shares that MPI shareholders will have obtained as part of the transaction.

5.3.4	Distribution of estimated share capital and voting rights as at 14 October 2015

Share capital and voting rights were distributed as follows at as 14 October 2015 (estimated):

Shareholders	Number of shares	Share capital	Exercisable voting rights		Theoretical voting rights*
Pacifico S.A.	28,749,616	24.93%	28,749,616	25.98%	28,749,616	24.93%
Macif	8,324,204	7.22%	8,324,204	7.52%	8,324,204	7.22%
Treasury shares	4,676,989	4.06%	—	—	4,676,989	4.06%
Public**	73,585,725	63.80%	73,585,725	66.50%	73,585,725	63.80%

TOTAL	115,336,534	100%	110,659,545	100%	115,336,534	100%

*	Theoretical voting rights correspond to the total number of voting rights attached to the total number of shares, including treasury shares and non-voting shares.
**

Of which 6,437,477 shares owned by Allan Grey International Proprietary Limited, i.e. 5.58% of MPI’s share capital (information from the reporting threshold declaration carried out for regularisation purposes and published on the AMF’s website on 16 October 2015).

As at the date of this Document, Pacifico S.A. and Macif’s stakes remain unchanged.

MPI’s treasury shares increased from 4,569,711 shares (i.e. 3.96%) as at 30 June 2015 to 4,676,989 shares (i.e. 4.06%) as at 30 October 2015.

5.4	INFORMATION RELATING TO THE ABSORBED COMPANY’S ACTIVITY

Detailed information regarding MPI’s characteristics and activity are provided in MPI’s 2012 Annual Report, MPI’s 2013 Annual Report and MPI’s 2014 Annual Report as well as in the Update to MPI’s Annual Report, incorporated by reference in this Document and listed in paragraph 1.2.2:

•	description of the main activities of the absorbed company and its group: pages 22 to 26 of MPI’s 2014 Annual Report;

•

net sales during the past three fiscal years by activity and geographic market: page 9 of MPI’s Update to the Annual Report, page 27 of MPI’s 2014 Annual Report, page 29 of MPI’s 2013 Annual Report and page 31 of MPI’s 2012 Annual Report;

•	change in workforce of the absorbed company and its group during the past three fiscal years:

•	fiscal year 2014: MPI Group had seven employees;

•	fiscal year 2013: MPI Group had five employees; and

•	fiscal year 2012: MPI Group had three employees.

•

performance data for the activities of subsidiaries or sub-subsidiaries of significant size in terms of assets or income of the absorbed company or its group: pages 22 to 24 of MPI’s 2014 Annual Report, pages 22 to 25 of MPI’s 2013 Annual Report and pages 19 to 24 of MPI’s 2012 Annual Report; and

•

information on any legal disputes or exceptional events which may have or have had a significant effect on the absorbed company or its group’s financial position in the recent past: page 146 of MPI’s 2014 Annual Report, page 148 of MPI’s 2013 Annual Report and page 202 of MPI’s 2012 Annual Report.

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5.5	FINANCIAL INFORMATION

Detailed information from MPI’s financial statements are provided in MPI’s 2012 Annual Report, MPI’s 2013 Annual Report and MPI’s 2014 Annual Report as well as in the Update to MPI’s Annual Report, incorporated by reference in this Document:

•

condensed consolidated income statement of the issuer over three fiscal years and the reports of the Statutory Auditors: pages 108 to 135 of MPI’s 2014 Annual Report, pages 112 to 137 of MPI’s 2013 Annual Report, pages 158 to 191 of MPI’s 2012 Annual Report;

•

significant extracts from the Notes required to fully appreciate the data extracted from the income statement and balance sheet: pages 139 to 149 of MPI’s 2014 Annual Report, pages 141 to 151 of MPI’s 2013 Annual Report, pages 195 to 205 of MPI’s 2012 Annual Report;

•	table of subsidiaries and equity holdings: page 149 of MPI’s 2014 Annual Report, page 151 of MPI’s 2013 Annual Report, page 205 of MPI’s 2012 Annual Report; and

•	interim financial statements for the past six months: pages 10 to 20 of MPI’s Interim Financial Report.

5.6	INFORMATION REGARDING RECENT COMPANY TRENDS

Information regarding MPI’s recent company trends is provided in the Update of MPI’s 2014 Annual Report (pages 6 to 9) incorporated by reference in this Document.

No significant new factors have arisen between 13 November 2015, the date on which the Update of MPI’s 2014 Annual Report was published, and the date on which this Document was filed relating to MPI’s legal position, activity, financial statements, recent trends and future outlook, except for the merger described in this Document.

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APPENDIX 1

Merger Auditors’ report on the compensation of contributions

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Jacques POTDEVIN	Olivier PERONNET
JPA	FINEXSI Expert & Conseil Financier
7 rue Galilée	14 rue de Bassano
75116 PARIS	75116 PARIS

ETABLISSEMENTS MAUREL & PROM

Limited company with share capital of €93,604,436

51 rue d’Anjou

75008 Paris

Paris Trade and Companies Register no. 457 202 331

MPI

Limited company with share capital of €11,533,653

51 rue d’Anjou

75008 Paris

Paris Trade and Companies Register no. 517 518 247

Merger Auditors’ Report

on the compensation of contributions to be made by

MPI to ETABLISSEMENTS MAUREL & PROM

Order of the President

of the Paris Commercial Court

of 1 September 2015

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This document is a free English translation of the Merger Auditors’ Report on the compensation of contributions to be made by MPI to MAUREL & PROM. This translation has been prepared solely for the information and convenience of the shareholders of MPI and MAUREL & PROM and other readers. No assurances are given as to the accuracy or completeness of this translation and MPI and MAUREL & PROM assumes no responsibility with respect to this translation or any misstatement or omission that may be contained therein. In the event of any ambiguity or discrepancy between this translation and the original French version of this report, the French version shall prevail.

Important information

This document does not constitute and shall not be construed as an offer or the solicitation of an offer to purchase, sell or exchange any securities of MAUREL & PROM or MPI. In particular, it does not constitute an offer or the solicitation of an offer to purchase, sell or exchange of securities in any jurisdiction (including the US, the United Kingdom, Australia, Canada and Japan) in which it would be unlawful or subject to registration or qualification under the laws of such jurisdiction.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

In connection with the proposed transaction, the required information documents will be filed with the Autorité des Marchés Financiers (“AMF”). Investors and shareholders are strongly advised to read, when available, the information documents that have been filed with the AMF because they will contain important information.

Shareholders and investors may obtain free copies of documents filed with the AMF at the AMF’s website at www.amf-france.org or directly from MAUREL & PROM’s website (www.maureletprom.fr) or MPI’s website (www.mpienergy.fr).

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Merger Auditors’ Report

on the compensation of contributions to be made by

MPI to ETABLISSEMENTS MAUREL & PROM

Dear Shareholders,

Under the terms of the assignment entrusted to us by order of the President of the Paris Commercial Court on 1 September 2015, relating to the merger by absorption of MPI by Etablissements Maurel & Prom, we have drawn up the present report on the value of contributions required under Article L236-10 of the French Commercial Code, on the understanding that our assessment of the value of contributions is the subject of a separate report.

The compensation of contributions arises from the exchange parity that was established in the proposed merger signed by representatives of the companies concerned on 2 November 2015. It is our responsibility to express an opinion on the fairness of the exchange parity. To that end, we have performed our procedures in accordance with the professional standards of the national auditing body Compagnie Nationale des Commissaires aux Comptes applicable to this task. These professional standards require that we perform the necessary procedures to verify the appropriateness of values assigned to the shares of the companies involved in the transaction and to analyse the positioning of the exchange parity in relation to the relative values deemed to be relevant.

Since our duties will end with the submission of this report; it is not our responsibility to update this report to take into account events and circumstances occurring after the date of its signature. At no time were we subject to any legal incompatibility, prohibition or disqualification.

Our findings and conclusions are presented below as follows:

1.	Presentation of the transaction,

2.	Verification of the appropriateness of relative values assigned to the shares of the companies involved in the transaction,

3.	Assessment of the fairness of the proposed exchange parity,

4.	Conclusion.

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1. Presentation of the transaction

The following information emerged from the proposed merger signed by the parties on 2 November 2015:

1.1 Background to the transaction

On 12 December 2011, Etablissements Maurel & Prom’s General Shareholders’ Meeting approved the distribution of the entire capital of its fully-owned subsidiary MPI (previously known as Maurel & Prom Nigeria) for the purpose of increasing the market value of the latter’s stake in Seplat.

The companies, now confronted with a sharp drop in oil prices and a lack of visibility on financial markets which restricts their access to the best possible financing terms, are considering a merger in order to increase their size, financial soundness and boost their capacity for external growth on a highly capitalistic market.

It was against this background that the companies, on 27 August 2015, announced their desire to merge MPI into Maurel & Prom.

1.2 Presentation of the companies

1.2.1 Absorbing company

Etablissements Maurel & Prom (hereinafter “M&P”) is a limited company with Board of Directors with share capital of €93,604,436.31 divided into 121,564,203 shares with a nominal value of €0.77 each at 30 June 2015. Its shares are listed on compartment B of Euronext Paris. Its registered offices are located at 51 rue d’Anjou, 75008 Paris.

“M&P has the following purpose, both in France and abroad:

•

the management of all shares and membership rights and, to this end, the acquisition of interests in any company, group or association, particularly by way of purchase, subscription and contribution, as well as the sale in any form of said shares or membership rights;

•	prospecting and exploiting all mineral deposits, particularly liquid or gaseous hydrocarbon deposits and related products;

•

the leasing, acquisition, transfer and sale of all wells, land, deposits, concessions, operating permits and prospecting permits, either for its own account or on the behalf of third parties, whether through participation or otherwise; and the transport, storage, processing, transformation and trading of all natural or synthetic hydrocarbons, all liquid or gaseous products or by-products of the subsoil, and all minerals or metals;

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•	the acquisition of any buildings and their management or sale;

•	trading in all products and commodities;

•

generally speaking, the company’s direct or indirect participation in all commercial, industrial, real estate, agricultural and financial transactions, in France or other countries, either through the formation of new companies or through the contribution, subscription or purchase of shares or membership rights, a merger, joint venture or otherwise, and generally all transactions of any kind whatsoever directly or indirectly related to these activities and likely to facilitate development or management.”

M&P carries out its operations in different countries, notably:

•

Gabon, where it operates an oil field in the Ezanga zone under an operating permit in partnership with the Republic of Gabon and owns 80% of the deposits[1]. The share of reserves owned by M&P is estimated at 171.6 MMbls.

•

Tanzania, where it operates a gas field in Mnazi Bay under a production sharing agreement with the Government of Tanzania and Wentworth Resources and owns 48% of rights[2]. The share of reserves owned by M&P is estimated at 35.5 million barrels of oil equivalent (MMboe).

•

Lastly, M&P carries out exploration operations through Saint-Aubin Energie (hereinafter “St-Aubin”), a joint-venture owned by M&P (33%) and MPI (66%), dedicated to exploration. Projects run by the company in Canada and Myanmar are under development, no fields are currently operated.

[1]	The State of Gabon owns 20% of rights to the deposits, while Tullow Oil recently announced that it had acquired 7.5%.
[2]	The State of Tanzania owns 20% of rights to the deposits and Wentworth Resources 32%.

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Available hydrocarbon reserves are certified by specialised auditors (DeGolyer & MacNaughton and RPS Energy in the present case) and classified under different reserve categories: P1, P2 or P3 depending on the probability of extracting the reserves (cf. table below).

Classification of reserves
Extraction
Reserve categories	probability
P1 or proven reserves	90%
P2 or probable reserves	50%
P3 or possible reserves	10%

Source: Companies

The levels of reserves communicated by companies are P1 and P2 reserves and are generally classified under reserves known as 2P reserves.

The certification of reserves by experts is based not only on an audit of the technical feasibility of projects, but also on management’s forecasts of the production profile and investment expenditure.

Due to the sharp drop in oil prices, the company implemented a plan to significantly cut investment expenditure in Gabon, which, in management’s view will not have a significant impact on P1 & P2 reserves due to increased production (essentially thanks to water injection capacities and the optimisation of the injection programme).

Since there is no update to the specialised auditors’ reserve valuations, we had management confirm that these adjustments would have no significant impact on the estimated reserves.

Lastly, production came to a complete standstill for 15 days from 4 to 19 September due to an accident on the oil pipeline in Gabon (as production gradually resumed from 19 September, notice of the end of the force majeure event was given on 29 September). The production shutdown raised uncertainty as to the achievement of the minimum levels of production required under the loan agreement signed by M&P. The company thus secured a waiver from its largest creditor on 13 October 2015 providing notably for an adjustment to the application of the production covenant, as well as to the accelerated amortisation clause in the loan agreement for tests to be applied at the end of 2015.

1.2.2 Absorbed company

MPI is a limited company with a Board of Directors with share capital of €11,533,653.40 divided into 115,336,534 shares with a nominal value of €0.10 each. Its shares are listed on compartment B of Euronext Paris. Its registered offices are located at 51 rue d’Anjou, 75008 Paris.

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“MPI has the following purpose, both in France and abroad:

•

owning and managing all shares and membership rights and, to this end, acquiring interests in any company, group or association, particularly by way of purchase, subscription and contribution, as well as sale in any form of said shares or membership rights;

•	prospecting and exploiting all mineral deposits, particularly liquid or gaseous hydrocarbon deposits and related products;

•

the leasing, acquisition, transfer and sale of all wells, land, deposits, concessions, operating permits and prospecting permits, either for its own account or on the behalf of third parties, whether through participation or otherwise; and the transport, storage, processing, transformation and trading of all natural or synthetic hydrocarbons, all liquid or gaseous products or by-products of the subsoil, and all minerals or metals;

•	the acquisition of any buildings and their management or sale;

•	trading in all products and commodities;

•

issuing any guarantee, on-demand guarantees, surety bonds and other security interests, in particular to any grouping, enterprise or company in which it owns a stake, as part of its operations, as well as the financing or refinancing of its operations; and

•

generally speaking, the company’s direct or indirect participation in all commercial, industrial, real estate, agricultural and financial transactions, in France or other countries, either through the formation of new companies or through the contribution, subscription or purchase of shares or membership rights, a merger, joint venture or otherwise, and generally all transactions of any kind whatsoever directly or indirectly related to these activities and likely to facilitate development or management.”

MPI is a holding company with stakes in different assets, in particular:

•

21.76% of the capital of Seplat, a listed company incorporated under Nigerian law that operates oil and gas deposits in partnership with the Republic of Nigeria. MPI historically owned 45% of Seplat’s capital. This stake was reduced on the one hand by the sale to Anglo-Saxon investment funds of securities representing 14.9% of its stake, and by the listing of Seplat on the London and Lagos stock exchanges in April 2014, after which MPI’s remaining stake (30.1%) was diluted to 21.76%. MPI sits on Seplat’s twelve-member Board (and is currently represented by Michel Hochard).

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•

The main assets operated by the company include OMLs 4, 38 and 41 (45%-owned) and more marginally OPL 283 (40% owned). Reserves owned by Seplat on these various sites are estimated at 281 MMboe, about half of which is gas. The company recently completed the acquisition of a stake in OMLs 53 and 55 and quickly scaled up its gas development operations.

•	Saint-Aubin Energie, presented above, 66.7% owned by MPI, which carries out exploration jointly with M&P that owns 33.3% of its capital.

Seplat has also reduced its investment projects in response to the fall in the price of oil. As we observed for M&P’s Ezanga oil deposit, reductions in the investment programme for fields under development did not give rise to the reassessment of Seplat’s P1 and P2 reserves.

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1.2.3 Links between the companies

a)	Links in terms of capital

On the date the on which the proposed merger was signed, the absorbing company and the absorbed company had no cross-holdings. Owing to their history as presented above, the two companies have many common shareholders, in particular Pacifico S.A. (controlled by Jean-Francois Henin) and MACIF, which are historical M&P reference shareholders.

Pacifico S.A. holds 30% of M&P’s voting rights and 26% of MPI’s voting rights.

We have received confirmation that M&P and MPI have analysed and documented that no common control is exercised by Pacifico S.A. within the meaning of Article L233-16 of the French Commercial Code between the two merged entities, and that there is no shareholder agreement or contract that could call into question the fact that there is no common control. The companies informed us that Pacifico S.A. shared this analysis, but, as a precaution, had submitted a request to the AMF for confirmation of the absence of a compulsory buyout offer on the shares of Maurel & Prom and MPI under Article 236-6 of the General Regulation of the AMF (cf. paragraph on conditions precedent detailed below). This request is still being processed by the AMF.

Lastly, we present an indicative post-merger breakdown of capital and voting rights, after taking into account statutory provisions requiring the activation on 15 December 2015 of double voting rights for MPI registered shares held since 15 December 2011, as was communicated to us by the companies:

Shareholders	Number of shares	Share capital	Exercisable voting rights		Theoretical voting rights
Pacifico S.A.	45,177,968	24.45%	58,846,631	29.99%	58,846,631	29.16%
Macif	13,080,892	7.08%	13,080,892	6.67%	13,080,892	6.48%
Employees	1,152,220	0.62%	1,743,048	0.89%	1,743,048	0.86%
Treasury shares	5,562,334	3.01%	—	—	5,562,334	2.76%
Public	119,824,815	64.84%	122,550,272	62.46%	122,550,272	60.73%

TOTAL	184,798,229	100%	196,220,843	100%	201,783,177	100%

Source: Companies on the basis of M&P’s and MPI’s shareholding structure at 14 October 2015

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b)	Common Executive Officers and Directors

The companies have the following Executive Officers and Directors in common:

		Maurel & Prom		MPI

Jean-François Hénin	•	Director	•	Director

	•	Chairman of the Board of Directors	•	Chairman of the Board of Directors

Xavier Blandin		Director	•	Director

			•	Chief Executive Officer

Nathalie Delapalme		Director		Director

Emmanuel de Marion de Glatigny		Director		Director

Michel Hochard		Chief Executive Officer		Deputy Chief Executive Officer

Source: Companies

1.3 Reasons for and aims of the transaction

Four years after splitting and faced with a fall in oil prices, the companies want to merge into an entity that would establish itself among leading independent European oil exploration and production companies.

The new consolidated group would enjoy economies of scale, potential and greater visibility thanks to the geographical and commercial diversification of its revenue sources, better access to financial markets and cost synergies, as well as huge tax savings.

The merged companies would increase their future growth capacity on a capital-intensive market and could guarantee their shareholders a future that is currently uncertain.

1.4 General terms of the transaction

The transaction is governed by the legal framework for mergers under the conditions set out by Articles L236-1 et seq. and R 236-1 et seq. of the French Commercial Code.

Fiscally, it will fall under the preferential tax regime provided for in Article 210 A of the French General Tax Code and be subject to registration duties set out in Articles 816 and 301 A to 301 F of the same Code.

Under the merger treaty, the transaction shall take effect retroactively from both an accounting and fiscal standpoint on the first day of the ongoing MPI fiscal year on the date on the execution date of the merger. As a result, all transactions carried out by MPI between this date and the final execution date of the merger shall be deemed to have been carried out by M&P. M&P will own the assets assigned by MPI and will enjoy them from the final execution date of the merger.

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The final execution date of the merger has been set by express agreement between the parties as the date on which the last of the conditions precedent outlined below is fulfilled, and no later than 29 February 2016.

1.5 Description and valuation of contributions

The contributions are composed of the totality of items – assets, liabilities and off-balance sheet – that make up MPI’s assets.

They will be made based on their actual value, less dividend distributions made over the interim period in the amount of €49.8m.

1.6 Compensation of contributions

The exchange parity agreed by the parties is 1.75 MPI shares for 1 M&P share after taking into account the above-mentioned extraordinary dividend.

1.7 Conditions precedent

The Merger and the resulting dissolution of the Absorbed Company shall be subject to the following conditions precedent:

•

confirmation by the Autorité des marchés financiers (the “AMF”) that the Merger would not result in the obligation for Pacifico to file a compulsory buyout offer on M&P and MPI shares pursuant to Article 236-6 of the General Regulations of the AMF;

•

approval by the Extraordinary General Meeting of MPI shareholders of the Merger, this draft merger Treaty and the resulting dissolution of MPI and the extraordinary dividend of €0.45 to be paid to MPI shareholders (with the General Meeting scheduled to be called on 17 December 2015);

•

approval by the Extraordinary General Meeting of M&P shareholders of the Merger, this draft merger Treaty and the resulting increase in M&Ps capital as compensation for the merger by absorption of MPI (with the General Meeting scheduled to be called on 17 December 2015).

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2. Verification of the appropriateness of the relative values assigned to the shares of the companies involved in the transaction

2.1 Valuation methods and relative values assigned to the shares of the companies party to the draft merger treaty

Under the draft merger treaty signed by the parties’ representatives on 2 November 2015, the exchange parity of this merger is 1 M&P share for 1.75 MPI shares, after taking into account the extraordinary dividend of €0.45 per share to be paid by MPI before the transaction.

In their multi-criteria valuation approach, the parties disregarded the following criteria:

•	analysts’ target prices,

•	stock market multiples of comparable companies,

•	multiples of comparable transactions,

•	net asset value,

in favour of:

•	restated net assets,

•	market price.

2.1.1.1 Restated net assets

Under this approach, each of the companies was evaluated based on the sum total of their restated assets and liabilities.

On the basis of forecasts adjusted by the management of M&P and Seplat in the first half of 2015, the evaluating bank made an estimate of the operating assets of each of the companies by discounting their projected cash flows at 30 June 2015.

The oil price used in the valuation corresponds to the price disclosed in future contracts and to analysts’ consensus long-term price.

The discount rates applied are from an analysis based on the international oil market and the risk inherent in countries where production assets are located. They stand at 10% for operations in Gabon and Tanzania and at 12% for Nigeria.

The companies’ other assets and liabilities were stated at their book value at 30 June 2015.

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No holding discount was applied to MPI’s value.

Application of the restated net asset criterion by the evaluating bank shows an exchange parity ranging between 1.3 and 1.7 MPI shares for 1 M&P share.

2.1.1.2 Market price

The market price used by the parties is the spot price of 27 August 2015, before the announcement of the transaction.

We also analysed one-month, three-month, six-month and twelve-month volume-weighted market prices on the same date.

Based on this criterion, the exchange parity ranges between 2.3 and 3.8 MPI shares for 1 M&P share.

2.1.1.3 Summary of approaches used by the parties

Based on exchange parities thus calculated, the parties used the parity of 1 M&P share for 1.75 MPI shares.

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2.2 Procedures performed by the merger auditors

We performed the procedures that we considered necessary to comply with professional standards issued by the national auditing body (Compagnie nationale des commissaires aux comptes) applicable to audit. In particular, we did the following:

•

we acquainted ourselves with the proposed merger transaction and held meetings with representatives involved, not only to understand the background to the proposed merger, but also to analyse the accounting, legal and tax terms being considered;

•	we reviewed the proposed merger of 2 November and its appendices;

•	we analysed the legal documentation on the companies involved in this merger;

•

we held various working sessions with the management of M&P and MPI to get to know the companies’ operations, contract terms under which deposits are developed, and the specific characteristics of each of the assets. It is worth noting that we did not have access to the management of Seplat (a company listed on the Nigerian and London stock exchanges in which MPI owns a minority stake), however we were provided access to a revised production profile established by Seplat’s management and Seplat’s management answered some of our questions through MPI;

•

we reviewed the annual and consolidated financial statements of the fiscal year ended 31 December 2014 and consolidated half-year reports on the six months to 30 June 2015 of the absorbed and absorbing companies, as well as the auditors’ reports on individual and consolidated financial statements at 31 December 2014, which are the subject of unreserved certification, and of limited review certificates for the consolidated financial statements for the six months to 30 June 2015;

•

we analysed available projected data (projected production plan presented in the reserve reports, financial business plan, budget data), and discussed the validity of the assumptions used, and the homogeneous nature of the assumptions for both companies, while ensuring that management’s adjustments are justified. The companies’ officers confirmed that the new assumptions are not such as to call into question the level of reserves established by experts in their reserve reports;

•

we reviewed the valuation methods used by the evaluating bank as part of the Merger and we ensured that they were adapted to the companies involved and to the context of the proposed transaction; we discussed valuation criteria and analysed the sensitivity of significant variables;

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•	we carried out additional valuations based notably on updated and/or alternative assumptions determined by us, as well as sensitivity tests on the exchange parity;

•	we held meetings with the independent expert and reviewed his report on the companies’ relative values, and the analysis of the resulting exchange parity;

•

we received a letter of representation from the officers of the companies concerned notably confirming that there are no developments or events that could significantly affect the terms of the transaction, relative valuations, and the value of contributions;

•	we discussed with members of the ad hoc committees of M&P and MPI the findings from our work on the exchange parity;

•

we read the information contained in the letters that some MPI shareholders sent to the management of the companies, members of MPI’s ad hoc committee, the independent expert, AMF and the college of merger auditors; we carried out our own analyses and requested comments from officers on the valuations.

Lastly, we performed specific procedures to check contributions on which we report in a separate report.

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2.3 Merger auditors’ comments and observations on the valuations disclosed in the draft merger treaty

2.3.1 Criteria disregarded by the parties

2.3.1.1 Target prices published by financial analysts

This method consists in determining the value of a company based on the target prices published by financial analysts.

This criterion was not used as M&P and MPI are not sufficiently covered by financial analysts. The sample of available forecasts for MPI in particular is largely insufficient to obtain a reliable consensus (only 1 analyst).

Moreover, the target price range for M&P appears too wide (between €4.5 for Natixis and €12 for CM-CIC) to be considered as a reliable consensus.

Consequently, we are of the opinion that the target price criterion published by financial analysts should indeed be disregarded.

2.3.1.2 Stock market multiples of comparable companies (Analogical method)

The market comparables method consists in determining a company’s value by applying multiples observed on a sample of other listed companies in the same industry to aggregates deemed relevant to its performance, especially from a financial standpoint.

The implementation of such an approach requires a sample of companies that are comparable in terms of activity, operational characteristics, size and profitability level. However, there are no companies comparable to M&P or to MPI. The specific characteristics of oil and gas production in different countries (Gabon and Tanzania for M&P, Nigeria in the case of MPI via its stake in Seplat) makes operational and financial comparison with other companies in the industry very difficult. It is therefore impossible to put together a sufficient sample of comparable companies to implement this criterion.

This method must thus be disregarded.

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2.3.1.3 Multiples of comparable transactions method

The comparable transactions method is based on the observation of multiples disclosed during the total or partial takeover of businesses that have occurred in the valued entity’s industry.

In the present case, there are several reasons why this approach seems especially difficult to implement.

First of all, in terms of comparability. Valuation using the multiples of comparable transactions method requires being able to establish a sample of comparable transactions that is representative of the industry, homogeneous in terms of profitability profile and level of risks, and broad enough to be significant. Due to the limited number of transactions in the industry, establishing a sufficiently broad sample would require analysing transactions covering a relatively long period. However, the high volatility of oil prices, in particular the slump in prices over the last 12 months, would result in an average valuation multiple that would be meaningless in the current market context.

Additionally, each transaction has specific features that make its interpretation difficult, especially given the lack of reliable information available.

In this context, this method cannot be validly implemented.

2.3.1.4 Consolidated net asset value

The net asset value approach does not seem relevant here because it corresponds to the application of accounting standards used by the company, which do not reflect its actual value and future growth potential.

The bulk of MPI’s net asset value is composed of cash, its stake in Seplat and share in the Saint Aubin Energie joint venture. At the end of June 2015, it stood at €5.12 per share, or €4.67 per share after the payment of the extraordinary dividend of €0.45. M&P’s net asset value, which, overall, comprises its operational entities in Gabon and Tanzania, stood at €7.96 per share (cf. details of the calculation below).

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M&P consolidated net asset value
In €m	30/06/2015
Fixed assets	1,854
Equity associates	101

Total non-current assets	1,955
Current assets	214
Cash	108

Total current assets	322

Total assets	2,277

Provisions	(34)
Financial liabilities	(737)
Deferred tax liabilities	(393)
Short-term liabilities	(190)

Total liabilities	(1,354)

Net asset value	923

Number of shares (millions)	115.9

M&P net asset value (€/share)	7.96

MPI consolidated net asset value
In €m	30/06/2015
Fixed assets	51
Equity associates	292

Total non-current assets	343
Current assets	10
Cash	222

Total current assets	232

Total assets	576

Provisions	(0)
Short-term liabilities	(8)

Total liabilities	(8)

Net asset value	568

Extraordinary dividend	(50)

Post-dividend net asset value	518

Number of shares (millions))	110.8

MPI net asset value (€/share)	4.67

Seplat is valued in MPI’s consolidated financial statements as a share of the consolidated net position accounted for by the equity method under IFRS, and not at its market value which is significantly lower.

It is worth noting that the share prices of MPI and M&P are much lower than their consolidated net assets.

In our opinion, this method may be disregarded.

Based on the consolidated net asset value of the companies, the exchange parity would stand at 1.70 MPI shares for 1 M&P share.

We thus generally agree that the criteria described above should be disregarded.

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2.4 Reviewed criteria

2.4.1.1 Opening remarks

We will successively review the parity resulting from the two methods that seem most appropriate to the proposed merger, namely:

•	the stock market price method;

•	the restated net asset (RNA) method

The assessment of an exchange parity requires that valuation methods be used symmetrically for both groups and that homogeneous assumptions are implemented, especially in the case of the restated net asset method discounted by future cash flows (notably the oil price assumption).

The use of different methods for each group would require significant distortions that would affect the fairness of the exchange parity obtained from such a calculation.

2.4.1.2 Stock market price

2.4.1.2.1 Changes in stock market prices

The stock market price is a tool used to measure the price of the company’s freely traded shares subject to sufficient free float and liquidity.

Changes in the stock market and oil prices over the past 24 months are as follows:

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The fall in the share prices of M&P and MPI during 2015 is directly correlated to the fall in oil prices. However, it is worth noting that this is not as straightforward with respect to the stock market price of MPI, which is less sensitive to oil price fluctuations as the bulk of its balance sheet is composed of cash.

2.4.1.2.2 Changes in parity

Source: Capital IQ and Finexis analysis

Reference to the stock market price seems justified and valid due to the free float of both M&P and MPI, for which share trading volumes are sufficient. Moreover Seplat, MPI’s underlying asset, is also a listed company.

The exchange parity after the extraordinary dividend on the date on which the transaction was announced was 2.27 MPI shares for 1 M&P share.

M&P/MPI post-dividend parity drawn from stock market prices
			Exchange	Induced
€/share	M&P	MPI	parity	premium (1)
Spot (15/10/2015)	3.96	2.61	1.83
Spot (27/08/2015)	4.69	2.52	2.27	29%
1-month average (2)	4.94	2.45	2.48	42%
3-month average (2)	5.86	2.72	2.58	48%
6-month average (2)	6.74	3.12	2.52	44%

(1)	Induced premium in relation to the proposed exchange parity of 1.75.
(2)	Averages are weighted according to volumes traded and calculated based on the announcement date (27/08/2015). Source: Capital IQ

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The parity used leads to a 29% premium for MPI shareholders to the post-dividend parity drawn from spot prices on the date of the announcement. This premium increases to 48% when you compare the announced parity of 1.75 MPI shares for 1 M&P share with the one obtained based on the 3-month weighted average share price.

MPI’s stock market price shows a 30% structural discount relative to its RNA value.

The announced parity thus offsets the impact of this structural discount.

2.4.1.3 Restated net assets calculated using the DCF method

The restated net asset method, in our opinion, is a valid approach to determining relative values because it allows the assessment of each company’s growth potential and future profitability. Operating assets (Ezanga, Tanzania for M&P, Seplat for MPI) are revalued by discounting future cash flows estimated by the companies’ management based on production sharing agreements and tax regimes specific to the countries concerned, the basic principles of which are detailed below.

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2.4.1.3.1 Development of business plans

Expert-certified reserves

Business plans are established based notably on management’s forecasts, reserve reports from D&M and RPS auditors and production sharing agreements that structure the exploitation of deposits operated by M&P, as well as concession contracts in the case of Seplat.

Projected cash flows are determined based on the level of 2P reserves at 31 December 2014 as certified by experts in the first quarter of 2015 and detailed in the following table.

2P reserves by deposit

	Gabon		Tanzania		Nigeria
In MMboe	Total	M&P’s share (1)	Total	M&P’s share (2)	Total	SEPLAT’s share(3)
Oil	241	193			339	138
Gas			74	35	329	143

(1)	M&P’s stake in the exploitation of the Ezanga deposit (Gabon): 80%.
(2)	M&P’s stake in the exploitation of the Mnazi Bay deposit (Tanzania): 43%.
(3)	SEPLAT’s stake in the exploitation of the OML 4, 38, 41 deposits: 45% (OPL 283: 40%) (Nigeria).) Source: Rapports de réserves D&M et RPS

The certification of reserves by experts is based on the findings of geophysical analyses, as well as on management’s investment and deposit exploitation forecasts.

According to each company’s management, the downward adjustment of investment budgets and production profiles (in Seplat’s case, the gas production profile has been upgraded compared with data from the report of D&M’s expert) linked to the collapse in oil prices and presented above (cf. 1.21), should not alter reserves as certified by experts in early 2015.

Legal and regulatory framework

In each country where production operations are based, the prospecting and exploitation of hydrocarbons follows a similar cycle: the State grants the companies concerned exploration rights that must be fully realised and financed by research investments in order to highlight resources.

If they are fruitful, revenue from the exploitation of the deposits are divided based, on the one hand, on the stake owned and, on the other, on the cost already incurred by the company to operate the deposits and during the exploration phase.

The cost stop mechanism in Gabon and Tanzania allows M&P to benefit from a larger share of production from the deposit until it recoups the amount owed by the partner State in terms of operating expenses and during the exploration phase, and until it recoups its own expenditure.

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In Nigeria, investments made by the operator are deducted from taxable income, allowing Seplat to make significant tax savings on account of the 85% tax rate on hydrocarbons profits. Seplat also enjoys “pioneer” tax status providing it with corporate tax holidays until the end of 2015, with the possibility of an extension until 2017 (subject to obtaining a renewal agreement for 2016 and for 2017 independently).

In each country, production royalties apply: 7% of exploitation revenues until 2018, then 12% for Gabon deposits; 12.5% in Tanzania on gas revenues (paid directly by the company representing the State), 20% of oil revenues and 7% of gas revenues in Nigeria.

Lastly, the oil sale price used is a variable price correlated to changes in the international market, whereas gas sale prices are set by contract for lengthy periods.

2.4.1.3.2 Assessment of the main valuation assumptions by the merger auditors

In keeping with our procedures, we reviewed the main assumptions used in estimating future cash flows for the six months to 30 June 2015 and implemented our own valuation, the sensitivity analyses of which are detailed below.

Business plan adjustment

In light of the documentation obtained and the working sessions held with management on new deposit development methods, we judged that no significant corrections were required to the investment and projected production data used by the evaluating bank.

However, regarding the business plan prepared by Seplat’s management, as a precaution we have included an additional long-term investment amount of US$10m to the cash flows of OMLs 4, 38 and 41 from the 2019 fiscal year, since management’s business plan provides for a very limited amount.

Oil price assumptions

M&P’s oil price exposure increases its volatility compared with that of MPI, the underlying assets of which are less exposed to oil price fluctuations, since MPI has cash and Seplat produces not only oil, but gas as well.

The oil price per barrel has fluctuated between US$95.96 and US$38.24 over the 12 months leading up to the announcement of the transaction.

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The oil price per barrel used by the bank for cash flows forecasts is the price stated in forward contracts for the first three years of the business plan. From 2019, the long-term price consensus of US$80 per barrel of oil is used to which an annual inflation rate of 2% is applied.

The use of the Brent price stated in future contracts seems consistent to us. However, we have considered that the use of an oil price per barrel of US$70 in 2018 and of US$80 in 2019 would represent a reversal and a very rapid improvement in price between 2017 and 2018.

In our valuation, the oil price per barrel rises more moderately over the initial fiscal year and inflation is limited to a US$120 cap (cf. chart below).

Source: BNPP valuation report and merger auditors’ work

Holding discount on MPI

MPI’s stock market price has shown an average discount of about 30% since Seplat’s listing on the stock exchange. The structural discount was finally included in the central case of MPI’s valuation carried out by the parties.

While this discount is structural and can be explained by the fact that MPI does not exercise any control over Seplat, about 22% of whose capital it owns, it appears to us that in an exercise to determine a parity from an valuation based on the restated net assets of companies, it is inappropriate to take this discount into account with respect to MPI because it has already been implicitly taken into account in the parity resulting from the stock market prices.

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No discount was therefore applied to MPI’s value when determining its value using the restated net asset method.

However, in order to factor in MPI’s holding profile, an alternative approach to its RNA based on the stock market price of its stake in Seplat was used.

Claim against the Nigerian Petroleum Development Company

Seplat has a claim amounting to US$561m at 30 June 2015 against the Nigerian Petroleum Development Company (hereinafter NPDC, a State-owned corporation and Seplat’s partner) for the latter’s failure to contribute to raising the funds necessary for the development of deposits jointly operated with Seplat. Under an agreement signed on 14 July 2015 with the NPDC, Seplat is expected to recover 100% of revenues from gas development (instead of the 45% which corresponds to its stake) in consideration for the repayment of amounts outstanding until 31 December 2014 (i.e. $231m). Outstanding amounts for 2015 must be reviewed by the partner State, and a new repayment agreement drawn up where applicable.

In their valuation approach, the parties decided to limit this amount to US$400m and apply a recoverability assumption of 50% to factor in the risk of non-payment by NPDC.

We have maintained the US$400m limit. However, we broke down the totality of the additional revenue received until 2019 based on the schedule provided in the repayment agreement signed on 14 July 2015, as the recoverability of the claim has not been called into question by Seplat’s management (the claim appears at its nominal amount in Seplat’s financial statements for the six months to 30 June 2015).

Production shutdown at Seplat

On account of various operational incidents that occur on the oil pipeline, Seplat must deal with regular interruptions in production. Interruptions reached 52 full days and 25 partial days in the first half of 2015 alone.

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These stoppages in the transportation of oil and thus in production are recurring and only concern Seplat. The production shutdown on the Gabon pipeline used by M&P, which we describe above, is an isolated event not expected to recur in the future. To factor in this event, Seplat’s management included the equivalent of 30 days of production shutdown in its production forecasts, considering that the company would develop an alternative system to move its oil.

On account of historical levels of production shutdown and the downward adjustment of the investment plan, the development of new equipment to transport oil as planned by management may not materialise. We think it is prudent to include a further 30 days of production shutdown in our assessment.

For M&P, other than the production shutdown linked to the exceptional technical incident on Total’s pipeline on 4 September 2015, which was taken into account in production forecasts for the second half of 2015, no significant assumption relating to production shutdowns was retained for the business plan period, based on its historical data.

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Discount rate

Cost of capital calculation

	Gabon	Tanzania	Nigeria
Risk-free rate (USD)	2.3%	2.3%	2.3%
Beta	1.0	1.0	1.0
Equity market risk premium	5.9%	5.9%	5.9%
Country risk premium	1.9%	1.9%	3.9%

Cost of capital	10.0%	10.0%	12.0%

Source: BNPP valuation report

As presented above, the discount rates used were determined from an analysis based on international activity in dollars to which a country-risk premium was added.

This approach and results are consistent with analysts’ ratings and the annual reports of comparable companies (cf. table below), in particular country-risk parameters. We thus used equivalent discount rates in our valuation.

Cost of capital, M&P

Source/date	Cost of capital
Analysts’ ratings
Exane BNPP (08/07/15)	7.3%
SocGen 26/11/2014	10.3%
Annual reports of comparable companies
TULLOW OIL 2014 annual report (1)	11.0%
VAAL CO ENERGY 2014 annual report (1)	10.0%

Average	9.7%

Cost of capital, SEPLAT

Source/date	Cost of capital
Analysts’ ratings
CLS Stockbrokers (13/07/2015)	12.0%
Auerbach Grayson (21/05/2015)	12.0%
RBC Capital Markets (24/04/2015)	12.5%
Vetive Research (13/04/15)	12.0%

SEPLAT 2014 annual report	12.0%

Average	12.1%

Source: Analysts’ ratings and annual reports

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Other methodology points requiring attention

As the evaluating bank, we used 30 June 2015 as the starting point for our valuation. 2015 forecasts were adjusted in light of the half-yearly results of both companies and events that occurred post balance sheet.

M&P’s and Seplat’s net debt position was calculated based on both companies’ 30 June 2015 interim consolidated financial statements. In particular, we factored into our calculations non-current provisions (employee benefits, site remediation provisions), as well as liabilities linked to certain price supplements to be paid by Seplat for the acquisition of OMLs 53 and 55. M&P bonds (principally ORNANE maturing in 2019 and 2021) have been recognised as liabilities in the calculation of adjusted net debt; as their respective exercise values are very far from the currency.

M&P’s net cash position was also calculated based on both companies’ interim consolidated financial statements for the six months to 30 June 2015, adjusted for the extraordinary distribution of €0.45 per share paid before the transaction.

Lastly, the number of shares used for determining RNA per share was calculated based on the number of shares outstanding at 30 June 2015, restated for treasury shares and free share allocations. Share warrants issued by M&P maturing on 31 December 2015 were not retained as dilutive instrument in our calculation of the number of shares since their exercise prices are out of the money and their market value very low.

2.4.1.3.3 Valuation of the Saint Aubin Energie joint venture

Saint Aubin Energie was incorporated jointly by M&P and MPI to carry out exploration and research projects. It is one-third owned by M&P and two-thirds by MPI.

The probability of success and the level of future profitability of the various exploration projects carried out by St Aubin is currently very difficult to determine due to numerous technical and economic uncertainties, in particular fluctuations in oil prices.

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Faced with these difficulties, a practice commonly applied by companies in the sector consists of valuing exploration assets based on expenditure in projects. This is the approach that was used by the parties to value St Aubin.

The amount of expenditure corresponds to that of exploration assets recognised for the six months to 30 June 2015.

This valuation method seems appropriate to us because of the high uncertainty surrounding the profitability of projects and future oil market trends, which have inherent potential, the extent of which is hard to assess in the current market context.

2.4.1.3.4 Sensitivity summary and analysis

To measure the sensitivity of key factors on the companies involved in the transaction, we conducted sensitivity tests, the results of which are presented in the following chart:

NB: the chart presents the sensitivity to the three assumptions.

Source: Merger auditors’ work

Based on our valuation of the relative values of M&P and MPI shares using the restated net asset method, the exchange parity falls within the 1.26 to 1.71 range, and the central value is 1.49 MPI shares for 1 M&P share.

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2.4.1.4 Restated net assets calculated using the stock market price method (Seplat)

Given the characteristics of MPI, a holding company for which the majority of its asset is composed of a stake in Seplat (a listed company), and available cash, it seemed appropriate to assess MPI’s restated net assets using a sum of the parts approach.

In this alternative approach to the restated net asset approach, MPI’s value is based on Seplat’s stock market value assessed on different dates (on the date of the announcement, and 1- to 3-month averages). The assets and liabilities of MPI and M&P are valued in a similar manner to the method presented above; only Seplat’s value is restated using another criterion and no discount is applied to MPI’s value.

Based on this valuation of the relative values of M&P and MPI shares using the restated net asset method based on Seplat’s stock market price, the exchange parity ranges between 1.91 and 2.28 MPI shares for 1 M&P share.

We have not identified any other applicable valuation criteria suited to the objective of determining the relative weight of the shares of the companies involved.

2.4.1.5 Summary

The criteria we reviewed (stock market price, discounting of cash flows) seem relevant in assessing the exchange parity.

In addition to the parties’ analyses, we considered alternative assumptions to discount cash flows.

For the restated net asset criterion, we considered determining MPI’s RNA based on the sums of the parts, using the stock market price of Seplat, its principal underlying asset.

The application of stock market price and discounted future cash flow criteria does not require any additional comments on our part.

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The summary of the multi-criteria approach can be summed up as follows:

Source: Merger auditors’ work

The results obtained from the additional approaches that we applied fall within the range of the calculations presented by the evaluating bank.

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3. Assessment of the fairness of the proposed exchange parity

3.1 Exchange parity proposed by the parties

Based on the multi-criteria analysis, the parties set an exchange parity of 1 M&P share for 1.75 MPI shares.

3.2 Procedures performed to verify the fairness of the exchange parity

We performed the following main procedures:

•	we analysed the positioning of the exchange parity in relation to the relative values deemed appropriate;

•	we also analysed the impact of the exchange parity on the future position of both shareholder groups.

3.3 Assessment and positioning of the proposed exchange parity

The exchange parity is positioned after the €0.45 dividend to be paid to MPI shareholders.

The proposed exchange parity of 1.75 MPI shares for 1 M&P share is at the lower end of the exchange parity range resulting from the relevant relative valuation methods presented above.

This may seem to be favourable to MPI shareholders because the exchange parity favours the restated net asset criterion, the high range of which is 1.7, which is close to the proposed parity.

The comparison of the parity obtained by valuing MPI’s relative value through the restated net asset method based on Seplat’s stock market price with the parity obtained by analysing the stock market price of both companies seems valid to us because it takes into account MPI’s profile and components of its asset; the low end of the range under this criterion is 1.9 MPI shares for 1 M&P share.

The proposed exchange parity of 1.75 MPI shares for 1 M&P share falls at the limit of these two criteria that seem dominant to us.

Based on the stock market price criterion, the parity offers MPI shareholders a premium due to the structural discount suffered by its share market price, a central criterion that consequently cannot be disregarded considering the profiles of both entities.

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3.4 Impact of the proposed exchange parity on the position of the different shareholder categories

3.4.1 Changes in consolidated net earnings per share

Cost synergies:

On 27 August 2015, in the press release announcing their merger, the parties valued cost synergies (pro forma 2014) at €2.5m in savings on MPI’s listing, structure and management costs.

Tax synergies and dissynergies:

In the same press release, the companies estimated tax savings (pro-forma 2014) at €12m.

Analysis of net earnings per share—€m

			MP “pro forma”
	MP	MPI	with a parity
2014a	standalone	standalone	of 1.75
Number of shares (excluding treasury shares)	115.9	110.8	179.2
Net earnings	13	50	76

2014 net EPS (incl. synergies & intercos)	0.11	0.45	0.42

Source: Merger auditors’ work

The analysis shows that on a 2014 pro-forma basis, MPI would suffer a dilution of its net earnings per share. This dilution must however be qualified by the premium induced by the parity offered in light of stock market prices, and the extraordinary dividend, paid at the time of the transaction, representing nearly 2.23 years of dividends, based on past distributions.

The assessment of changes in net EPS is complicated by current oil and commodity prices. Both companies are exposed to losses if oil prices remain close to the current levels.

The MPI shareholder will have received an extraordinary dividend as part of the transaction, and will become, just like M&P shareholders, a shareholder in a company that is larger and has more cash and greater asset diversification. In the event of a recovery within the industry, the value of the new entity’s share could increase significantly.

[3]	The calculation is based on the average of the past three dividend distributions: €0.21, highlighting a parity of 2.18 compared with the extraordinary dividend of €0.45.

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3.4.2 Liquidity of shares

The new entity, thanks to its size and weight on the market (market capitalisation of more than €1bn), should draw better coverage from analysts, thereby enhancing its visibility, and should improve its appeal to investors.

In view of this, the proposed exchange parity seems fair to us and does not require any other comment on our part.

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4. Summary

Our task, as described in this report, leads us to draw attention to the following points:

•	the valuation is based on forecasts in an area that is exposed to trends in commodity prices and foreign currency fluctuations (€/US$), geopolitical risks and financial market volatility.

•	assumptions and forecasts are uncertain by nature, but nonetheless seemed consistent for determining relative values.

•	we had access to the management of both companies, but not directly to that of Seplat.

These comments do not call into question our assessment, but are an integral part of it.

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5. Conclusion

Based on our work and as at the date of this report, it is our opinion that the exchange parity of 1 M&P share for 1.75 MPI shares decided by the parties is fair.

Paris, 2 November 2015

Merger Auditors

Jacques POTDEVIN	Olivier PERONNET

Statutory Auditors

Members of the Compagnie Régionale de Paris

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Glossary

Reserves: reserves are classified according to the quantity of hydrocarbons that can be extracted from a known reservoir; in particular:

•	P1 or proved reserves, whose probability of being converted into actual production is 90%;

•	P2 or probable reserves, whose probability of being converted into actual production is 50%;

•	P3 or possible reserves whose probability of being converted into actual production is 10%.

P1 and P2 reserves are commonly regrouped and referred to as 2P reserves.

Units of measure:

MMbls: million barrels;

Kbpd: thousand barrels per day;

MMcfpd: million cubic feet per day;

Bcf: billion cubic feet;

MMboe: Million barrels of oil equivalent.

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APPENDIX 2

Merger Auditors’ report on the contribution value

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

Jacques POTDEVIN	Olivier PERONNET
JPA	FINEXSI Expert & Conseil Financier
7 rue Galilée	14 rue de Bassano
75116 PARIS	75116 PARIS

ETABLISSEMENTS MAUREL & PROM

Limited company with share capital of €93,604,436

51 rue d’Anjou

75008 Paris

Paris Trade and Companies Register no. 457 202 331

MPI

Limited company with share capital of €11,533,653

51 rue d’Anjou

75008 Paris

Paris Trade and Companies Register no. 517 518 247

Merger Auditors’ Report on the value of contributions to be

made by MPI to ETABLISSEMENTS MAUREL & PROM in the

context of the merger by absorption

Order of the President

of the Paris Commercial Court

1 September 2015

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This document is a free English translation of the Merger Auditors’ Report on the value of contributions to be made by MPI to MAUREL & PROM in the context of the merger by absorption This translation has been prepared solely for the information and convenience of the shareholders of MPI and MAUREL & PROM and other readers. No assurances are given as to the accuracy or completeness of this translation and MPI and MAUREL & PROM assumes no responsibility with respect to this translation or any misstatement or omission that may be contained therein. In the event of any ambiguity or discrepancy between this translation and the original French version of this report, the French version shall prevail.

Important information

This document does not constitute and shall not be construed as an offer or the solicitation of an offer to purchase, sell or exchange any securities of MAUREL & PROM or MPI. In particular, it does not constitute an offer or the solicitation of an offer to purchase, sell or exchange of securities in any jurisdiction (including the US, the United Kingdom, Australia, Canada and Japan) in which it would be unlawful or subject to registration or qualification under the laws of such jurisdiction.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

In connection with the proposed transaction, the required information documents will be filed with the Autorité des Marchés Financiers (“AMF”). Investors and shareholders are strongly advised to read, when available, the information documents that have been filed with the AMF because they will contain important information.

Shareholders and investors may obtain free copies of documents filed with the AMF at the AMF’s website at www.amf-france.org or directly from MAUREL & PROM’s website (www.maureletprom.fr) or MPI’s website (www.mpienergy.fr).

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Merger Auditors’ Report on the value of contributions to be made by MPI to ETABLISSEMENTS MAUREL & PROM in the

context of the merger by absorption

Dear Shareholders,

Under the terms of the assignment entrusted to us by Order of the President of the Paris Commercial Court on 1 September 2015, relating to the merger by absorption of MPI by Etablissements Maurel & Prom, we have drawn up the present report on the value of contributions required under Article L236-10 of the French Commercial Code, on the understanding that our assessment of the compensation of contributions is the subject of a separate report.

The terms for this contribution were established in the merger treaty signed on 2 November 2015 by the representatives of the companies concerned.

We have been commissioned to ensure that contributions are not overvalued. To that end, we have performed the procedures in accordance with the professional standards of the national auditing body Compagnie Nationale des Commissaires aux Comptes applicable to this task. These professional standards require that we perform the necessary procedures to assess the value of contributions, ensure that they are not overvalued and verify that they correspond at least to the nominal value of shares issued by Etablissements Maurel & Prom plus the merger premium amount.

At no time were we subject to any legal incompatibility, prohibition or disqualification.

Our duties will end with the submission of this report; it is not our responsibility to update it to take into account events and circumstances occurring after the date of its signature.

Our findings and conclusion are presented below under the following headings:

1. Presentation of the transaction and description of contributions

2. Procedures performed and assessment of contributions

3. Summary

4. Conclusion

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1. PRESENTATION OF THE TRANSACTION

The following information emerged from the proposed merger treaty signed by the parties on 2 November 2015:

1.1 Background to the transaction

On 12 December 2011, Etablissements Maurel & Prom’s General Shareholders’ Meeting approved the distribution of the entire capital of its fully-owned subsidiary MPI (previously known as Maurel & Prom Nigeria) for the purpose of increasing the market value of the latter’s stake in Seplat.

The companies, now confronted with a sharp drop in oil prices and a lack of visibility on financial markets which restricts their access to the best possible financing terms, are considering a merger in order to increase their size, financial soundness and boost their capacity for external growth on a highly capitalistic market.

It was against this background that the companies, on 27 August 2015, announced their desire to merge MPI into Maurel & Prom.

This report covers the value of the net assets contributed by MPI to Etablissements Maurel & Prom.

1.2 Companies involved in the transaction

1.2.1 MPI, the absorbed company

MPI is a limited company with a Board of Directors with share capital of €11,533,653.40 divided into 115,336,534 shares with a nominal value of €0.10 each. Its shares are listed on compartment B of Euronext Paris. Its registered offices are located at 51 rue d’Anjou, 75008 Paris.

“The Company has the following purpose, both in France and abroad:

•

owning and managing all shares and membership rights and, to this end, acquiring interests in any company, group or association, particularly by way of purchase, subscription and contribution, as well as sale in any form of said shares or membership rights;

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•	prospecting and exploiting all mineral deposits, particularly liquid or gaseous hydrocarbon deposits and related products;

•

the leasing, acquisition, transfer and sale of all wells, land, deposits, concessions, operating permits and prospecting permits, either on for our own account or on behalf of third parties, whether through participation or otherwise; and the transport, storage, processing, transformation and trading of all natural or synthetic hydrocarbons, all liquid or gaseous products or by-products of the subsoil, and all minerals or metals;

•	the acquisition of any buildings and their management or sale;

•	trading in all products and commodities;

•

issuing any guarantee, on-demand guarantees, surety bonds and other security interests, in particular to any grouping, enterprise or company in which it owns a stake, as part of its operations, as well as the financing or refinancing of its operations; and

•

generally speaking, the company’s direct or indirect participation in all commercial, industrial, real estate, agricultural and financial transactions, in France or other countries, either through the formation of new companies or through the contribution, subscription or purchase of shares or membership rights, a merger, joint venture or otherwise, and generally all transactions of any kind whatsoever directly or indirectly related to these activities and likely to facilitate development or management.”

MPI is a holding company with stakes in different assets, in particular:

•

21.76% of the capital of Seplat, a listed company incorporated under Nigerian law that operates oil and gas deposits in partnership with the Republic of Nigeria. MPI historically owned 45% of Seplat’s capital. This take was reduced on the one hand by the sale to Anglo-Saxon investment funds of securities representing 14.9% of its stake, and by the listing of Seplat on the London and Lagos stock exchanges in April 2014, after which MPI’s remaining stake (30.1%) was diluted to 21.76%. MPI sits on Seplat’s twelve-member Board (and is currently represented by Michel Hochard).

The main assets operated by the company include OMLs 4, 38 and 41 (45%-owned) and more marginally OPL 283 (40%-owned). Reserves owned by Seplat on these various sites are estimated at 281 MMboe, gas and oil combined. The company recently completed the acquisition of a stake in OMLs 53 and 55 and quickly scaled up its gas development operations.

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•

Saint -Aubin Energie (hereinafter “St-Aubin”), a joint-venture 33%-owned by M&P and 66%-owned by MPI, dedicated to exploration. Projects run by the company in Canada and Myanmar are under development, no fields are currently operated.

Seplat has also reduced its investment projects in response to the fall in the price of oil. Similarly to what we observed in the M&P’s Ezanga oil deposit, reductions in the investment programme for fields under development did not give rise to the reassessment of Seplat’s P1 and P2 reserves.

1.2.2 Etablissements Maurel & Prom, the absorbing company

Etablissements Maurel & Prom (hereinafter “M&P”) is a limited company with a Board of Directors with share capital of €93,604,436.31 divided into 121,564,203 shares with a nominal value of €0.77 each. Its shares are listed on compartment B of Euronext Paris. Its registered offices are located at 51 rue d’Anjou, 75008 Paris.

“M&P” has the following purpose, both in France and abroad:

•

the management of all shares and membership rights and, to this end, the acquisition of interests in any company, group or association, particularly by way of purchase, subscription and contribution, as well as the sale in any form of said shares or membership rights;

•	prospecting and exploiting of all mineral deposits, particularly liquid or gaseous hydrocarbon deposits and related products;

•

the leasing, acquisition, transfer and sale of all wells, land, deposits, concessions, operating permits and prospecting permits, either for its own account or on behalf of third parties, whether through participation or otherwise; and the transport, storage, processing, transformation and trading of all natural or synthetic hydrocarbons, all liquid or gaseous products or by-products of the subsoil, and all minerals or metals;

•	the acquisition of any buildings and their management or sale;

•	trading in all products and commodities;

•

generally speaking, the company’s direct or indirect participation in all commercial, industrial, real estate, agricultural and financial transactions, in France or other countries, either through the formation of new companies or through the contribution, subscription or purchase of shares or membership rights, a merger, joint venture or otherwise, and generally all transactions of any kind whatsoever directly or indirectly related to these activities and likely to facilitate development or management.”

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M&P carries out its operations in different countries, notably:

•

Gabon, where it operated an oil deposit in the Ezanga zone under an operating permit in partnership with the Republic of Gabon and owns 80% of the deposits[1]. The reserves of the deposits owned by M&P are estimated at 171.6 million barrels of oil equivalent (MMboe).

•

Tanzania, where it operates a gas field in Mnazi Bay under a production sharing agreement with the Government of Tanzania and Wentworth Resources and owns 48% of rights[2]. The reserves of the deposits owned by M&P are estimated at 35.5 MMboe.

•	Lastly, M&P carries out exploration operations through Saint-Aubin Energie (hereinafter “St-Aubin”), presented above.

Available hydrocarbon reserves are certified by specialised auditors (DeGolyer & MacNaughton and RPS Energy in the present case) and classified under different reserve categories: P1, P2 or P3 depending on the probability of extracting the resources (cf. table below).

Classification of reserves

Extraction
Reserve categories	probability
P1 or proven reserves	90%
P2 or probable reserves	50%
P3 or possible reserves	10%

Source: Companies

The levels of reserves communicated by companies are P1 and P2 reserves and are generally classified under reserves known as 2P reserves.

The certification of reserves by experts is based not only on an audit of the technical feasibility of projects, but also on management’s forecasts of the production profile and investment expenditure.

Due to the sharp drop in oil prices, the company implemented a plan to significantly cut investment expenditure in Gabon without any significant impact on P1 & P2 reserves.

[1]	The State of Gabon owns 20% of the rights to the deposits.
[2]	The State of Tanzania owns 20% of rights to the deposits and Wentworth Resources 32%.

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Since there is no update to the specialised auditors’ reserve valuations, we had management confirm that these adjustments would have no significant impact on the estimated reserves.

Lastly, production came to a complete standstill for 15 days from 4 to 19 September due to an accident on the oil pipeline in Gabon (as production gradually resumed from 19 September, notice of the end of the force majeure event was given on 29 September). The production shutdown raised uncertainty as to the achievement of the minimum levels of production required under the loan agreement signed by M&P. The company thus secured a waiver from its largest creditor on 13 October 2015 providing notably for an adjustment to the application of the production covenant, as well as to the accelerated amortisation clause in the loan agreement for tests to be applied at the end of 2015.

1.2.3 Links in terms of capital between the companies and common Executive Officers

On the date on which the proposed merger was signed, the absorbing company and the absorbed company had no cross-holdings. Owing to their history as presented above, the two companies have many common shareholders, in particular Pacifico S.A. (controlled by Jean-Francois Henin) and MACIF, which are historical M&P reference shareholders.

Pacifico S.A. holds some 30% of M&P’s voting rights and about 26% of MPI’s voting rights.

We have received confirmation that M&P and MPI have analysed and documented that no common control is exercised by Pacifico S.A. within the meaning of Article L233-16 of the French Commercial Code between the two merged entities, and that there is no shareholder agreement or contract that could call into question the fact that there is no common control. The companies informed us that Pacifico S.A. shared this analysis, but, as a precaution, had submitted a request to the AMF for confirmation of the absence of a compulsory buyout offer on the shares of Maurel & Prom and MPI under Article 236-6 of the General Regulations of the AMF (cf. paragraph on conditions precedent detailed below). The request is still being processed by the AMF.

Lastly, we present an indicative post-merger breakdown of capital and voting rights, after taking into account statutory provisions requiring the activation on 15 December 2015 of double voting rights for MPI registered shares held since 15 December 2011, as was communicated to us by the companies.

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Shareholders	Number of shares	Share capital	Exercisable voting rights		Theoretical voting rights
Pacifico S.A.	45,177,968	24.45%	58,846,631	29.99%	58,846,631	29.16%
Macif	13,080,892	7.08%	13,080,892	6.67%	13,080,892	6.48%
Employees	1.152.220	0.62%	1.743.048	0.89%	1.743.048	0.86%
Treasury shares	5,562,334	3.01%	—	—	5,562,334	2.76%
Public	119,824,815	64.84%	122,550,272	62.46%	122,550,272	60.73%

TOTAL	184,798,229	100%	196,220,843	100%	201,783,177	100%

Source: Companies on the basis of M&P’s and MPI’s shareholding structure at 14 October 2015

1.2.4 Common Executive Officers and Directors

The companies have the following Executive Officers and Directors in common:

	Maurel & Prom	MPI

Jean-François Hénin	• Director	• Director

	• Chairman of the Board of Directors	• Chairman of the Board of Directors

Xavier Blandin	Director	• Director

• Chief Executive Officer

Nathalie Delapalme	Director	Director

Emmanuel de Marion de Glatigny	Director	Director

Michel Hochard	Chief Executive Officer	Deputy Chief Executive Officer

Source: Companies

1.3 Reasons for and aims of the transaction

Four years after splitting and faced with a fall in oil prices, the companies want to merge into an entity that would establish itself among leading independent European oil companies.

The new consolidated group would enjoy economies of scale, potential and greater visibility thanks to the geographical and commercial diversification of its revenue sources, better access to financial markets and cost synergies, as well as huge tax savings.

Through the merger, the companies as a single entity would increase their future growth capacity on a capital-intensive market and could guarantee their respective shareholders a future that is currently uncertain.

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1.4 General terms of the transaction

The terms of the transaction, set out in detail in the merger treaty, signed on 2 November 2015, can be summarised as follows:

Legal regime

The transaction is governed by the legal framework for mergers under the conditions set out by Articles L236-1 et seq. and R 236-1 et seq. of the French Commercial Code.

Tax regime

The absorbed company and the absorbing company are both governed by the corporate tax regime.

Fiscally, it will fall under the preferential tax regime provided for in Article 210 A of the French General Tax Code and be subject to registration duties set out in Articles 816 and 301 A to 301 F of the same Code.

Effective date and execution date of the transaction

The receiving company will become owner and enjoy the assets and rights of the assignor company from date of final execution of the contribution and merger by absorption, i.e. when all the conditions precedent described under §1.32 have been fulfilled.

Under the merger treaty, the transaction shall take effect retroactively from both an accounting and fiscal standpoint on the first day of the ongoing MPI fiscal year on the execution date of the merger. As a result, all transactions carried out by MPI between this date and the final execution date of the merger shall be deemed to be been carried out by M&P. M&P will own the assets assigned by MPI and will enjoy them from the final execution date of the merger.

The final execution date of the merger has been set by express agreement between the parties as the date on which the last of the conditions precedent outlined below is fulfilled, and no later than 29 February 2016.

If the merger is executed after 31 December 2015, additional procedures shall be performed to update our report for the purpose of assessing the impacts, if any, on the value of contributions.

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Conditions precedent

The Merger, the dissolution of the Absorbed Company and the resulting increase in M&P’s capital are subject to the following conditions precedent:

•

confirmation by the Autorité des marchés financiers (the “AMF”) that the Merger would not result in the obligation for Pacifico to file a compulsory buyout offer on M&P and MPI shares pursuant to Article 236-6 of the General Regulations of the AMF;

•

approval by the Extraordinary General Meeting of MPI shareholders of the Merger, this draft merger treaty and the resulting dissolution of MPI and of the Extraordinary Dividend, as set out below (with the General Meeting scheduled to be called on 17 December 2015);

•

approval by the Extraordinary General Meeting of M&P shareholders of the Merger, this draft merger treaty and the resulting increase in the M&P’s capital as compensation for the merger by absorption of MPI (with the General Meeting scheduled to be called on 17 December 2015).

1.5 Description and valuation of the contributions

      1.5.1 Description of contributions

The contributions are composed of the totality of items – assets, liabilities and off-balance sheet – that make up MPI’s assets.

They are valued at their actual value as at 1 January 2015 in accordance with CRC regulation 2004-01, since the entities are not under joint control, and on the assumption that the merger will be retroactive to 1 January 2015 (cf. our observation under 1.4 below on the validity of this contribution if it is completed after 31 December 2015).

Net assets contributed, according to the merger treaty signed on 2 November 2015, amounts to €353,749,589.

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MPI’s contribution is composed of the following asset classes:

This description may not be considered as restrictive.

In thousands of Euros	Gross	Impairment	MPI NBV at 31/12/2014	Revaluation and adjustment	Actual value at 31/12/2014
SEPLAT	21,317	0	21,317	118,863	140,180
Saint-Aubin Energie	14,232	0	14,232		14,232
Cardinal	6,060	4,448	1,612	(1,612)	0
MPNATI	83		83		83
Financial Assets	41,692	4,448	37,245	117,251	154,496
Inventory and work in progress	0	0	0		0
Receivables	50	0	50		50
Seplat cash advances	3	0	3		3
MPNATI cash advances	314	0	314		314
Saint-Aubin Energie cash advances	44,396	0	44,396	(6,315)	38,081
Dividends receivable	5,950	0	5,950		5,950
Other receivables	6	0	6		6
Treasury shares	10,627	143	10,485	(10,485)	0
Liquid assets	251,003	0	251,003		251,003
Prepaid expenses	22	0	22		22
Unrealised exchange loss	1,968	0	1,968	(1,968)	0
Current assets	314,340	143	314,197	(18,767)	295,430
Total assets contributed	356,032	4,591	351,442	98,484	449,926

The main items contributed are Seplat securities, securities and advances to Saint-Aubin Energie as well as liquid assets.

The calculation of the actual value of MPI’s stake in London-stock-exchange-listed Seplat is based on an average quoted market price over 1 month, 2 months, 3 months and 4 months prior to the proposed merger treaty date3, i.e. €1.164 (or 84.40 pence based on an average Euro / Pound Sterling exchange rate over the same period of 0.725).

The determination of the actual value of MPI’s stake in Saint-Aubin Energie, with respect to exploration projects, has been made to the extent of MPI’s share (i.e. two-thirds) in historical costs, in accordance with a practice in the oil sector that consists in increasing the value of the sale of exploration assets in this way.

The total actual value of the Absorbed Company’s assets assigned to the Absorbing Company thus amounts to €449,926,032.

[3]	Calculation method set out as of 8 October 2015 for purposes of the decision of the M&P and MPI Board of Directors in their meeting on 15 October 2015.

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MPI’s contribution is composed of the following asset classes, and the designation cannot be considered as restrictive:

In thousands of Euros	Book value at 31/12/2014	adjustment	Actual value at 31/12/2014
Provisions for exchange losses	(1,968)	1,968	0
Retirement provisions	(106)		(106)
Provisions	(2,073)	1,968	(106)
Liabilities relating to Cardinal stake	(1,612)	1,612	0
Trade payables	(937)		(937)
Tax and social security liabilities	(11,411)		(11,411)
Other liabilities	(666)		(666)
Foreign exchange gains (on advances to Saint-Aubin Energie)	(4,535)	4,535	0
Liabilities	(19,160)	6,146	(13,014)
Total liabilities assumed	(21,234)	8,114	(13,119)

The total actual value of the Absorbed Company’s liabilities transferred to the Absorbing Company thus amounts to €13,119,425.

MPI’s Ordinary General Shareholders’ Meeting held on 22 May 2015 decided to pay shareholders dividends in the amount of €0.30 per share, or a total amount of €33,260,222.10 (based on the number of shares composing the capital at 31 December, restated for treasury shares).

Furthermore, it is envisaged that MPI’s General Shareholders’ Meeting called to approve the Merger and the resulting Dissolution of MPI will also decide on an extraordinary dividend of €0.45 per share with dividend rights (the “Extraordinary Dividend”), on the understanding that the Extraordinary Dividend is not subject to the condition precedent of the approval of the Merger by M&P and MPI’s General Shareholders’ Meetings.

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Consequently, the total amount of net assets contributed by the Absorbed Company to the Absorbing Company is €353,749,589, determined as follows:

Calculation of net assets contributed	in thousands of Euros
Assets contributed	449,926
Liabilities assumed	(13,119)
Deduction of 2015 dividend distribution from 2014 reserves by MPI	(33,260)
Deduction of the payment of the extraordinary dividend by MPI	(49,797)
Total net assets contributed	353,750

1.5.2 Compensation for the contribution

Under the terms of the merger treaty signed on 2 November 2015, the proposed compensation for the transaction constituting the subject of this report was calculated based on the actual value of the absorbed company and the beneficiary company, using a multi-criteria approach that resulted in a share exchange parity set by the parties at 1.75 MPI shares for 1 M&P share.

In compensation for the contribution, MPI shareholders will be allocated 63,234,026 fully paid up new shares, with a nominal value of 0.77€ each, issued by increasing Etablissements Maurel & Prom’s capital by €48,690,200.02.

The beneficiary company’s capital following the contribution will be €142,294,636.33 divided into 184,798,229 fully paid up shares with a nominal value of €0.77 each, all of the same class.

Merger premium

The difference between the contribution value, i.e. €353,749,589, and the nominal value of the shares issued as part of the capital increase of the beneficiary company in compensation for the contribution, i.e. €48,690,200.02, is the merger premium amount or €305,059,388.98 that will be recognised as liabilities in the balance sheet of Etablissements Maurel & Prom, the beneficiary company.

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New MPI shares not distributed to shareholders and corresponding to fractional rights will be sold. Proceeds from the sale will be shared among those concerned proportionally to their rights.

Ownership and dividend-bearing date of new shares

New shares shall bear dividends from the final execution date of the contribution, i.e. when all the conditions precedent outlined earlier have been fulfilled.

They will be entirely assimilated with existing shares and will be subject to all the beneficiary company’s statutory provisions.

2. PROCEDURES PERFORMED AND ASSESSMENT OF CONTRIBUTIONS

2.1 Procedures performed by the Merger Auditors

Our work forms part of the other interventions defined by law and required by the conceptual framework of the professional standards issue by the national auditing body (Compagnie Nationale des Commissaires aux Comptes).

Its purpose is to inform the shareholders of Etablissements Maurel & Prom and those of MPI that the absorbed company’s contributions were not overvalued during the merger.

Consequently, it is neither an audit engagement nor a limited assurance engagement., It also does not involve the validation of the tax regime applicable to the transaction. It is not to be equated to a due diligence engagement conducted for a lender or purchaser and does not involve all the work required for that type of engagement. As a result, our work cannot be used in that context.

Our opinion is given on the date of this report, marking the conclusion of our duties. It is not our responsibility to follow up events, if any, that may occur between the date of this report and the date of the general meeting called to decide on the net asset contribution transaction linked to the merger.

In carrying out the task that was entrusted to us, we performed the procedures that we considered necessary to comply with professional standards issued by the national auditing body (Compagnie Nationale des Commissaires aux Comptes) applicable to this task to:

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•	verify the existence and ownership of the assets contributed and assess the impact, if any, of elements that may affect their ownership;

•	verify the completeness of the liabilities transferred to the absorbing company;

•	check the individual values declared in the proposed merger;

•	verify that the actual value of the contributions as a whole is at least equal to the value of the contributions declared in the proposed merger;

•	ensure, up to the date of this report, that there are no developments or events that could call into question the value of contributions.

In particular:

•

we discussed with the officers responsible for the transaction, as well as with their boards, in order to understand the background to the proposed contribution and analyse the economic, accounting, legal and tax terms being considered;

•

we had access to the management of M&P and MPI, but not to that of SEPLAT, bearing in mind that we had access to a revised production profile established by Seplat’s management and that Seplat’s management answered some of our questions through MPI;

•	we reviewed the merger agreement and its appendices;

•

we reviewed the annual and consolidated financial statements to 31 December 2014 and half-year consolidated financial statements for the six months to 30 June 2015 of MPI and Etablissements Maurel & Prom;

•	we obtained the report on the valuation of MPI and Etablissements Maurel & Prom prepared by the sponsoring bank;

•	we read through the statutory auditors’ reports on the financial statements of the companies concerned which we reviewed and which include unreserved certifications to-date;

•

we obtained the report of the independent expert appointed by MPI’s board on the recommendation of its ad hoc committee set up for purposes of the proposed merger by absorption transaction in question;

•

we received a letter of representation from the officers of the companies concerned notably confirming that there are no developments or events that could significantly affect the value of contributions;

•

we discussed with members of the ad hoc committees of M&P and MPI about the findings of our work on the exchange parity and about the impact, if any, of the information contained in some letters that some MPI shareholders sent to the management of the companies, members of the MPI ad hoc committee, the independent expert, AMF and the college of merger auditors;

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•	we analysed trends in Seplat’s share price and reviewed the valuation method adopted by the parties, and implemented an alternative valuation method to ensure that Seplat’s shares were not overvalued;

•	we obtained the audited financial statements to 31 December 2014 of Saint-Aubin Energie, MPI’s subsidiary;

•	we analysed the valuation Saint-Aubin Energie’s shares and equity interests owned by MPI;

•	we analysed the valuation of other assets and liabilities owned by MPI, as well as any commitments;

2.2 Assessment of contributions

2.2.1 Background and assessment method

The transaction involves the merger by absorption of MPI by Etablissements Maurel & Prom.

The actual value method was used because of the analysis of the absence of common control between the companies involved in the merger transaction and in accordance with CRC Regulation 2004-01 given that this is a transaction between companies under separate control.

The companies analysed control within the meaning of Article L233-16 of the French Commercial Code and notably concluded that Pacifico S.A. had no control over the companies involved in the transaction. This fact is also recalled in both companies’ 2014 annual reports.

Consequently and based on this analysis, the valuation method that the parties agreed to use calls for no special observation on our part.

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2.2.2 Individual value of contributions

The net assets contributed by MPI derive from:

•

the values of the various assets and liabilities recorded in MPI’s annual financial statements to 31 December 2014, which were unreservedly certified by the statutory auditors, less the extraordinary dividend for the fiscal year that will be voted on by the General Shareholders’ Meeting on 17 December 2015;

•	the actual value of Seplat shares calculated based on average share prices over one month, two months, three months and four months on 8 October 2015;

•

the actual value of Saint-Aubin Energie shares which account for 66.7% of the capital and current account advances granted by MPI and valued based on costs incurred by the exploration projects. This approach is commonly used to determine a market value when selling exploration assets. We deem such a method to be valid given that there is no certainty as to the state of the reserves that would result from the exploration projects, and the possibility of using other valid valuation methods.

We ensured that changes in Seplat’s share price since 8 October 2015, when the actual value of Seplat shares was calculated based on average share prices, did not highlight any significant difference. Lastly, this actual value should be understood as cum “interim” dividend of $0.04 per share recently decided by Seplat’s board, as communicated when the third-quarter 2015 financial information was published.

Checks on the selection of valuation methods and their application to the different assets contributed or liabilities assumed, and on their identification among all of MPI’s assets and liabilities, require no further comment on our part.

2.2.3 Total value of contributions

We assessed the total value of contributions through a direct approach by comparing the relative values noted in analyses and procedures conducted to value the compensation for contributions.

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In assessing the compensation for contributions, the following valuation methods were used to assess relative values, and in particular to value MPI’s share:

•	restated net assets calculated using the discounted cash flow method;

•	restated net assets calculated using the discounted cash flow method in the case of M&P and Seplat’s share price in MPI’s case;

•	the share prices of M&P and MPI.

We ensured that the total value of contributions used in the proposed merger treaty which stands at €353.8m after payment of the extraordinary dividend, was consistent with MPI’s valuation range determined using the methods described above.

It is worth noting that only the approach based on the recent share prices of MPI and M&P results in total contribution values lower than the one used. This is due to the structural discount in MPI’s share price and to the sharp drop in share prices over the period leading up to the announcement of the merger. This comment does not necessarily call into question the total value of the contribution considering the composition of MPI’s assets, even on the basis of Seplat’s share price.

All in all, the reference to RNA both in determining the relative values and determining the contribution value seems advisable to us.

The total value of contributions calls for no further comments on our part.

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FOR INFORMATION PURPOSES ONLY

3. SUMMARY

Our tasks, as described in this report, lead us to draw attention to the following points:

•	the valuation is based on forecasts in an area that is exposed to trends in commodity prices and foreign currency fluctuations (€/US$), geopolitical risks and financial market volatility.

•	assumptions and forecasts are uncertain by their nature, but nonetheless seemed consistent to us.

•	we did not have direct access to Seplat’s management.

These comments do not call into question our assessment, but are an integral part of it.

20

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

4. CONCLUSION

Based on our work and as at the date of this report, we are of the opinion that the value of contributions which stands at €353,749,589 is not overvalued and, as a result, net assets contributed are at least equal to the capital increase of the company receiving the contributions, plus the merger premium.

Paris, 2 November 2015

Merger Auditors

Jacques POTDEVIN	Olivier PERONNET

Statutory Auditors

Members of the Compagnie Régionale de Paris

21

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

APPENDIX 3

Independent expert’s report on the proposed exchange ratio

Report of Associés en Finance’s

independent expert deciding on the

fairness of the planned exchange ratio

between

MPI and Maurel & Prom

15 October 2015

ENGLISH LANGUAGE TRANSLATION FOR INFORMATION PURPOSES ONLY

This document is a free English translation of the report of Associés en Finance (the expert independent appointed by the board of directors of MPI) relating to the fairness of the proposed exchange ratio applicable to the merger of MPI into Maurel & Prom. This report was issued on 15 October 2015 in the French language. This translation has been prepared solely for the information and convenience of the shareholders of MPI and other readers. No assurances are given as to the accuracy or completeness of this translation and MPI assumes no responsibility with respect to this translation or any misstatement or omission that may be contained therein. In the event of any ambiguity or discrepancy between this translation and the original French version of the report, the French version shall prevail.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

2

Table of Content

I.	Role and resources		4
II.	MPI: presentation and analysis		6
A.		History and activity	6
B.		Financial analysis of MPI	8
III.	Maurel & Prom: presentation, analysis and strategy		10
A.		History and activity	10
B.		Financial analysis of Maurel & Prom	11
IV.	Changes in the companies’ shareholding structure		14
V.	Methods for calculating the exchange ratio reviewed but not used		15
A.		Dividend valuation	15
B.		Monitoring of the company by financial analysts and price objectives	15
C.		Comparable transaction method	16
E.		Net asset method (for information)	17
VI.	Evaluation of the two companies and implicit exchange ratio		17
A.		Restated net asset method—DCF to firm	18
	1.	DCF construction principles and general parameters	18
	2.	Characteristics of Maurel & Prom’s DCF to Firm assessment	22
	3.	Characteristics of MPI’s DCF to Firm assessment	27
	4.	Calculation of the ratio in a central assumption and sensitivity of the ratio	33
B.		Discounted future cash flow method – DCF to Equity	34
	1.	Features of DCF to Equity valuation of Maurel & Prom	34
	2.	Features of DCF to Equity valuation of MPI	35
	3.	Calculation of exchange parity using DCF to equity	36
C.		Method for analysing exchange parity by share price	37
	1.	Price change	37
	2.	Price sensitivity	38
	3.	Share liquidity	40
	4.	Analysis of price parity between MPI and Maurel & Prom	42
VII.	Conclusion		45

3

I. Role and resources

Associés en Finance’s role

On the recommendation of its ad hoc committee, MPI’s Board of Directors decided on 27 August 2015 to appoint on a voluntary basis Associés en Finance as independent expert to certify the fairness of the planned exchange ratio between MPI and Maurel & Prom (hereinafter the companies or the two companies). The two companies, MPI and Maurel & Prom, have two significant common shareholders (Pacifico and Macif) and common managers. The expert’s work is overseen by the MPI ad hoc committee comprising Caroline Catoire, Alexandre Vilgrain and Ambrosie Bryant Chukwueloka Orjiako, president of Seplat.

Associés en Finance1 is charged with the task of assessing the fairness of the exchange ratio envisaged as part of the merger project, with the understanding that the expert must comply with rules applicable to independent experts appointed in accordance with the general regulations of the Autorité des marchés financiers.

Associés en Finance people involved in this task include Bertrand Jacquillat, Honorary President of Associés en Finance, lead expert; Arnaud Jacquillat, CEO; Catherine Meyer, partner; Guillaume Gandrille, Pierre Charmion and Mathilde de Montigny, financial analysts. Philippe Leroy, chairman of the board, is in charge of quality control.

Background

Originally a Maurel & Prom subsidiary, MPI (a name adopted in 2013) was incorporated following the separation of Maurel & Prom’s Nigerian operations. MPI became independent in 2011 following the distribution of the company’s entire capital to Maurel & Prom shareholders. MPI has since then been listed on the Euronext Paris. Before the distribution of MPI shares to Maurel & Prom shareholders, Maurel & Prom had provided MPI cash amounting to €105m in order to be able to take growth opportunities of the Nigerian market.

The initial reasons that led to the separation of Maurel & Prom’s Nigerian operations, and in particular the merger with Seplat and external growth operations, failed to materialise, and recent movements on the hydrocarbons market (halving of oil prices over the past twelve months) raise the issue of the critical size necessary in the sector. It is in that vein that the leaders of Maurel & Prom and MPI, after trading on 27 August 2015, announced their plan of merging MPI into Maurel & Prom.

The new group would establish itself as a big player among oil juniors, would offer a favourable oil (variable price) / gas (fixed price) product mix and greater geographical diversification. The operation would be preceded by MPI paying an exceptional cash dividend of €0.45 per share, subject to shareholders approval.

[1]

Associés en Finance and Détroyat Associés merged in late 2014. The trade name of the new entity is Associés en Finance, Jacquillat and Détroyat Associés. To make the document easier to read, it will subsequently be referred to as Associés en Finance, or even by the acronym AEF. Associés en Finance is more precisely detailed in Appendix A.

4

The indicative ratio announced to the market in late August was 2 MPI shares for 1 Maurel & Prom share, which ratio is to be confirmed or not by the board meetings of the two groups to be held on 15 October 2015, depending on prevailing market conditions and the results of the work of the independent expert and merger auditors. Changing market conditions and a case of force majeure in Gabon that affected Maurel & Prom’s production in the region led to a review of the exchange ratio to 1.75 MPI shares for 1 Maurel & Prom share. The analysis of the ratio by Associés en Finance is based on the revised ratio.

The operation is subject to standard conditions precedent, in particular confirmation by the Autorité des marchés financiers that the merger would not lead to the obligation for Pacifico to make a public repurchase offer on the shares of Maurel & Prom and MPI under Article 236-6 of the general regulation of the Autorité des marchés financiers.

To be adopted, the merger plan must be approved by a 2/3rd majority of votes of shareholders, whether present or represented, of both companies, in the extraordinary meetings of shareholders to be called to that effect in December 2015. If the merger plan is adopted by the General Meetings, it will be realised a few days after the meetings, with retroactive effect on 1 January 2015.

Independence

Associés en Finance and Détroyat Associés confirm that they do not have any conflicts of interest and are independent from all stakeholders in the case within the meaning of Article 261-4 of the AMF general regulation and instruction 2006-08 of 25 July 2006 on independent assessment.

As such, Associés en Finance, Détroyat Associés and their employees:

•	have no legal or capital ties with MPI, Maurel & Prom or with their legal representatives that can affect their independence;

•	have made no assessment on behalf of Maurel & Prom or MPI over the past eighteen months;

•	have not advised Maurel & Prom or MPI, or any person that the companies control under Article L. 233-3 of the commercial code over the past eighteen months;

•	have no financial stake in the success of the planned merger, a receivable or payable on one of the companies concerned that is likely to affect their independence;

•	have no repeated ties with a bank that can affect Associés en Finance’s independence;

•	have not been assigned any other task – other than the one that is the subject of this mission – by the companies concerned by the merger plan for the coming months.

Consequently, Associés en Finance meets the required independence criteria for this task.

Disclaimer

The information used in the performance of our mission was either made available by BNP Paribas (Maurel & Prom’s advising bank), Maurel & Prom or MPI, or was public.

5

Associés en Finance did not conduct any physical review and independent assessment of the fixed assets, assets or liabilities of the two companies and their subsidiaries and affiliates. Associés en Finance did not conduct any physical review of ongoing or potential disputes, appeals, claims or potential liabilities MPI and Maurel and Prom are facing or could face. Generally, Associés en Finance took for granted, without independent audit, that the data, documents or information that was provided or to which it was given access was accurate without the possibility for the firm to incur any liability with respect to such data, documents and information. Associés en Finance cannot guarantee the accuracy of the forecasts, estimates or information provided.

Associés en Finance’s expert report and its conclusions on the fairness of the exchange ratio considered under the merger plan do not constitute recommendations to MPI shareholders.

Performance of Associés en Finance’s mission

Associés en Finance was mandated by MPI on 27 August 2015. Associés en Finance’s work lasted until 15 October 2015 when the company’s Board met to decide on the merger plan.

Over that period, Associés en Finance maintained regular contact, both physical and by telephone, with the companies’ representatives or their lawyers. In carrying out its work, Associés en Finance received written and oral comments from some MPI shareholders on the planned merger between MPI and Maurel & Prom.

The detailed work schedule and sources of the information used are provided in Appendix B. In carrying out its work, Associés en Finance used its own methods and database (Trival model, cf. Appendix C) and diverse available sources of information.

II. MPI: presentation and analysis

A. History and activity

MPI (formerly MP Nigeria) was incorporated by Maurel & Prom in 2009 to distinguish Nigerian operations from the group’s other operations. In December 2011, MPI ceased to be a Maurel & Prom company as a result of the distribution of MPI shares to Maurel & Prom shareholders and was listed on Euronext Paris.

MPI is a holding company involved in hydrocarbons exploration and production, seeking new opportunities around the world to expand its asset portfolio. Present only in Nigeria until 2012, MPI started expanding in 2013 with the creation of a common investment vehicle with Maurel & Prom, namely Saint-Aubin Energie. MPI is a holding company whose business mainly includes:

•	A 21.76% stake in Seplat

•	A 40% stake in Cardinal

•	A 66.67% stake in Saint-Aubin Energie (SAE)

6

Figure 1

MPI’s operations as of 31 March 20152

MPI carries out its main operation through its stake in Seplat (mainly in Nigeria), and projects in Myanmar and Canada in partnership with Maurel & Prom through Saint-Aubin Energie.

Seplat is an oil business company listed on the London (LSE) and Lagos (NSE) stock exchanges3, having gone public on 14 April 2014. Following that operation, MPI’s stake in Seplat was 21.76%. Seplat operates oil mining licenses (“OMLs”) and oil prospecting licenses (“OPLs”) notably in Nigeria’s Niger Delta.

Since 2013, MPI started diversifying its asset portfolio by acquiring, mainly via Saint-Aubin Energie, oil interests in Canada (Alberta, Gaspésie and Anticosti) and Myanmar. MPI has a 66.67% stake in Saint-Aubin Energie, with the remaining stake being held by Maurel & Prom.

[2]	Source: MPI 2014 annual report
[3]	NSE: Nigeria Stock Exchange

7

B. Financial analysis of MPI

Table 1

Profit and loss account and condensed statement since 20104

in thousands of euros	31/12/2010	31/12/2011	31/12/2012	31/12/2013	31/12/2014	30/06/2015
Turnover	—	320	501	42	2	—

Operating income	(31)	(1,722)	(1,917)	28,982	(3,781)	(1,778)

Financial performance	4,742	10,287	5,009	3,955	1,148	340
Pre-tax income	4,711	8,565	3,092	32,937	(2,633)	(1,438)
Net income of consolidated companies	2,722	5,647	2,595	31,230	(14,769)	(6,472)
Total share of results of SME*	(1,278)	12,467	48,229	165,131	35,020	8,633
Dilution result	—	—	—	—	29,387	—

Consolidated net income	1,445	18,114	50,824	196,360	49,638	2,161

in thousands of euros	31/12/2010	31/12/2011	31/12/2012	31/12/2013	31/12/2014	30/06/2015

Equity	133,183	254,051	296,216	461,025	550,373	567,519

Cash balance	52	178,426	106,334	225,805	251,297	222,301
Financial debt	—	174	—	70	—	—

Net cash	52	178,252	106,334	225,735	251,297	222,301

Securities accounted for using the equity	28,897	43,227	77,780	169,244	270,942	292,249

including Seplat	28,897	43,227	77,780	168,034	258,706	279,580
including Saint-Aubin Energie				(564)	12,236	12,608

*	SME: Companies accounted for using the equity method

Like any holding with no active majority stake, the bulk of MPI’s profits come from the result of equity affiliates. Turnover and operating income have no significant economic meaning5.

Operating income

Operating income for 2013 includes €30.9 million in consolidated capital gain from the disposal of 14.9% of Seplat securities. Apart from this exceptional capital gain, 2013 operating income was €-2.0m.

It is worth noting that MPI not only does not have any operational activity of its own (and thus virtually no consolidated turnover), but also has very limited operational resources of its own, and is linked to Maurel & Prom by a contract for the provision of services through which Maurel & Prom provides MPI certain administrative and financial services according to cash price invoicing, plus a 6% margin.

[4]	Source: Company and adjustments by Associés en Finance. 2011 corresponds to the setting up of the MPI structure as it exists today.
[5]

MPI’s financial statements reflect the same economic reality: virtual absence of turnover, negative operating income. The bulk of MPI’s earnings in 2014 were derived from dividends paid by Seplat (€14.75m in 2014), and positive foreign exchange impact. In 2013, MPI’s earnings, in the absence of dividends from Seplat, are said to be derived from the disposal of Seplat securities that year.

8

Income from equity affiliates

The net income from the consolidated MPI group is mainly composed of earnings from its stake in Seplat. In 2014, MPI’s earnings from equity affiliates in MPI’s books was €46.1m. Other stakes contributed negatively to MPI earnings (MP East Asia, MP Energy West Canada, Cardinal…). In 2014, there also was dilution earnings in the amount of €29.4m linked to Seplat’s flotation on the stock market.

In 2013, Seplat’s earnings from equity affiliates in MPI’s books stood at €169.7m. Seplat’s earnings were recognised using the equity method taking into account the fact that the percentage of MPI’s stake in Seplat dropped from 45% at the end of August 2013 to 35% from September, then to 30.1% at the end of the year following security disposals.

Since Seplat’s flotation through capital increase in April 2014, MPI’s stake in Seplat is 21.76%. Seplat’s earnings are indicated in Table 2. MPI’s earnings in 2014 can be accounted for by Seplat’s falling profits that year, owing mainly to the drop in the price of brent. The Capital IQ consensus on Seplat projects for 2015 a -34% drop in turnover versus 2014 (followed by a 26% increase in 2017). Seplat’s net profit is expected to drop by -69% in 2015.

Table 2

Seplat’s simplified profit and loss account since 20116

In millions of dollars	2011	2012	2013	2014	2015E	2016E	2017E
Turnover	451	625	880	775	510	644	804
EBIT	179	330	479	290	150	232	305
Net income	53	109	550	252	77	159	238

Net cash

At 31 December 2014, MPI had a cash balance of 251 million euros, up +26 million euros versus 2013. This increase is due mainly to Seplat’s payment of the 35 million euros shareholder’s loan and to the impact of the euro/dollar exchange rate fluctuation amounting to 30 million euros (which offset the payment of a dividend and investments in Saint-Aubin). MPI’s cash position is mainly denominated in dollars. MPI’s 2014 reference document reports an exposure of cash and cash equivalents to the dollar up to 323 million dollars.

It should be noted that the apparent increase in net cash balance since MPI shares were distributed to Maurel & Prom shareholders was sustained in 2013 by the disposal of Seplat securities (€+110.7m impact on consolidated financial flows7).

Dividend payment

Since going public in December 2011, MPI pays its shareholders dividends as indicated in

[6]	Source: Company and Capital IQ consensus estimates at 30/09/2015
[7]	In the second half of 2013, MPI disposed 14.9% of its stake in Seplat on the basis of a total valuation of 1 billion dollars.

9

Table 3

Dividend distributed by MPI to its shareholders since going public8

	28/06/2013	24/06/2014	28/05/2015
Dividend per share	0.08	€0.24	€0.30	€
Price of MPI share	3.36	€4.19	€3.17	€
Rate of return	2.88%	5.73%	9.46%

In the first half of 2015

In the first half of 2015, the average price of brent stood at $57.8 as against $108.9 in the first half of 2014, i.e. a 47% drop. The sharp drop in the price of a barrel of oil had a direct adverse impact on the earnings of Seplat, an equity affiliate.

MPI’s net earnings stood at €2.2m as of 30 June 2015 as against €55.2m on 30 June 2014. The group’s operating income was €-1.8m and the share in Seplat’s consolidated profit on 30 June 2015 was €7.9m9.

MPI’s cash balance at 30 June 2015 was €222m or a fluctuation of €-29m versus 1 January 2015.

III. Maurel & Prom: presentation, analysis and strategy

A. History and activity

Maurel & Prom is a company dedicated to hydrocarbons exploration and production with operations in 12 countries and listed on the Paris Stock Exchange. The bulk of its turnover is derived from Gabon (oil operations) and to a lesser extent from Tanzania (gas operations). The company also has operations in Congo, Namibia, Mozambique, Peru, Colombia and Canada (Figure 2).

[8]	Source: Company, Bloomberg and Associés en Finance calculations
[9]

Main financial data on Seplat at 30 June 2015: first half-year earnings for 2015 stood at $34m, down 78%, with a gross turnover of $248m (down -36%), cash flow before working capital changes was $92m, in the face of $68m investment spending (excluding acquisition cost). Cash flow and net indebtedness at 30 June 2015 (before reintegration of $368m in unallocated cash) was $110m and $853m.

10

Figure 2

Maurel & Prom operations10

B. Financial analysis of Maurel & Prom

Table 4

Profit and loss account and condensed statement since 201111

[10]	Source: Maurel & Prom 2014 annual report
[11]

Source: Capital IQ consensus 2013 results have been restated for the implementation of IFRS 11 (the implementation of IFRS 11 thus led the Group to recognise, using the equity-affiliate method, its stakes in Maurel & Prom Colombia BV and SAE entities, classified as joint ventures, which, in the past, were recognised using the proportional consolidation method).

11

in millions of euros	31/12/2011	31/12/2012	31/12/2013	31/12/2014	H1 2015	31/12/2015E	31/12/2016E	31/12/2017E
Turnover	374	472	571	550	158	365	413	493
Operating income	258	201	338	141	(33)	66	99	170
Financial performance	(17)	(42)	(67)	(11)	(7)	(10)	(20)	(18)

Net income Group share	165	58	63	13	(25)	(18)	48	99

in millions of euros	31/12/2011	31/12/2012	31/12/2013	31/12/2014	H1 2015
Equity	765	768	766	891	923

Cash balance	61	67	201	230	108

Fixed Assets	740	871	965	1,292	1,461
Intangible assets	411	442	345	328	368

Financial debt	(422)	(471)	(662)	(667)	(746)

Net financial debt	(361)	(404)	(461)	(437}	(637)
Gearing	47%	53%	60%	49%	69%

Maurel & Prom has not paid any dividends since 2013. The last two dividends were paid on 21 June 2012 and 21 June 2013 and amounted to €0.40 per share each year (or a return rate of 3.5% compared with the spot price in 2012 and 2013).

Turnover

The groups consolidated turnover for 2014 was €550.4m, down slightly versus the 2013 figure (-3.5%). This gap is due mainly to a volume effect on the sale of the Ezanga license in Gabon12, to a negative price effect (€-62m) and to the integration of off-Group sales from drilling operations (€+45m).

Consensus projects another drop in turnover in 2015 of up to -34% versus 2014, followed by a +13% increase in 2016 and +19% in 2017.

First half 2015 turnover is down -47% versus first half 2014, following the nearly 50% drop in the price of a barrel of oil between the first half of 2014 and the first half of 2015 ($53.5/b in the 1st half of 2015 versus $107.8/b in the 1st half of 2014).

Operating income

The group’s operating income in 2014 was down 58% versus 2013, due mainly to the drop in sales prices from summer 2014 (drop in the price of a barrel of oil) and the integration of drilling operations, the margins of which are lower. Following the deteriorating economic environment, the company started reducing its exposure in some area (notably Mozambique, Colombia and Peru).

[12]	€-39.7m related to the execution of the new development contract signed in 2014 offset by €+43.2m linked to increased production in Gabon.

12

In the first half of 2015, operating income stood at €-33m. The economic environment had a direct adverse impact on margins. The non-renewal in the first half of long-term drilling contracts between Caroil and some of its traditional clients because of the freezing of the latter’s investments led the Group to revise the value of its drilling assets downward.

Financial debt

Unlike MPI, Maurel & Prom is in debt. The company has issued several bonds. In 2014, the Group issued 14.66 million net share settled bonds convertible into new and/or existing shares (ORNANE) maturing on 1 July 2019 amounting to €253m. Each ORNANE has a nominal value of €17.26m and bears a coupon at a 1.625% annual rate, payable every six months. The purpose of the bond issue was to restructure debt by extending its maturity. Net proceeds from the issue was used to buy back OCEANEs maturing in 2014.

In May 2015, the company issued 10.4 million ORNANEs maturing on 1 July 2021, in the amount of €115m and a 2.75% nominal interest rate.

In December 2014, the Group set up a $650m new revolving credit facility (RCF), comprising two tranches of $400m and $250m, with maturities on 31 December 2020 and a +3.40% LIBOR interest rate until 31 December 2018, then +3.65% LIBOR thereafter. The line has now been drawn by up to $400m, which has been used to close the group’s previous credit facility.

Also, Maurel & Prom Drilling Services BV, a fully-owned subsidiary of the company, on 23 December 2013 subscribed with a Crédit Suisse-led banking syndicate a us$50m payable in five years at the LIBOR interest rate of +2%.

Overall, Maurel & Prom’s gross debt (€753m at 30 June 2015) is denominated in euros by up to 47% and by 53% in dollars.

Negotiations with banking syndicates

On account of the planned merger between the two companies, the fall in oil prices and the force majeure event suffered by the Ezanga oil field in September 2015, Maurel & Prom sent its investment banks under the RCF, as well as to Crédit Suisse, letters requesting their consent to the planned merger, as well as the adjustments of some covenants that could have caused a default event and the acceleration of the amortisation of the loans granted. The RCF banking syndicate granted the request and production covenants were revised downward in the 4th quarter of 2015. Maurel & Prom confirmed to Associés en Finance that it had secured the consent of the Crédit Suisse-led banking syndicate on the $50m dollars granted, and that the interest rates negotiated are in line with market banking terms and were unlikely to have an impact on the exchange ratio. Following are details of the main covenants concerned be the negotiations:

Production covenants

The loan agreement comprises covenants on Maurel & Prom’s production that notably call for an accelerated amortisation of the loan if the Company is unable to reach the production levels defined for the last quarter of 2015 and for the second half of 2015, which could have been the case if the covenants were not revised following the force majeure event in Gabon.

13

Financial covenants

The loan agreement also comprises financial covenants, notably a constraint on the level of net debt that must not exceed 3x EBITDAX13 throughout 2015 and reproduced in the company’s reference document. In the stress scenario the company painted to its banking syndicate, taking into account the force majeure event stated above and the $45 brent price in the 4th quarter of 2015, the net debt to EBITDAX ratio would not have been complied with.

Maurel & Prom is monitored by US rating agency Egan-Jones, which in July 2015 downgraded its rating of Maurel & Prom’s debt from BB to BB-.

IV. Changes in the companies’ shareholding structure

Since going public in late 2011, the MPI group’s shareholding structure has been quite stable just like Maurel & Prom’s as illustrated in Figure 3. Both companies have the same major shareholders, namely Pacifico (the president of which is Jean-François Hénin, chairman of MPI’s board and president of Maurel & Prom) and Macif.

Figure 3

MPI’s shareholding structure at 31 December 2014

MPI’s board wished to enlist the services of an independent expert within the framework of this merger to ascertain the fairness of the proposed exchange ratio and follow best market practices. It may be observed that whatever the exchange ratio between the two companies. The percentage Pacifico will get in the new entity’s capital will be similar to what it now holds; Pacifico’s stake in MPI and Maurel & Prom is quite similar. The same can be said of Macif, the second largest shareholder in both groups.

It is worth noting that MPI’s articles of incorporation call for the granting of double voting rights to fully paid-up shares registered in the name of the same shareholder for at least four years. The new Maurel & Prom shares issued in consideration for the planned merger registered in the name of the same shareholder will also get a

[13]	Current profit before interest, impact of tax, amortisation and depreciation, net of exchange gains and losses.

14

double vote if the shareholder got it on the MPI shares granted in exchange. At the same time, if the shareholder has held MPI registered shares for less than four years, consideration will be given to the length of time over which the MPI registered shares granted in exchange within the framework of the merger were held by the same shareholder in calculating the four year period required to qualify for a double vote as regards the new Maurel & Prom shares granted in exchange. This Article of MPI’s articles of incorporation became effective the day MPI’s shares were listed on Euronext Paris and upon their maiden listing on 15 December 2011. At 15 December 2015, the proportion of registered shares held by Pacifico is expected to accordingly get double votes.

We would also like to recall that realisation of the planned merger continuous to be subject to the confirmation requested from the Autorité des marchés financiers that the merger would not lead to the obligation for Pacifico to make a public repurchase offer on the shares of Maurel & Prom and MPI.

V. Methods for calculating the exchange ratio reviewed but not used

A. Dividend valuation

The approach based solely on dividend discount is pertinent when it concerns a value traditionally considered such as a return value. In the case under review, this method is discarded since Maurel & Prom has distributed no dividends since 2013. In its valuation, Associés en Finance replaced this method by the discounting estimated future cash flows available to shareholders, taking into account borrowing constraints.

B. Monitoring of the company by financial analysts and price objectives

The price objectives of financial analysts can be considered more as opinions than as evaluation methods per se.

Maurel & Prom is monitored by four analysts. Just before the merger announcement, on 27 August, the price objective range was very broad, extending from €7.20 for Natixis to €12 for CM-CIC (latest revision on 6 August with an unchanged price objective).

Natixis, on 31 August, revised its price objective downwards to €5.20 following lower-than-expected half-year results due to depreciations. At August ending, the average price objective was €7.8 for a €4.69 price.

Seplat, MPI’s main investment, is monitored by at least ten analysts, and had an average price objective of £1.85 at 27 August 2015 (the price objective range is broad, extending from £0.9 to£2.65). Since then, analysts on 12 October 2015 revised their price objective downwards; it stands at £2.36 on average for a £1.75 price.

MPI is monitored by a single analyst, that of SBG Securities. The analyst chose a €3.8 price objective since 22 June 2015, a figure that is down versus the previous objective set in January 2015 at €4. The objective has not been revised since the announcement of the merger with Maurel & Prom.

The fact that the company is not monitored by many analysts means we cannot use the direct exchange approach through price objectives. An indirect approach that takes into account Seplat’s price objective is not pertinent either: on the one hand, since going public, Seplat’s price constantly appeared to be far short of average price objectives, reflecting the markets failure to ratify the prices, in the context of low oil prices and on the other, there is the issue of the downgrading of the MPI holding discussed later in this report.

15

C. Comparable transaction method

The comparable transaction method is based on the observation of multiples observed during recent merger operations deemed comparable in terms of activity and transactional, geographical and temporal context, the financial conditions of which were made public. The method often has to contend with the issue of lack of reliable data on such multiples or the small number of recent transactions relating to companies that are actually comparable.

In this case, we did not identify any recent transactions that can be compared to the present plan.

Afren, which was in a challenging financial situation, and Seplat had announced talks of a merger, but the talks were discontinued in last February. If the merger had materialised, the operation would have been the largest ever between two private companies operating in Nigeria.

D. Analogical multiples method

The market comparable method consists in determining a company’s value by observing market multiples with which the securities of listed companies in the same industry are traded or that have similar operational characteristics, or by applying the multiples to corresponding aggregates for the company being reviewed.

The pertinence of this analogical method lies in the possibility of having a sample for similar groups in terms of industry, size, profitability as well as stability and the regularity of levels of margins and growth over the period during which this type of method is used (generally involves two- or three- year projections).

There are no companies that are actually comparable to MPI or Maurel & Prom. There are many oil companies of similar sizes, but they do not operate in the same zones. This is fundamental for this type of activity because of the existence of major specific characteristics, especially in tax terms. The sample of comparables most similar to MPI and Maurel & Prom in terms of size of operations is detailed in Table 5. Mart Resources could be considered as comparable to MPI because its operations and production zone are similar to Seplat’s. However, it is much smaller in size, with a market capitalisation about four times smaller than MPI’s. Total Nigeria and Oando are companies whose operations are more focussed on refining, so their margins cannot be compared to those of Seplat or MPI.

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Table 5

Principal geographical zones of market comparables 14

Company	Market capitalisation in €m	Country	Main geographical zones of operation
Canadian Natural Resources	21483	Canada	Canada, Great Britain, Gabon
Tullow Oil	2694	United Kingdom	North-West of Africa, South-East of Africa, Europe, Asia
Kosmos Energy	2372	Bermuda	Ireland, Morocco, Senegal
Genel Energy	1370	United Kingdom	Irak, Morocco, Angola, Ethiopia
Ophir Energy	961	United Kingdom	Equatorial Guinea, Gabon , Kenya, Tanzania, Indonesia
SOCO International	629	United Kingdom	Vietnam, Congo, Angola
Oando	620	Nigeria	Nigeria
TOTAL Nigeria	231	Nigeria	Nigeria
Eland Oil & Gas	110	United Kingdom	West Africa
Lekoil	98	Nigeria	Nigeria, Namibia
Mart Resources	71	Canada	Nigeria
Afren	12	United Kingdom	Nigeria, West Africa and Middle East

[14]	Source: Capital IQ

The lack of market comparables of the same size operating in the same countries and involved in the same operations make impossible the market comparable method.

E. Net asset method (for information)

MPI’s net assets at ending June 2015 stood at €5.12 per share or €4.67 per share after the distribution of €0.45 as exceptional dividends. It is mainly composed of the group’s cash and MPI’s shareholding in Seplat. In MPI’s books, Seplat is valued at its book value (equity value, supported by the useful value calculation) and not at its market value, which is lower. Seplat has lost 64% of its value since going public.

At 30 June 2015, Maurel & Prom’s net asset was €7.96 per share.

However, the posting amount method is an asset method based on the logic of the historic cost of assets and liabilities, and factors in neither the actual value of such assets and liabilities nor companies’ potential for future growth.

As an illustration, the exchange ratio would be 1.7x after the planned distribution of a €0.45 exceptional dividend to MPI shareholders.

VI. Evaluation of the two companies and implicit exchange ratio

Under the merger plan, the valuation method used must be applied coherently between both groups, especially in the current sluggish market environment; in such an environment, as illustrated by the gap between analysts’ prices, groups’ listed prices tend to depart from intrinsic values. As a result, it is important to be careful to symmetrically apply valuation methods between both groups: price of a company compared to the price of the other company, intrinsic value of the one compared to the intrinsic value of the other.

Associés en Finance presents the results of the following valuation methods:

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•

Restated net assets method, applied mainly by revaluating both groups’ assets though the projected discounted cash flow method on their respective assets (mainly Gabon and Tanzania for Maurel & Prom; principally Nigeria indirectly via Seplat for MPI);

•	Available aggregate projected discounted cash flow method for Maurel & Prom and MPI shareholders (DCF to equity);

•	Ratio analysis through market price.

A. Restated net asset method—DCF to firm

The Restated net asset method is used to calculate a theoretical value of equity by revaluating assets and liabilities in terms of market value. The method is particularly pertinent for holdings, which is the case with MPI, the main asset of which is its investment in Seplat. The method is applied by means of DCF for each main oil or gas assets of MPI and Maurel & Prom.

1.	DCF construction principles and general parameters

a.	Reserves, business plans and contractual provisions of exploration / development licences

The assets of Maurel & Prom and MPI (and more specifically MPI’s stake in Seplat) were valued using the DCF to firm method which is based primarily on business plans released by both companies’ managements, independent assessments of the oil and gas reserves operated by Maurel & Prom and Seplat, as well as of the exploration and production sharing agreements governing both companies’ operations in their respective geographical zones. Such independent assessments of reserves were made by experts who on a yearly basis draft reports entitled “Reserves report” (DeGolyer and MacNaughton for oil and natural gas deposits in Gabon and Nigeria, RPS for natural gas deposits in Tanzania).

The reserves considered in valuations, so-called “2P”, concern proven reserves (P1) and probable reserves (P2), which refer to reserves with at least a 50% probability of being developed. Possible reserves, the development probability of which is less than 10%, are not taken into account. Such reserves are expressed in millions of barrels (mmbl) for oil and billions of cubic feet (bcf) or millions of cubic feet (mcf) for gas.

DCFs are based on audited reserve estimates and production and capital expenditure (CAPEX) forecasts possibly revised by the groups’ managements since the publication of reserves reports, to which are applied an oil and gas price projection.

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The gas extracted in Tanzania and Nigeria is sold locally at contractual prices defined in 2015 nominal dollars, to which is applied a 2% inflation rate in accordance with the recommendations of RPS and DeGolyer and MacNaughton.

However, the price of oil sold either by Maurel & Prom or by Seplat is based on the market price, adjusted to some elements described further down. Oil price assumptions are thus key elements used to obtain DCF valuations.

b.	Oil price used and euro to dollar parity

Projected cash flow was constructed using brent price estimates15. The oil market has many forward contracts. However, just like oil spot prices, prices deriving from such contracts are volatile (Figure 4), which leads us to retain as a central assumption the valuation of average levels over the past three months (from 30 June to 30 September 2015) of forward prices maturing in June 2016, June 2017 and June 2018 for the three years from 2016 to 2018. It is subsequently assumed that the price of brent changes in increments reaching in 2020 the consensus on the price of oil provided by Capital IQ. After 2020, oil prices are assumed to rise with inflation –– as indicated in Table 6.

Owing to oil price volatility, different levels of sensitivity of Maurel & Prom and MPI to this price, the implicit ratios arising from discounts are equally presented by varying brent price assumptions.

Table 6

Price for a barrel of brent used as a central value in modelling

	2015	2016	2017	2018	2019	2020	2021-2054
Price / barrel	52.3	57.0	61.2	63.9	75.0	80.0	2% inflation

[15]	Brent is the North Sea crude oil used as a benchmark in Europe in determining the price of other crude oils.

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Figure 4

Changes in the price of brent since 2006

The euro to dollar parity used as a central assumption is 1.10.

c.	Contractual provision on turnover and prices

While the precise way in which contracts function is different depending on the country and the types of development, the principles are generally similar and govern ties between the licensing State, State-owned corporations that are joint developers and private concession holders.

Provisions require that the turnover of developers be calculated based on a working interest.

Also, the agreements signed between Maurel & Prom and Gabon and Tanzania, where the company operates, provides for a cost oil and cost gas mechanism depending on the resources extracted, and capped up to a stop cost, allowing Maurel & Prom to as a priority collect a percentage of the resources extracted forming part of its working interest until it recovers its recoverable expenditure. The working interest payment, profit oil or profit gas is shared between the State-owned corporation and the State based on the allocation formula depending on daily production volumes. In Nigeria, there is no production-sharing agreement, but tax is calculated based on a deduction of a proportion of investments made in the years prior to the oil profit tax base.

On each of the developments operated by Maurel & Prom and Seplat, royalties are paid to the States that own the fields. In Gabon, the Ezanga production is subject to collection of royalties by the State amounting to 7% of the development’s turnover until 2018 and 12% in the subsequent years. In Tanzania, royalties (12.5% of total revenues) are fully paid by Tanzania Petroleum Development Corporation (TPDC), a corporation linked to the State of Tanzania that is also a developer of the Mnazi Bay reserves. In Nigeria, the State collects royalties amounting to 20% from the cash sales of liquids and 7% from the gas sales.

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d.	Discounted rate used in DCFs

It is customary in the oil world to use standard discount rates based on the level of risk attached to each development, linked mainly to its geographical location. Reserves reports generally show valuations based on discount rate range. The risk highlighted in such calculations is not a currency or inflation risk, since the global energy benchmark currency is the dollar, but rather an operational risk linked to the situation of the countries where the operating licenses are located. Such risks have to do with political stability, how well institutions work, the security situation, risks of social tension, or risks associated with the execution or renewal of development / production permits.

Associés en Finance compared this type of calculation with its usual method for calculating discount rates using the Trival model. Associés en Finance is currently monitoring more than 500 companies, including 350 within the euro zone, and covers all industries, including energy. For all these companies, Associés en Finance drafts long-term flow forecasts that are compared with the level of risks of the companies and with their economic size.

Based on such data, Associés en Finance calculates economic risk and size premiums used in directly estimating the cost of capital after tax. At 30 September 2015, the three-month average of the plan’s intercept was -3.26%, the economic risk premium 6.11% and the size premium 3.55%. These market parameters, for each of the assets evaluated, are applied to obtain the cost of capital.

The size coefficient of Maurel & Prom is 1.24 (average of the past months at the end of September 2015), that of MPI’s stake in Seplat is 1.60.

The economic risk coefficient is understood in relative terms in relation to all companies monitored, and is centred on 1. It is calculated based on a forecast risk rating and a sectoral beta calculated in relation to the Stoxx indices. Estimates of the forecast rating are derived from the synthesis within a strengths/weaknesses and opportunities/threats matrix reflecting different operations risks affecting their economic model. The scale of forecast risk ratings ranges from 1 (low risk) to 9 (high risk). Estimated forecast risk ratings in Trival for oil/gas sector companies are 7 for most large oil majors (for example Total or Royal Dutch Shell), 8 for middle-sized and less diversified players (such as ÖMV) and 9 for some oil services industry companies (such as CGG). These operational risk ratings apply to very internationally diversified groups, which of course is not the case with the assets assessed here, as they are in Gabon and Tanzania in the case of Maurel & Prom, and in Nigeria as concerns Seplat. In this analysis, Maurel & Prom’s assets are rated 8, while Seplat’s Nigerian assets, in which MPI has a stake, are rated 9, a higher rating on account of a high political risk. Table 7 and Table 8 sum up the discount rates obtained.

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Table 7

Calculation of Maurel & Prom’s cost of capital (Gabon and Nigeria)

	Economic risk rating (1)	Economic risk premium (2)	Relative size ratio (3)	Size premium (4)	Original intercept (5)		Cost of capital (1)*(2)+(3)*(4)+(5)
Maurel & Prom	1.46	6.11%	1.24	3.55%	-3.26+	%	10.04%

Table 8

Calculation of the cost of capital of Nigerian assets (Seplat assets, in which MPI holds a stake)

	Economic risk rating (1)	Economic risk premium (2)	Relative size ratio (3)	Size premium (4)	Original intercept (5)	Cost of capital (1)*(2)+(3)*(4)+(5)
Nigerian assets	1.62%	6.11%	1.60	3.55%	-3.26%	12.33%

This rate difference linked to the different risk level of these countries is consistent with the risk assessment being conducted by COFACE. It rates the different countries where Maurel & Prom and Seplat have operations as follows (cf. Table 9) :

Table 9

Risk assessment conducted by COFACE16

	Country Assessment	Business Climate
Gabon	B	C
Tanzania	B	C
Nigeria	C	D

It should be noted that the discount rate on Seplat is consistent with the one the company used in 2014 (12%) to determine the useful value of its non-current assets17. The rates used are also close to rates that were used by BNP Paribas, Maurel & Prom’s advising bank, in its preparatory work on estimating the exchange ratio.

To conclude, the value of assets under exploration / development agreements are calculated by discounting, at the rate previously used, operational cash flows determined based on reserves reports, business plans of the companies, turnover and costs allocation over the lifespan of the concession.

2.	Characteristics of Maurel & Prom’s DCF to Firm assessment

Maurel & Prom derives its revenue mainly from oil deposits that it develops in Gabon and from gas deposits in Tanzania. In Gabon, Maurel & Prom has three exploration licenses (Ezanga, Nyanga Mayombe and Kari) and seven exclusive development authorisations. Only Ezanga is in the production phase and Maurel & Prom has a development license valid until 2034 (with a renewal priority for 20 more years) and an 80% working interest. The remaining 20% went to the Republic of Gabon, which recently sold 7.5% to Tullow.

[16]	Coface’s market analyses rate risks on a 7-level scale: A1, A2, A3, A4, B, C, D in ascending order of risk. Gabon and Tanzania are thus rated last but one, while Nigeria has the highest risk level.
[17]	Cf. MPI 2014 reference document, page 123.

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In Tanzania, Maurel & Prom develops the Mnazi Bay and Bigwa-Rufiji-Mafia deposits. Only the first deposits are in the production phase and Maurel & Prom has a 48% working interest there, with the remainder held by Wentworth Resources (32%) and TPDC (20%).

a.	Maurel & Prom’s Gabon assets (Ezanga license)

The DeGolyer and MacNaughton report mentions proven gross reserves of 177 Mbbl and probable gross reserves of 64 Mbbl, or 2P reserves of 241 Mbbl. P1 reserves represent 73% of Ezanga’s 2P reserves.

Based on information provided by the Company and its own calculations, the DeGolyer and MacNaughton report establishes a production profile for the 2015-2053 period. Based on that profile, and considering changes in oil prices, Maurel & Prom’s management came up with a revised development plan projecting the extraction of 75% of oil reserves before the license expires in 2034. In terms of production, the main difference with the profile established by DeGolyer and MacNaughton results in a two-year difference in the production plateau, estimated by management at about 33,000 bbl / day. Cumulative production over the 2015-2053 period is virtually identical. The company has also lowered its CAPEX forecasts for the period in relation to the figure established by the expert. Investment in a 3D seismic technology resulted in better understanding of the reservoir making it possible to improve water injection schedules so as to optimise its development, especially given the current context of oil prices.

The estimated sale price for the production straight out of the Ezanga pipeline managed by Total and opening up in Port-Gentil (so-called Rabbi Light oil), corresponds to the price of a barrel of brent, less a discount. Analysis of discount data between Rabbi Light and brent over the January 2013—September 2015 period shows a significant increase in the latter since the recent collapse in the price of a barrel of oil. Year to year, the average discount is -5.8% of the price for a barrel of brent, whereas it was -1.2% over the previous 12 months. The discount used in 2015 for the modelling of Ezanga sale prices is thus $-2.75 per barrel sold, or -5.3% of the price of a barrel of brent, then it is assumed that it will return to normal with the increase in oil prices to $-1.5 per barrel sold in 2020. From that date, the discount changes with the level of inflation used (2%), in order to be maintained stable as a percentage of the price of a barrel of brent.

Maurel & Prom’s revenue is calculated based on a working interest of 80% revenue from Ezanga after the payment of royalties. From this working interest, Maurel & Prom can recover some of the costs incurred18 by as a priority deducting up to 70% of the oil forming part of its working interest. The remaining 30% so-called profit oil is shared between Maurel & Prom and the State of Gabon depending on the daily production level per development license, expressed in thousands of barrels per day (kbopd). Management’s production projections per authorisation license lead us to retain an even split between Maurel & Prom and the State of Gabon.

[18]

Recoverable costs are detailed in the development contract and can be operating costs or investment expenditure. The accumulated costs were established before the business plan and is added annual costs. All the costs will be recovered every year up to the contractual cost stop

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Free cash flows are deducted from Maurel & Prom’s revenue (cost oil and share of profit oil) by subtracting various development expenditure (operating expenses, development investments), additional price to be paid to Rockover whose working interest was bought by Maurel & Prom and miscellaneous payments to the State of Gabon.

Projections for development on the Ezanga oil field show a free cash flow profile characterised by a hike at the beginning of the business plan, which will be ended by the increase in royalties and the depletion of the stock of recoverable costs. The drop in Maurel & Prom’s cost oil and a reduction in the production of the Ezanga field’s production then cut anticipated free cash flow generation from 2023.

Cash flow for 2015 was restated to factor in first half results. Maurel & Prom is evaluated to 30 June 2015 and the first cash flow factored in only covers the second half of 2015. Production and CAPEX adjusted by subtracting amounts arising from the publication of half-year results.

On 4 September 2015, Maurel & Prom received notice of a force majeure event affecting the pipeline managed by Total, leading to interruption in the delivery of oil. The operator took advantage of the situation to effect an overall consolidation of the pipeline, and production resumed gradually from 19 September 2015, reaching 21,000 bbl / day on 21 September 2015. Taking into account the force majeure event resulted in another restatement of the company’s expected production for the second half of 2015, based on quarter three 2015 production communicated to us by the company against the backdrop of the force majeure and quarter four production scenario communicated to banks when negotiating the loan agreement.

After factoring in all these effects, cumulative discounted cash flow upon the expiration of the license in 2034 accounts for 94% of Ezanga’s enterprise value calculated in the event that the license is extended.

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Other elements for the valuation Maurel & Prom’s production in Gabon: new discoveries

In addition to these 2P reserves, recently oil deposits were discovered in the Mabounda and Niembi exploration wells located on the Ezanga licence. The company received production licenses in September 2015 and a development plan drawn up for a portion of the Mabounda reserves was incorporated in Ezanga’s DCF. The proportion of Mabounda not incorporated in the plan as well as that of Niembi were valued based on the valuation in $ per barrel of oil resulting from Ezanga’s DCF. With respect to undeveloped resources requiring huge investments, a 60% coefficient was assigned to Mabounda’s valuation and 40% to Niembi’s, the development of which has a lower maturity.

b.	Maurel & Prom’s Tanzania assets (Mnazi Bay)

Mnazi Bay’s gas reserves, as audited by RPS, are evaluated at 443 billion cubic feet (bcf), including 63% of P1 reserves. The production is intended for sale to two public operators, Mtwara and Madimba, at actual agreed prices of $5.49/mcf and $3.07/mcf. The prices are expected to increase with the United States industrial sector consumer price index, retained at a 2% level.

RPS established a production profile for 2015-2031 (when the license expires). Maurel & Prom’s management has not made any adjustments to the profile, except for 2015 to take into account the effective start of production in September.

The CAPEX profile used corresponds to the one RPS established. Planned 2015 CAPEX was adjusted to factor in the $17.5m development investments made in Tanzania in the first half of the year. The revenue of players involved in Mnazi Bay are composed of a cost gas (recovery of development and investment expenditure) up to 60% of their working interest and a share of profit gas. The projections retained also took into account the sharing of profit gas with TPDC depending on daily production.

Thus, revenue derived from the development of Mnazi Bay is shared between players’ cost gas and profit gas. The existence of accumulated exploration and development investments necessary for development and recoverable from subsequent years explain the size of cost gas at the start of the business plan, which reflects the annual production of recoverable costs in 2021.

Free cash flows from the development of Mnazi Bay are deducted from Maurel & Prom’s revenue by subtracting development expenditure, investments, abandonment cost paid to the State of Tanzania, tax on accumulated cash flows generated by the development of Mnazi Bay) as well as the additional price Maurel & Prom paid Artumas, the working interest of which it bought.

Changes in free cash flows are unequal over time, characterised by the generation of significant flows at the beginning of the business plan, driven by the combined effect of a high production level and accumulated cost gas to be recovered, then by a sharp drop of the latter in 2021, when accumulated cost gas is exhausted, a period that corresponds to a phase of cash flow generation supported by a more normalised sharing of Mnazi Bay’s turnover between Maurel & Prom and the other operators.

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In order to consider only the second half, production and CAPEX were adjusted by subtracting amounts arising from the publication of half-year results.

c.	Other Maurel & Prom assets

Caroil

Maurel & Prom has concentrated its drill operations in Caroil, its fully-owned subsidiary. Caroil owns eight rigs which enabled it to post a turnover of more than $100m in 2014. Caroil, which was created in 2003, sold in 2011, and taken over in 2013 by Maurel & Prom (fully-owned Maurel & Prom subsidiary since 23 December 2013) for €59.6m. The book value of €35.5m (or $39m) posted in Maurel & Prom’s books at 30/06/2015 after its €20m impairment in the first half is used as Caroil’s value. The impairment is linked to the non renewal of long-term drilling agreements between Caroil and some clients.

Saint Aubin Energie

Saint Aubin Energie, a joint venture with MPI created in 2013, a third of whose capital is owned by Maurel & Prom, carries out prospecting operations in Canada and Myanmar. Securities held by Maurel & Prom are accounted for by the equity method and valued at €6.3m at 30/06/2015. In addition, Maurel & Prom made available a €25.9m current account to Saint Aubin Energie. As part of the valuation made, Saint Aubin Energie has been recognised at the total value of Maurel & Prom’s investment in the subsidiary, given the non operational character of the activity at the moment.

Overheads

Besides the above-mentioned developments and subsidiaries, overheads should be taken into account. They are recognised in the amount of €10.1m in the 2014 annual report and €4.4m in the half-year report at 30 June 2015 (or €8.8m in annual extrapolation). An average annual amount between these two figures is considered in the modelling.

d.	Adjustments for the switch from enterprise value to equity value and number of securities held.

Accounts for the six months to 30/06/2015 post the following information in Maurel & Prom’s balance sheets making it possible to deduct the value of its equity from its enterprise value.

•	Its cash balance stands at €108.4m;

•	Its debt comprises:

•	€6.8m in bank loans;

•	€2.6m in debts on finance lease;

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•

Two ORNANE bond issues maturing in 2019 and 2021 and one OCEANE bond issue all recognised in the balance sheet at €236m, €99.1m and €8.9m respectively. Since the unit exercise values of these instruments (respectively €17.26, €11.02 and €13.605) are far from the market price for the Maurel & Prom share, they are treated as debt.

•	Other loans and debts (revolving credit facility, Crédit Suisse loan) amounting to €392.5m;

•	Non-current provisions corresponding to employee benefit obligations (€1m) and other provisions (€17m) also appear in Maurel & Prom balance sheet;

•

Share warrants maturing on 31 December 2015, at the exercise price of €14.2 are also present. Their current market value is very low (€0.2m), due to their very short maturity and their very “out of the money” position.

The number of shares retained stand at 115,995,840 (i.e. 121,562,094 shares issues at 30 June 2015 + 56,840 free shares less 5,623,094 treasury shares). Given the very out-of-the-money character of dilutive instruments19, this figure has been considered in calculating the Maurel & Prom’s price per share.

3. Characteristics of MPI’s DCF to Firm assessment

a. MPI’s stake in Seplat

Seplat’s asset value

Seplat has 6 development licenses, five oil mining leases (OMLs) numbered 4, 38, 41, 53, 55 and an oil prospecting licence (OPL) 283, as well as contingent oil and gas resources. OMLs 4, 38 & 41 are in the development phase and their evaluation requires that a DCF be made, while the last two, the acquisition of which was finalised in February 2015, are recognised at their acquisition cost of $391m. This is a rather optimistic assumption considering the decline in values as a result of the fall in oil prices.

The determination of the price of the oil produced by Seplat resulted in the recognition of a $1 premium in relation to the price of brent in 2015, in accordance with the recommendations of DeGolyer and MacNaughton. The premium changes with inflation over the duration of the business plan. The price of gas is the subject of an agreement that provides for the supply of gas to two Nigerian factories at prices differentiated according to the level of production.

[19]	ORNANE’s are treated as debt. As already said, share warrants are recognised at their market value.

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OML 4, 38 & 41

The 2P gas and oil reserves of OMLs 4, 38 and 41 as audited by DeGolyer and MacNaughton stand at 1,660 bcf of gas, including 40% of P1 reserves, and 287 mmbl of oil, including 57% of P1 reserves. Since the independent oil expert’s report was published, Seplat’s management has adjusted the production profile of OMLs 4, 38 and 41, resulting in adjustments of +17% and +8% for 2P oil and gas reserves.

Management’s anticipated production profile provides for a sharp increase in the production of liquids and gas over the first years of development (maximum reached in 2017 for liquids and 2018 for gas), followed by a significant fall of the latter up until 2050.

Seplat announced a production target ranging from 32 to 36kboe/d (in WI) throughout 2015. Results published for the first half confirmed the possibility of hitting this target, with a production of 32.5 kboe/d, including 29.2 kboe/d for OMLs 4, 38 and 41.

The application of Seplat’s 45% working interest to these price and production expectations and the subtraction of a quota of loss on liquid production estimated at 10%, makes possible the deduction of Seplat’s revenue profile.

Once more, 2015 production and CAPEX were adjusted in order to only factor in the share allocated in the second half of the year, on the assumption that Seplat’s 2015 production is in the middle of the announced target range. The subtraction of royalties from Seplat’s revenue as well as the subtraction of development expenditure, investments as well as various taxes paid in Nigeria make it possible to arrive at free cash flow expectations. A strong increase in free cash flows is expected until 2019, except for 2017 that will be marked by the activation of various taxes payable in Nigeria of which Seplat is exempted before that year because of its pioneer status. The renewal of the status, which was granted for the 2013 to 2015 period, is ongoing for financials 2016 and 2017 and is a central renewal scenario for financial 2016 is retained.

While development is contractually possible after 2034 (assuming that the development license is renewed), the scenario retained is the discontinuation of the latter because of the generation of negative free cash flows after 2034.

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Contingent resources

OMLs 4, 38 & 41 also have 2C contingent resources, i.e., resources that have yet to obtain a marketing authorisation, evaluated by DeGolyer and MacNaughton at 195 bcf of gas and 139 mmbl of oil. The resources and CAPEX allocated them by the independent expert were added to the production profile and to the expenses of OMLs 4, 38 & 41 by applying them a 60% coefficient.

OPL 283

OPL 283 has 2P gas reserves evaluated by DeGolyer and MacNaughton at 200 bcf, including 44% of P1 reserves, and 23 mmbl oil reserves, including 38% of P1 reserves, after adjustment linked to production over the first six months of the year. Management made no adjustment to the production profile. Seplat’s working interest is 40% on this development and the level of royalties is 2.5% on liquids and 7% on gas. The valuation model is similar to the one used for OMLs 4, 38 & 41.

NPDC receivables

At 30 June 2015, Seplat had accumulated 504 million dollars in Nigerian Petroleum Development Company receivables (NPDC receivables), which is cooperating on the company’s different licenses. On 14 July 2015, Seplat signed an agreement with NPDC on the recovery of part of the outstanding amounts, through a mechanism making it possible for revenue from the sale of gas falling to NPDC to be allocated to Seplat. In the central modelling assumption a risk factor estimated at 50%, given that the agreement was signed very recently and NPDC’s financial difficulties, was recognised.

Adjustments for the switch from enterprise value to Seplat’s equity value

At 30 June 2015, Seplat’s balance sheet mentioned the existence of

•	debt amounting to $997m ($835m in the long term and $161m in the short term);

•	a cash balance of $109.62m;

•	minorities interests amounting to $9.218m;

•	contingent debts amounting to $29.198m corresponding to the fair value of additional prices to be paid for the acquisition of OPL 283 and OMLs 53 and 55;

•	loans granted by Seplat to the shareholders of Belemaoil (a holding that owns 40% of OML 55) during the acquisition of OML 55 amounting to $80m; and

•	the sum of $368m placed at the disposal of its subsidiary Newton Energy Limited in order to make an investment.

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b. Holding discount

MPI is a hydrocarbons exploration and production holding company. Unlike Maurel & Prom, MPI neither controls, manages nor operates its main industrial asset, Seplat, in which it has only a 21.76% stake. As such, the issue arises with respect to applying a holding discount to the intrinsic valuation of MPI (excluding cash), a valuation used as a benchmark in analysing the fairness of the proposed exchange. Holding discounts cover several elements: absence of control of the interest held when such interest is not a majority one, and as such the lack of significant influence over the partially-owned company, thereby generating possible agency costs, impossibility of a financial resources sharing policy (since the holding company has no access to the operational cash generated by a company in which it owns a stake), fiscal rubbings, management fees, risk on the liquidity of the asset held.

In the case in point, even after a merger between Maurel & Prom and MPI, these discount elements will remain topical. Several approaches can be used to understand the discount:

•	The historical approach (by observing the compared prices of Seplat and MPI);

•	Analogical approach by comparison with listed holding companies;

•	The coverage approach by establishing a put-option.

The calculations presented here seek to understand the discount in the value of assets owned, i.e., the value of

MPI’s stake in Seplat, on the understanding that the discount only applies to assets, and will not affect the value of MPI’s net cash flow in calculating the adjustment of the shift from the enterprise value to MPI’s equity value.

Historical approach.

Since Seplat has only been listed on the stock exchange since April 2014, prices were not observed over a long period. However, calculations that compare a 21.76% transparency value for Seplat adjusted for the other MPI’s assets (mainly Saint Aubin Energie, Cardinal and MPI’s net cash flow) highlight a high discount between this Seplat transparency value and Seplat’s 21.76% market value. On average, between April 2014 and June 2015, the discount is -50%, and was constantly beyond -15%. The calculations were stopped in late June 2015 because the apparent discount after that date was beyond -80%, or even close to -100% on certain dates in August 2015, which means the market assigned MPI’s stake in Seplat a virtually zero value (in other words, that MPI’s market capitalisation was barely higher than the amount of its net cash flow). This is an exceptional situation, and can probably be explained in part by the security situation in Nigeria and especially low oil prices.

30

Figure 5

Discount between Seplat’s 21.76% market value and its value by transparency in MPI, since

Seplat’s listing on the stock exchange20

Analogical approach by comparison with listed holding companies;

Estimates of the discount level to be applied were apprehended by observing the various discount levels of listed holding companies monitored by Associés en Finance. The calculation presented here takes into consideration the theoretical valuation in Trival of the stakes of the various holdings, after restating the calculations to factor in the debts of the various holdings. Accordingly, since the start of the year, the average holding discounts observed is -12% (from a sample of five values: Eurazeo, Wendel, FFP, GBL and Exor), an average that is similar to the one observed over the past three years. It should be noted that the discount observed is higher (-17%) on the assets of GBL, which, like MPI, has no operation control over the interests it holds.

[20]

Seplat’s 21.76% value by transparency in MPI is calculated as the difference between MPI’s market capitalisation on a given date and the value of its other assets (mainly the amount of MPI’s net cash flow and the SAE and Cardinal assets).

31

Figure 6

Average holding discount observed in the Trival over the past three years

The discount approach through coverage by establishing a put -option.

Another way to understand discount is to establish the fact that the sale of MPI’s stake in Seplat could lead to an inflow of Seplat securities that the market may not be able to absorb without an impact on the price. As a matter of fact, the calculations on the liquidity of the Seplat security (cf. page 41) show that based on transactions on this share, it is impossible to negotiate more than €0.4m per day without making the price to lose more than 1% (a notion assumed further down in the document under the title “absorbable amounts”). Under such conditions, unless pressure is exerted on the price, the time necessary for MPI to sell its 21.76% stake in Seplat would be 1.28 years.

This is apprehended by the establishment of a theoretical put-option based on the price of Seplat the maturity of which would be equal to this time, there be providing guarantee against a share price drop.

Based on a price of £7.125 per Seplat share at 27 August 2015 (price used as the put-option exercise price), a zero risk-free rate (with current one- or two-year rates being close to zero) and a 46% Seplat annualised volatility since the start of its listing, the put-option value thus calculated using the Black Scholes method stands at £1.459, or 20% of the value of the Seplat share.

The various analyses highlight a spectre of discounts: -12% by reference to holding companies monitored by in Trival, -20% according to the put-option hedging method, and -50% on average by comparison between MPI’s market value and Seplat’s (in a -15% to -80% range). The ratios considered are thus calculated with a range that is sensitive to this parameter by retaining a central value of -15% (and a discount range varying between 0% and -30%). We are not directly considering the highest ranges arising from the above calculation, which in part are already reflected by the calculation of the implicit ratio derived from listed prices.

32

In return for the inclusion of a -15% median holding discount and unlike the calculations on Maurel & Prom, overheads are not deducted from MPI’s asset value because the existence of a holding discount with respect to underlying assets is in part linked to the existence of such overheads which thus should not be recorded twice. For reference, capitalising MPI’s overheads would mean reducing the value of company’s asset value by an amount equivalent to a 7% discount.

c. Other MPI assets

Cardinal

Maurel & Prom invested in Nigerian drilling company Cardinal purchasing 40 % of the company’s capital for 6 million euros in September 2013. The losses recorded since then by Cardinal have completely wiped out its value in MPI’s balance sheet at 30 June 2015. Consequently, a zero value has been recognised for Cardinal.

Saint Aubin Energie

MPI has a 2/3 stake in Saint-Aubin Energie that does not belong to Maurel & Prom. As with Maurel & Prom, Saint Aubin Energie is recognised at the total value of MPI’s investment in the asset.

d.	Adjustments for the switch from enterprise value to MPI’s equity value and number of shares considered for MPI

MPI’s consolidated accounts at 30 June 2015 post a net cash flow of €222.3m and non-current provisions of €153k.

The number of shares retained in the valuation is 110,774,323 (i.e., 115,336,534 shares issued at 30 June 2005 + 75,000 performance shares less 4,569,711 treasury shares).

4. Calculation of the ratio in a central assumption and sensitivity of the ratio

The work on valuation using the DCF to Firm method presented above result in a central ratio of 1.5 MPI shares for one Maurel & Prom share.

Associés en Finance carried out sensitivity work on several parameters including anticipated oil price, holding discount level, level of euro to dollar parity (given that two company’s borrowings and cash denominated in foreign currency are different, as are their assets), percentage of recovery of NPDC receivables by Seplat. Equally added is sensitivity to a change in the value of OMLs 53 and 55 acquired by Seplat at the beginning of the year, and recognised in the valuation at their acquisition value, while the drop in the price of oil since then could result in a drop in the valuation (simulated here at -20%).

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The level of exchange parity between both companies is primarily sensitive to barrel pricing assumptions, given the differences in assets previously described, as shown in Figure 7.

Figure 7

Implied exchange parity from valuation by DCF to firm and sensitivities

B. Discounted future cash flow method – DCF to Equity

Valuation by DCF to Equity allows shareholder equity values for Maurel & Prom and MPI to be determined directly from cash flows available to shareholders, based on FCF to the firm. The advantage here is being able to directly measure the effect that the difference in financial structures between the Maurel & Prom and the MPI groups has on flows available to shareholders, the former being indebted and the latter cash-positive.

1. Features of DCF to Equity valuation of Maurel & Prom

The FCF available to shareholders is calculated from the sum of the FCF to the Firm in Gabon and in Tanzania, general and administrative expenses related to the head office, and the interest on net debt after tax benefits. In the short term, it is assumed no flows are allocated to shareholders. From 2020, flows available to shareholders will be set subject to a target leverage for the company, in line with the method that Associés en Finance uses in TRIVAL®. This target leverage is set at 20%. The shareholder flows determined are discounted at Maurel & Prom shareholder equity cost. This is established based on the economic risk and the sectoral beta used to calculate

34

capital cost, plus a financial risk of 4, measured on a scale of 1 to 5.21 This financial risk is determined in line with the target leverage mentioned earlier. This financial risk score is also in line with Egan-Jones’ indebtedness rating of Maurel & Prom. Table details the calculation of the cost of Maurel & Prom shareholder equity.

Table 10

Calculation of cost of Maurel & Prom shareholder equity

	Relative risk ratio (1)	Risk premium (2)	Illiquidity coefficient (3)	Illiquidity premium (4)	Original intercept (5)	Cost of equity (1)*(2)+(3)*(4)+(5)
Maurel & Prom	1.65	6.24	1.31	1.72	-0.92	11.62

2. Features of DCF to Equity valuation of MPI

In the absence of any significant assets fully consolidated by MPI, the MPI modelling using DCF to Equity corresponds to a proportional approach to the company, reflecting a theoretical economic view of MPI’s business. The FCF available to shareholders is calculated based on the sum of FCF to the Firm generated by OMLs 4, 38 & 41 (including their associated resources and the recovery of NPDC debts) and by OPL 283, where the percentage MPI holding in Seplat (21.78%) is applied, less general and administrative expenses, plus the return on MPI’s proportional net cash after tax. MPI proportional net cash is calculated based on MPI’s net cash, less the percentage of MPI’s indirect holding in Seplat net debt. For the first five years, a rate of distribution to shareholders is determined in order to reflect company policy. From 2020, flows available to shareholders will be set subject to a target leverage for the company, in accordance with the methods used by Associés en Finance in its TRIVAL® valuation model. This target leverage is set at 0%. The shareholder flows determined are discounted at MPI shareholder equity cost. This is established based on the economic risk and the sectoral beta used to calculate capital cost, plus a financial risk of 2, measured on a scale of 1 to 5, again in line with the company’s financial structure and the size of its assets.

Table 11

Calculation of cost of MPI shareholder equity

	Relative risk ratio (1)	Risk premium (2)	Illiquidity coefficient (3)	Illiquidity premium (4)	Original intercept (5)	Cost of equity (1)*(2)+(3)*(4)+(5)
MPI	1.44	6.24	1.54	1.72	-0.92	10.71

[21]

This financial risk resembles a rating from a credit rating agency. It is calculated based on classic ratios for measuring company financial structure (hedging of financial costs by operating income, number of years’ worth of cash in debt, ratio of financial debt to market capitalisation, size and turnover of assets). The calculation is automatic based on flows forecasted for the companies.

35

3. Calculation of exchange parity using DCF to equity

Valuations using the DCF to Equity method shown above deliver a middle parity of 1.5 between the Maurel & Prom share value and that of MPI, in line with the previous approach using DCF to firm. In this model, no holding discount is taken into consideration.

Associés en Finance also conducted sensitivity testing on exchange parity derived from applying this DCF to equity model. The results22 lie in the range of exchange parities shown for the DCF to firm model. (Figure 8).

Figure 8

Implied parity from various valuations and sensitivities

[22]

The implied exchange parities from this model are a little less sensitive than those shown for the DCF to Firm model. In particular, the exchange parity shows little sensitivity in this case to the euro dollar exchange rates adopted.

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C. Method for analysing exchange parity by share price

MPI and Maurel & Prom are listed on the Paris stock exchange (since the end of 2011 in MPI’s case). The companies have encountered different experiences on the stock exchange.

1. Price change

Since summer 2014, the Maurel & Prom share price has been continually falling as has the price of oil. At the time the merger was announced, on 27 August, the share price stood at €4.69, as shown in Figure 9. At the end of September 2015, Maurel & Prom shares reached an historic low of €3.31. On 12 October 2015, the Maurel & Prom share price stood at €4.23.

Figure 9

Change in Maurel & Prom price and daily transaction volumes since end of 201123

The MPI stock has been rising since summer 2012, after it was announced that the ECB was resolved to guarantee monetary cohesion in the eurozone, and then to support business in the eurozone. When Seplat was listed, the MPI price soared in March 2014 and reached its maximum price level of €5 on 28 March 2014. Since November 2014, the price fell back below €4 and has not regained this level in the interim. On 12 October 2015, the MPI price stood at €2.67.

[23]	Source: Bloomberg

37

Figure 10

Change in MPI price and daily transaction volumes since end 201124

2. Price sensitivity

As illustrated by Figure 37, the Maurel & Prom share price correlates strongly with the oil price, which fell from an average price of €99 over the course of 2014 to an average price of €55.2 since the beginning of the year (as at 30 September 2015) (based here on Brent barrel price). MPI is exposed to change in oil prices through its interest in Seplat, but is far less sensitive than Maurel & Prom, given the makeup of Seplat’s assets on the one hand and on the other, primarily due to its positive net cash situation.

Figure 3

Change in Maurel & Prom, MPI and Brent price since end 2011, in base 100 25

[24]	Source: Bloomberg
[25]	Source: Bloomberg

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Seplat, MPI’s main interest, is listed on the London and the Lagos stock exchanges since 14 April 2014. Since it was listed, the Seplat share has lost over 65% of its value, as shown in Figure 12. Currently, its stock market price is lower than its capital at book value. Seplat’s market capitalisation went from €1,409 million to €561 million between its listing and the end of August 2015 compared with shareholder equity holding steady at €1,263 million (1.11 US dollars per euro), at the end of June 2015. Figure 13 represents the change in SEPLAT and rebased MPI prices for one year. Both stocks underperformed over the period, but MPI is holding up better than Seplat, which is more indebted and exposed to oil prices.

Figure 42

Change in Seplat price since listing in April 201426

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Figure 13

Change in rebased Seplat and MPI prices over one year 27

3. Share liquidity

Maurel & Prom is a member of the SBF 120 index, and MPI belongs to the SBF 250 index. Table and Table show the volume of shares traded for Maurel & Prom and MPI respectively. The daily volumes of Maurel & Prom shares traded represent 0.38% of average capital over one year (0.57% of float). Daily volumes are three times higher on average for Maurel & Prom shares than for MPI shares.

Table 12

Volumes of Maurel & Prom shares traded28

Date	Weighted average price (€)	Market capitalisation (€m)	Average of shares traded / day (‘000)	/ total shares (%)	/ total float (%)	Cumulative shares traded (‘000)	/ total shares (%)	/ total float (%)	Cumulative shares traded in euros (‘000)
27/08/15	4,59	557	909	0,75%	1,12%	909	0,75%	1,12%	4 169
Last month	5,09	619	714	0,59%	0,88%	16 427	13,51%	20,20%	81 623
Last 3 months	6,16	749	509	0,42%	0,63%	33 621	27,66%	41,34%	197 634
Last 6 months	6,90	839	521	0,43%	0,64%	65 642	54,00%	80,72%	442 501
Last 12 months	7,92	963	465	0,38%	0,57%	118 463	97,45%	145,67%	884 399
Last 24 months	9,94	1208	357	0,29%	0,44%	182 082	149,79%	223,89%	1 646 047
Higher 12 months	11,91€	1447,3M€
Lower 12 months	4,31€	524,5 M€

[27]	Source: Bloomberg
[28]	Source: Bloomberg

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Table 13

Volumes of MPI shares traded29

Date	Weighted average price (€)	Market capitalisation (€m)	Average of shares traded / day (‘000)	/ total shares (%)	/ total float (%)	Cumulative shares traded (‘000)	/ total shares (%)	/ total float (%)	Cumulative shares traded in euros (‘000)
27/08/15	2,45	283	289	0,25%	0,37%	289	0,25%	0,37%	708
Last month	2,47	285	139	0,12%	0,18%	3 206	2,78%	4,15%	7 832
Last 3 months	2,73	315	136	0,12%	0,18%	8 952	7,76%	11,59%	24 369
Last 6 months	3,05	352	164	0,14%	0,21%	20 631	17,89%	26,70%	64 420
Last 12 months	3,19	368	172	0,15%	0,22%	43 969	38,12%	56,90%	139 865
Last 24 months	3,42	394	247	0,21%	0,32%	126 175	109,40%	163,28%	449 750
Higher 12 months	4,30	496
Lower 12 months	2,29	264

Erreur ! Source du renvoi introuvable. shows the absorbable amounts for MPI and Maurel & Prom and the illiquidity coefficients for both these shares calculated according to the principles of Associés en Finance’s TRIVAL® model30, compared with other companies in the oil and oil-related sector. The TRIVAL sample covers companies of various sizes, and specifically includes most of the largest companies listed in the eurozone and on western stock markets, which explains why both Maurel & Prom and MPI shares show lower liquidity than the average for the sample tracked31. However, they do appear more liquid than many of the companies tracked in TRIVAL (for information, illiquidity coefficients in TRIVAL ranged from 0.57 for Apple to 2.42 for the Groupe Flo international restaurant chain, whose float stood at €27.1 million on 27 August). On this basis, the liquidity of Maurel & Prom and MPI shares on the stock market is correct, and their prices are therefore relevant for analysing the proposed merger exchange parity.

Table 14

Absorbable amounts for MPI, Maurel & Prom and Seplat compared with other companies in the same sector32

	Transactions in €m	Absorbable amount (€m)	Float in €m	Illiquidity coefficient
MPI	0.3	0.1	173	1.54
Bourbon	0.8	0.2	409	1.27
Maurel & Prom	3.1	0.9	353	1.31
SEPLAT	0.3	0.4	103	1.59
CGG	11	2.3	582	1.13
OMV	10.3	4.2	3237	0.94
Statoil	67.1	20.5	12696	0.81
Total	298.4	125	89065	0.68

[29]	Source: Bloomberg
[30]	Details on the calculation of illiquidity coefficients in TRIVAL are shown in Appendix C. The data shown here is for the end of August 2015.
[31]	This translates to an illiquidity coefficient above 1. The largest companies have a illiquidity coefficient below 1; Total, for instance, has a coefficient of 0.68.
[32]	Source: Bloomberg and calculations performed by Associés en Finance on 31 August 2015

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4. Analysis of price parity between MPI and Maurel & Prom

Since MPI was listed, parity has been changing in its favour, as a result of the respective change in both companies’ prices and their different sensitivity to oil price. It has changed from 6.2x on average over 2012 to 2.3x on average over 2015 (Figure 14), before the extraordinary dividend to be paid to MPI shareholders in the context of a proposed merger.

Figure 14

Yearly averages for implied parities between both shares since MPI’s listing

Figure 15 shows the change in implied parities from MPI and Maurel & Prom prices over the last 12 months as at 27 August 2015, but factoring in the effect of MPI paying an extraordinary dividend of €0.45, planned as part of the proposed merger. Following the announcement of the proposed merger on 27 August 2015, after close of trading, implied parity aligned with the announcements made at that time, ranging between 1.8 and 2 and averaging 1.98.

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Figure 5

Implied and average parities between MPI and Maurel & Prom prices over 1 month, 3 months and

1 year (adjusted for MPI extraordinary dividend of €0.45)33

The Table and

Table compare the premium offered to MPI shareholders based on both stock prices calculated over different periods. The first reflects the premium arising from the initial announcement of an exchange parity of 2 MPI (post dividend) shares for 1 Maurel & Prom share, whereas the second highlights the premium compared with the revised exchange parity of 1.75 MPI (post dividend) shares per Maurel & Prom share. In both cases, calculations closed on 27 August 2015, prior to the concentration of both groups being announced, as both stock prices were then linked by virtue of the proposed merger.

Table 15

Premium offered by initial exchange parity compared with implied premium calculated over different periods34

on 27 August 2015	M&P [1]	MPI after exceptional dividend payment I [2]	Ratio after payment of a 0.€0.45 dividend by MPI [3]	Exchange value of M&P shares conrresponding to the exchange ratio [4]=[1]*0.5	Premium/ discount offered MPI shareholders [5]=[4]/[2)-1
Volume-weighted average price	4.59	2.00	2.3x	2.29	14%
1-month average	5.09	2.02	2.5x	2.54	26%
3-month average	6.16	2.28	2.7x	3.08	35%
6-month average	6.90	2.60	2.7x	3.45	33%
1-year average	7.92	2.74	2.9x	3.96	45%

[33]	Source: Bloomberg
[34]	Source: Bloomberg

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Table 16

Premium offered by revised exchange parity compared with implied premium calculated over different periods35

on 27 August 2015	M&P [1]	MPI after exceptional dividend payment I [2]	Ratio after payment of a 0.€0.45 dividend by MPI [3]	Exchange value of M&P shares conrresponding to the exchange ratio [4]=[1]*0.571	Premium/discount offered MPI shareholders [5]=[4]/[2]-1
Volume-weighted average price	4.59	2.00	2.3x	2.62	31%
1-month average	5.09	2.02	2.5x	2.91	44%
3-month average	6.16	2.28	2.7x	3.52	54%
6-month average	6.90	2.60	2.7x	3.94	52%
1-year average	7.92	2.74	2.9x	4.53	65%

The revised exchange parity of 1.75 thus indicates a premium of 31% compared with share prices quoted just before the operation was announced (implied parity as quoted amounting to 2.3 MPI shares per Maurel & Prom share as at 27 August). The premium amounts to +44% and +54% over 1-month and 3-month average prices respectively. Lastly, over a longer period, this premium increases, rising to 65% over a one year average price.

Another approach based indirectly on prices is shown below: this consists of assessing MPI’s market value based on the market value of its interest in Seplat. As shown earlier, MPI could not directly sell its interest in Seplat on the market directly without incurring a discount (linked to downward pressure on Seplat securities that would entail selling them). This discount is evaluated here using the put method previously described, which consists of implementing hedging on the value of Seplat recorded at a given time, for as long as theoretically necessary to sell the securities on the market. The discount resulting from this calculation is estimated at 20%.

Table 17

Implied premium from revised exchange parity calculated over different periods,

taking into account transparent Seplat value discounted for put36

on 27 August 2015	M&P [1]	MPI after exceptional dividend payment, with Seplat’s value discounted in relation to the put-option [2]	Ratio after payment of a 0.€0.45 dividend by MPI [3]	Exchange value of M&P shares corresponding to the exchange ratio [4]=[1]*0.571	Premium/discount offered MPI shareholders [5]=[4]/[2)-1
Volume-weighted average price	4.59	2.69	1.7x	2.62	-2%
1-month average	5.09	2.95	1.7x	2.91	-1%
3-month average	6.16	3.14	1.9x	3.52	12%
6-month average	6.90	3.36	2.0x	3.94	17%
1-year average	7.92	3.52	2.2x	4.53	29%

The transparent value of 21.76% for Seplat, discounted by 20% (corresponding to purchasing the put) and adjusted by the other MPI asset items (mainly Saint-Aubin Energie, Cardinal, and MPI’s net cash), shows a slight discount at the time when the operation was announced adopting an exchange parity of 1.75x. In this calculation, the revised exchange parity of 1.75x shows a premium of 12% and 29% on the calculations based on data on average prices between 3 months and one year.

[35]	Source: Bloomberg
[36]	Source: Bloomberg

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VII. Conclusion

The proposed merger requires confirmation by the French Financial Markets Authority (Autorité des Marchés Financiers – AMF) that the merger will not legally oblige Pacifico to file a compulsory buyout offer for both Maurel & Prom and MPI shares pursuant to Article 236-6 of the AMF General Regulations.

The proposed merger operation is occurring at a particular juncture in the markets, characterised by an especially low oil price, and in circumstances where all commodity markets are impacted by the slowdown of growth in China and the emerging countries. Oil prices are currently at levels equivalent to the barrel price encountered at the end of 2008 and early 2009, at the height of the financial and economic crisis

As both Maurel & Prom and MPI are variously sensitive to this parameter, any change up or down in oil price has a significant impact on valuation, reflected in fluctuations in the comparison of both share prices. Any rise in oil price prompts an increase in the valuation of Maurel & Prom compared with that of MPI, while any drop in oil price prompts a reduction. From this standpoint, the proposed merger is not happening at a favourable juncture for Maurel & Prom shareholders.

In this particularly volatile setting and with oil prices at a low, the parities derived from discounted forecast cash flow are themselves volatile and extremely sensitive to assumptions made regarding this parameter. This explains why the valuation work undertaken shows a wide range of parities within results based on discounted forecast cash flow (net asset value revalued according to operational outlook for the various assets). On the basis of forward curves on the average oil price for the last three months, implied exchange parity comes in as a middle value of 1.5, within a range of 1.2 to 1.9 MPI shares per Maurel & Prom share under various barrel oil pricing assumptions.

The method of discounted forecast cash flow available to shareholders (DCF to equity), which provides a clearer view of the influence of both companies’ financial structures on merger exchange parity, supports this middle parity of 1.5 MPI shares per Maurel & Prom share.

Given that both securities have satisfactory liquidity on the stock market, albeit more so Maurel & Prom than MPI, the listed prices do represent a valuation benchmark for assessing the proposed exchange parity. The implied parity from comparing the listed prices for Maurel & Prom and for MPI comes in at between 2.3 MPI shares per Maurel & Prom share (weighted average price at 27 August 2015) and 2.8 MPI shares per Maurel & Prom share (weighted average price over 1 year).

Figure 16 summarises the parities identified from work conducted by Associés en Finance.

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Figure 16

Summary of parity from work conducted by Associés en Finance

The merger will offer MPI’s current shareholders increased liquidity and allow them to invest in a junior oil concern that is geographically more diversified and operates some oil fields directly.

The initial exchange parity set at 2 MPI shares (post dividend of €0.45) per Maurel & Prom share was revised to 1.75 MPI shares after taking the latest market data and specific events affecting Maurel & Prom into consideration. This lies within the range of implied parities described above (1.5 as middle value using the DCF methods, 2.3 on the basis of the latest listed prices prior to the announcement), and specifically falls within the range given by discounted forecast cash flow methods.

Our valuation work and all the above considerations lead us to conclude that the proposed merger exchange parity of 1.75 MPI shares per Maurel & Prom share is fair.

Bertrand Jacquillat	Arnaud Jacquillat	Catherine Meyer

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Appendix A: Presentation of the expert

Associés en Finance and Détroyat Associés announced their merger in December 201437 .Associés en Finance, which was founded in 1979, specialises in financial analysis and valuation. Its co-founder Bertrand Jacquillat participated in the development of various financial valuation and calculation techniques that are now used throughout the financial community. Détroyat Associés, which was founded in 1968 by Jean-Michel Détroyat, was one of the first independent financial analysis and consulting firms in France.

The merger between the two companies created France’s only independent valuation and consulting firm specialising in finance, with a reputation for in-depth knowledge of the financial markets, expertise in financial modelling and high quality standards. The new entity is staffed by a team of around 25, making it one of the biggest and most qualified firms on the Paris market.

One of the assets of Associés en Finance lies in its Trival® valuation model, which monitors more than 500 listed companies and can be used to estimate market premiums, risk premiums and liquidity premiums and to calculate the cost of financing resources for the market as a whole as well as for individual companies. The market premiums calculated by Trival® are a reference for many valuation and consulting experts outside Associés en Finance. The model is also a powerful analysis tool that can be used to value unlisted assets or companies. Associés en Finance monitors numerous groups of companies from the energy sector via its valuation model, as a result of which it has developed unique knowledge of this industry as opposed to other independent consulting firms.

Before and after their merger, Associés en Finance and Détroyat Associés carried out numerous consulting assignments and acted as independent expert on multiple transactions, issuing more than 200 fairness opinions. Associés en Finance/Détroyat Associés have recently acted as independent experts for the following transactions involving shares listed on a regulated market over the last twelve months:

Date	Target	Initiating company	Presenting bank(s)	Type of offer
July 2015	Serma	Financière Ampère Galilée	Invest Securities	OPAS (simplified public offer)

June 2015	Société d’Edition de Canal+	Vivendi	CM-CIC Sec./Credit Agricole CIB	OPA (public offer)

November 2014	Nexeya	Nexeya Invest	Natixis	OPR-RO (repurchase offer followed by a mandatory repurchase offer)

October 2014	Cameleon Software	Pros Holdings	Bryan Garnier & Co	OPAS (simplified public offer)

September 2014	Club Mediterranée	Global Resort	Lazard Frères/Unicredit Bank AG	OPA (public offer)

September 2014	Orosdi	CEREP Investment France	Oddo Corporate Finance	OPR (repurchase offer)

September 2014	Alphamos	DMS	Rochefort & Associés	capital increase

July 2014	Carrefour Property Developpement	CRPF 13	Natixis	OPR (repurchase offer)

Associés en Finance is not a member of either of the professional associations authorised by the AMF pursuant to article 263-1 of the AMF General Regulations. The expertise and experience of Associés en Finance in the field of financial analysis and valuation and the internal procedures it has implemented stand as a guarantee of its exacting and independent quality control, a prerequisite for this type of work.

[37]	Associés en Finance and Détroyat Associés merged at the end of 2014 to form Associés en Finance, Jacquillat et Détroyat Associés. The company trades under the name Associés en Finance.

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Remuneration

The fixed fee (not conditional upon the outcome of the planned merger) for the assignment is EUR 180,000 before tax.

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Appendix B: Details on conducting the assignment

The schedule of work covered the following areas:

•	Analysis of annual reports and half-year reports for Maurel & Prom, MPI and Seplat and presentation material from the various entities;

•	Analysis of broker scores (on Seplat, MPI and Maurel & Prom);

•	Study of assessments conducted by BNP Paribas, Maurel & Prom’s advisory bank;

•	Study of report on oil costs as at 31 December 2014 for the Ezanga permit;

•	Study of the exploration and production-sharing contract between the State of Gabon and Maurel & Prom Gabon;

•	Study of Tanzania production contract;

•	Study of the DeGolyer and MacNaughton report on Maurel & Prom reserves in Gabon;

•	Study of the DeGolyer and MacNaughton report on Seplat reserves in Nigeria;

•	Study of the RPS Energy report on Maurel & Prom reserves in Tanzania;

•	Analysis of Maurel & Prom revised business plan;

•	Analysis of Seplat revised business plan;

•	Analysis of Maurel & Prom’s 2014 and current year budgets for Ezanga and relevant discussions with management;

•	Study of a market study on the gas market in Tanzania (Challenge Energy/DLA Piper);

•	Analysis of Mnazi Bay recovery costs;

•	Study of summary sheet on stock-tank oil initially in place (STOOIP) & estimated Niembi field reserves;

•	Study of crude supply plan to SOGARA – 2015;

•	Study of presentation on Maurel & Prom business in Gabon ;

•	Analysis of Caroil business plan;

•	Study of price differential between Brent and Rabi light between January 2013 and September 2015 ;

•	Analysis of covenants in Maurel & Prom credit facilities;

•	Analysis of correspondence regarding the approval of amendments to the covenants for Maurel & Prom’s Revolving Credit Facility ( RCF);

•	Study of MPI minority interests or meetings with same;

•	Study of transactions on MPI, Maurel & Prom and Seplat securities;

•	Study of potential dilutive instruments;

•	Company assessment using a multi-criteria approach;

•	Meetings with the management of Maurel & Prom and of MPI management and with BNP Paribas teams;

•	Meetings with the MPI ad hoc committee;

•	Analysis of Maurel & Prom, MPI and Seplat share prices;

•	Analysis of consequences of force majeure in Gabon;

•	Analysis of recent transactions on companies in the sector;

•	Study/assessment of corrective elements supporting the transition from company value to shareholder equity;

•	Analysis of implied parity resulting from assessment work;

•	Drafting of independent expert report;

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•	Presentation of work to ad hoc committee.

In addition, the Associés en Finance database (TRIVAL®) or external databases (Bloomberg, S&P Capital IQ) were used in the context of this statement.

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Appendix C

In-depth presentation of TRIVAL® model

The Associés en Finance TRIVAL® assessment model can measure change in financial market valuation parameters (risk and liquidity risk premiums, market premiums, interest rates, borrower spread). TRIVAL® represents an extension of the previous Capital Market Line model, used between 1977 and 2001.

1. TRIVAL®, a shareholder equity cost model

The valuation of a company on the financial market results from two factors:

•	forecast flows or medium- and long-term free cash flows, which are dependent on levels of margin, growth, capital intensity in the relevant business, and target financial structure;

•	the investor’s required rate of return, itself dependent upon the anticipated level of risk in the economic entity valued and the liquidity of its securities on the stock market.

TRIVAL® is a financial assets equilibrium model. Institutional managers use it to help them in both portfolio allocation by major asset class (bonds, shares, low-risk or risky securities, liquid or illiquid securities, etc.) and the selection of individual securities. It is also used by various assessors in the context of market operations or business consolidation. TRIVAL’s distinguishing feature is that of taking liquidity into account alongside the two ‘classic’ parameters of profitability and anticipated risk. It constitutes a benchmark as regards profitability expected on the equity market, and corresponding market premiums.

The TRIVAL® universe

The model can accommodate 500 companies within a single sample: approximately 360 eurozone companies and 150 non-eurozone companies (mainly North American or European non-eurozone majors) of various sizes, with float ranging from €30 million at the lowest to a high of €660 billion (maximum float within eurozone companies is approximately €165 billion ).

Market parameters are calculated from a subsample of eurozone stocks and updated on a daily basis.

Anticipated rate of return: discounted cash surpluses available to shareholders

Anticipated profitability is based on calculating the cash surpluses available to shareholders, based on development plans devised by Associés en Finance financial analysts. Used by all assessors, this method allows for incorporating dividends as well as share repurchases in the distribution of flows. These cash surpluses are determined by balance sheet simulation, taking into account requirements for investment and a normative financial structure. This is connected to volatility in the value of financed assets, which governs the relative level of confidence among lenders. Cost of debt comprises a central rate adjusted by a rate differential in line with the company’s rating and the spread shown on the market.

The simulation model comprises three periods. The first aims at shifting from the current debt structure to the target structure, given the capacity for internal and external business growth shown by the company under consideration. The second brings profitability variables for the relevant group into line with average values for the business sector.

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The third brings all sectors into line in order to pinpoint economic rent closure and to complete the simulation by aligning the final value on the book value of residual shareholder equity.

The model takes account of over 20 variables per company. It is primarily aimed at highlighting underlying deltas in business growth, profitability and use of permanent capital between companies that are customers, in direct competition, and so on.

The flows available to investors are calculated after settlement of corporation tax, financial charges, debt flows, repayments or new loans. The anticipated rate of return from this calculation is thus a rate of return expected from shareholder equity at market value after corporation tax but before shareholders’ tax.

From economic asset to listed financial asset

Microeconomic simulations on a portfolio of industrial assets do not always correspond to the financial and legal reality surrounding the listed financial asset. An initial adjustment consists of taking into account minority interests, interests, holdings that are not fully consolidated, and latent capital gains and capital losses on financial assets. A second adjustment consists of taking into account various securities at ‘group share’ level (ordinary shares, preference shares) and adopting a standardised number of shares.

The anticipated rate of return is the discount rate, which matches the sum of the current value for forecast flows and of the adjustments regarding the consolidated financial statements mentioned in the previous paragraph to the market capitalisation. This is therefore a rate showing the return expected on shareholder equity expressed as market value after corporation tax but before shareholders’ tax.

Anticipated risk

A particular feature of the models devised by Associés en Finance is that they refer to an anticipated risk rather than to a beta coefficient calculated ex post based on market prices. The latter do suffer from unconvincing correlation coefficients, which lead them to be unstable and limit their significance.

Anticipated risk is the result of combining a forecasting risk, a financial risk and a sectoral risk.

The forecasting risk corresponds to the level of confidence with which the analyst can make projections for the future. The forecasting risk is the external perception of all factors of variability in profits, whether internal to the business (products, strategy, quality of management, quality of information) or to its environment (competition in the sector, degree of regulation). It incorporates a qualitative score particular to the Associés en Finance analysis bureau, which represents a synthesis of 12 criteria for assessing the strengths and weaknesses of the company in question. It is directly linked to the variability anticipated in the relevant share price’s fluctuation in relation to changes in the economic environment or ‘surprises’ in results. The forecasting risk ranges over a scale or 1 to 9, with a median score of 5.

The financial risk resembles ratings from the financial ratings agencies. Financial risk, which ranges over a scale rising from 1 to 5 (where 3 is the median score), measures the robustness of the financial structure and the company’s capacity to meet its financial commitments in the context of its development scenario. On the basis of forecast flows devised by Associés en Finance, it takes account of the company’s financial structure (debt to company value), asset size and volatility, hedging of financial expenses by operations, and debt in number of years’ cash flow.

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The sectoral risk corresponds to market beta for the sector index to which the company under study belongs.

Liquidity

In the model, it is valued using structural liquidity, namely float, as is now the case in the weighting of major stock market indices, and cyclical liquidity. The coefficient applied to liquidity is standardised at one.

Structural liquidity is expressed by the ratio of the antilog of a listed group’s float to the average of the antilog of float for each of the companies in the sample.

Cyclical liquidity is shown by the antilog of the amount of capital negotiable for a 1% price fluctuation.

Companies are ranked in descending order of liquidity – or ascending order of illiquidity – to display a positive trend line as in the case of the risk premium. Highly liquid stock has an illiquidity coefficient below 1, while illiquid stock has an illiquidity coefficient above 1.

Including the liquidity factor in TRIVAL for valuing financial assets makes a significant contribution. Indeed, independence between risk and liquidity is generally to be seen, that is to say that risk is invariant per liquidity subsample, and that liquidity is also invariant per risk subsample.

The regression between the resulting actuarial rates and both relative risk and relative illiquidity attributes determines the rate of return usually required for this company, given the level of operational risk and the size of the entity. This is the cost of shareholder equity.

The parameters generated by this regression are the risk premium, illiquidity premium and a residual. Taking liquidity into consideration helps to explain the valuations more clearly, since the coefficient of determination (R2) for double regression is generally above 65% (currently 75%).

2. TRIVAL WACC plan: a model for direct estimation of average cost of capital

Based on the data previously calculated for each of the companies tracked and for the whole equity market, it is possible to calculate the weighted average cost of capital (WACC).

The traditional approach here consists of calculating the weighted average cost of capital based on the respective proportions of capital and debt compared with the total capital employed as market value (company value = adjusted market capitalisation + debt). The results from this method are quite sensitive to the weighting given to financing by debt and by shareholder equity respectively.

For this reason, Associés en Finance has developed a method for directly estimating the average cost of capital: based on the forecast flows for each company determined using the method described above, it is possible to calculate WACC directly.

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In practice, based on flow projections in TRIVAL, regression is applied to:

•	the actuarial rates from comparing cash-flows (before financial charges and after taxes are deducted) to company value (adjusted market capitalisation and debt);

•

the attributes of both operational risk (at medium financial risk) and amount of assets implemented. Operational risk is calculated according to the method shown in paragraph 1, save for the fact the financial risk score is held at the median score of 3 (the calculation is initially neutral vis-à-vis the financial structure: this is to establish a theoretical company value prior to considering the financial structure) and that the resulting risks are standardised on an average of 1.0.The amount of assets implemented is calculated based on the company value (adjusted market capitalisation plus debt).

All calculations for the WACC plan are performed excluding banking stock.

The regression between the actuarial rates obtained and both operational risk and asset size attributes, directly derived from the elements used to determine shareholder equity cost (see paragraph 1), determines the rate of return normally required for this company, given the level of operational risk and the size of the entity. This is the weighted average cost of capital (WACC).

The parameters derived from this regression are the operational risk premium, the size premium and the plan ordinate. The coefficient of determination (R2) for double regression is currently 70%.

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